                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  |X|

Filed by a party other than the Registrant  | |

Check the appropriate box:

| | Preliminary Proxy Statement      | | Confidential, for Use of the Commission
                                     Only (as permitted by Rule 14a-6(e)(2))

|X| Definitive Proxy Statement

| | Definitive Additional Materials

| | Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AU BON PAIN CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

| | No fee required.

|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

    CLASS A COMMON STOCK AND CLASS B COMMON STOCK

(2) Aggregate number of securities to which transaction applies:

    Class A Common Stock (10,518,213 shares as of 1/11/99); Class B Common Stock (1,557,658 shares as of 1/11/99)

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

    Value of Transaction: $73,000,000, based upon the stated purchase price in the Stock Purchase Agreement dated August 12, 1998, as amended on October 28, 1998.

(4) Proposed maximum aggregate value of transaction:

    $73,000,000  (See line 3 above).

(5) Total fee paid:

    $14,600, per Exchange Act Rule 0-11(C) (2).

|X| Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                              AU BON PAIN CO., INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     MONDAY, FEBRUARY 22, 1999 -- 2:00 P.M.

     You are hereby notified that a Special Meeting of Stockholders of Au Bon Pain Co., Inc. (the "Company") will be held on Monday, February 22, 1999 at 2:00 P.M., at BankBoston, 100 Federal Street, Boston, Massachusetts, to consider and act upon the following matters:

     1. To consider the approval of: (1) the terms and conditions of the Stock Purchase Agreement, as amended and supplemented, by and among the Company, ABP Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("ABPH"), and ABP Corporation, a Delaware Corporation and an affiliate of Bruckmann, Rosser, Sherrill and Co., L.P. (the "Buyer") which contemplates (a) the transfer, in the aggregate, from the Company to ABPH and a new Delaware corporation to be formed as a wholly owned subsidiary of the Company ("ABP Newco"), of substantially all of the operating assets, store leases, contracts and liabilities associated with the Company's bakery cafe food service and franchise business concept generally known as Au Bon Pain (the "Au Bon Pain Division"), for a purchase price of $73,000,000, subject to adjustments, (b) the merger of ABP Newco with and into ABPH, with ABPH being the surviving corporation and (c) the sale of all of the capital stock of ABPH to the Buyer, whereby the Buyer will become the owner of the Au Bon Pain Division; and (2) the amendment to the Company's Certificate of Incorporation to change the name of the Company to "Panera Bread Company"; and

     2. To transact such other business as may properly come before the meeting.

     If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy card in the envelope provided to: Boston EquiServe Limited Partnership, 150 Royall Street, Canton, Massachusetts 02021.

     Only stockholders of record on the books of the Company at the close of business on January 11, 1999, are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          Walter D. Wekstein, Secretary

Dated: January 25, 1999

                              AU BON PAIN CO., INC.

                               EXECUTIVE OFFICES:
                              19 FID KENNEDY AVENUE
                           BOSTON, MASSACHUSETTS 02210

                                 PROXY STATEMENT

                    VOTING PROCEDURES AND GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are first being mailed to stockholders commencing on or about January 25, 1999. The accompanying proxy is solicited by the Board of Directors of Au Bon Pain Co., Inc. (the "Company" or "Au Bon Pain"), for use at the Special Meeting of Stockholders to be held on February 22, 1999, and any adjournment or adjournments thereof (the "Special Meeting"). The cost of soliciting proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation. In addition, the Company has retained Innisfree M&A, Inc. to solicit proxies on behalf of the Board of Directors, at a cost of $8,500, plus reasonable out-of-pocket expenses.

     The purpose of the Special Meeting is to consider the following matters, as more particularly described herein:

     1. To consider the approval of: (1) the terms and conditions of the Stock Purchase Agreement, as amended and supplemented (the "Agreement"), by and among the Company, ABP Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("ABPH"), and ABP Corporation, a Delaware corporation and an affiliate of Bruckmann, Rosser, Sherrill and Co., L.P. (the "Buyer") which contemplates (a) the transfer, in the aggregate, from the Company to ABPH and a new Delaware corporation to be formed as a wholly owned subsidiary of the Company ("ABP Newco," and collectively with ABPH, the "Subsidiaries"), of substantially all of the operating assets, store leases, contracts and liabilities associated with the Company's bakery cafe food service and franchise business concept generally known as Au Bon Pain (the "ABP Division or the "Au Bon Pain Division"), for a purchase price of $73,000,000, subject to adjustments, (b) the merger of ABP Newco with and into ABPH, with ABPH being the surviving corporation and (c) the sale of all of the capital stock of ABPH to the Buyer, whereby the Buyer will become the owner of the Au Bon Pain Division (the "Sale"); and (2) the amendment to the Company's Certificate of Incorporation to change the name of the Company to Panera Bread Company (the "Amendment") (collectively, the "Sale Proposal"); and

     2. To transact such other business as may properly come before the Special Meeting.

     When a proxy card is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without specifying choices, the shares will be voted `FOR' Proposal 1, the Sale Proposal, and in the discretion of the persons named as proxies in the manner they believe to be in the best interests of the Company as to other matters that may properly come before the Special Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by written notice to the Company, by oral notice to the Secretary at the Special Meeting or by submitting a later dated proxy.

     The Board of Directors of the Company (sometimes referred to herein as the "Board" or the "Board of Directors") has fixed January 11, 1999 as the record date for the Special Meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the Special Meeting. On the record date, there were 10,518,213 shares of Class A Common Stock (each of which is entitled to one vote), and 1,557,658 shares of Class B Common Stock (each of which is entitled to three votes) of the Company issued and outstanding. As of the record date, the holders of the Class A Common Stock held approximately 69% of the outstanding votes and the holders of the Class B Common Stock held approximately 31% of the outstanding votes. The Class A and Class B Common Stock are referred to in this proxy statement as the "Common Stock." The holders of Common Stock do not have cumulative voting rights.

     Holders of the Company's Common Stock are not entitled to appraisal rights with respect to the Sale because neither the Certificate of Incorporation of the Company nor the Delaware General Corporation Law provides for appraisal rights for the transactions contemplated by the Sale.

     For all proposals considered at the Special Meeting, the holders of a majority in interest of the combined voting power of the Class A and Class B Common Stock issued and outstanding and entitled to vote and present in person or represented by proxy, will constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority and/or abstain from voting on a proposal, as well as "broker non-votes," discussed below, count toward establishing the presence of a quorum.

     Assuming the presence of a quorum, the Sale Proposal must be approved by affirmative vote of a majority of the combined voting power of the shares of Class A and Class B Common Stock issued and outstanding as of the record date.

     Under applicable rules, brokers who hold shares of the Company's Common Stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. The Sale Proposal is NOT a "routine" matter for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine," such as the Sale Proposal, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker physically lines out the matter, whether it is "routine" or "non-routine", or does not indicate a specific choice ("for," "against" or "abstain") on a matter that is "non-routine," that action is called a "broker non-vote" as to that matter. Broker "non-votes" with respect to "routine" matters or "non-routine" matters (such as Proposal 1) are not counted in favor of such matters. THEREFORE, IF YOU WISH TO VOTE IN FAVOR OF THE SALE PROPOSAL, YOU MUST INDICATE ON THE PROXY CARD THAT YOU VOTE IN FAVOR OF THE SALE PROPOSAL AND NOT MERELY SIGN THE PROXY CARD.

     On August 12, 1998, the date preceding the public announcement of the Sale, the high and low sale prices of the Company's Class A Common Stock on the Nasdaq National Market were $8.875 and $8.375, respectively.

     A representative of PricewaterhouseCoopers LLP, the Company's independent accountants for the current year and for the most recently completed fiscal year, is expected to be present at the Special Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

     Statements made or incorporated in this Proxy Statement include a number of forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, statements containing the words "estimates," "projects," "anticipates," "believes," "expects," "intends," "future," and words or information of similar import which express management's belief, expectations or intentions regarding the Company's future performance. The Company believes that such statements are protected by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those set forth in the forward-looking statements. The amount of net proceeds available to the Company is subject to closing adjustments which may result in a lower amount available for expansion of the Saint Louis Bread Division bakery cafes. Additionally, the Company's operating results may be affected by many factors, including but not limited to, materially adverse changes in economic conditions in the markets served by the Company, significant delay in the expected closing of the Sale, future regulatory actions and conditions in the Company's operating areas, competition in the marketplace, lack of consumer demand for the Company's products, variations in the number and timing of bakery cafe openings and public acceptance of such new bakery cafes, and other factors that may affect retailers in general.

                                THE SALE PROPOSAL
                           (PROPOSAL 1 ON PROXY CARD)

BOARD OF DIRECTORS RECOMMENDATION

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO THE SHAREHOLDERS THAT THE SHAREHOLDERS VOTE `FOR' THE SALE PROPOSAL AS DESCRIBED HEREIN. THE BOARD HAS DETERMINED THAT THE TRANSACTIONS INCLUDED IN THE SALE PROPOSAL ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS.

THE TRANSACTION

Reasons for the Transaction

     The Company and its subsidiaries today operate two retail bakery cafe and franchising businesses under the concept names "Au Bon Pain" and "Saint Louis Bread Co." The Company believes that it does not have sufficient access to the capital and human resources required to both revitalize the Au Bon Pain Division and grow the Saint Louis Bread Co. Division which has shown significant potential to date. The Company believes that growing the Saint Louis Bread Co. Division presents the greatest opportunity to enhance shareholder value among the alternatives available to the Company over the foreseeable future. See "Background of the Transaction" below for a discussion of other alternatives considered and the basis for this belief. Accordingly, the Board of Directors has unanimously voted to recommend to the stockholders of the Company that they approve the sale of the Au Bon Pain Division. In reaching this determination, the Board considered, among other factors, the opinion of NationsBanc Montgomery Securities LLC ("NMS") regarding the financial terms of the proposed Sale. See "NMS Opinion." The other material factors presented by management of the Company and considered by the Board of Directors in reaching such determination are:

     1. Management believes that as a result of the Sale, the single focus of management and capital resources on the Saint Louis Bread Co. Division will enhance the likelihood of a successful national rollout of that concept and the resulting enhancement of shareholder value;

     2. Management believes that the significant improvement in the Company's balance sheet from the repayment of all outstanding debt (estimated to be $62 million, assuming a closing date in February, 1999), will fuel the Company's ability to grow the Saint Louis Bread Co. Division; and

     3. Management believes that the Sale will further increase the likelihood of being able to utilize more quickly its existing tax assets of approximately $12.2 million.

Summary of the Transaction

     The following discussion is only a summary of the material terms of the Stock Purchase Agreement and amendments appended as Annex A to this Proxy Statement (the "Agreement") and is qualified in its entirety by reference to the Agreement. See "Terms of the Transaction and the Transaction Agreement" below.

     The Agreement. The Company, together with its wholly-owned subsidiary ABP Holdings, Inc. ("ABPH") has entered into a Stock Purchase Agreement dated August 12, 1998 and amended on October 28, 1998 with ABP Corporation (the "Buyer"), an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. See "The Buyer" below for a description of the Buyer.

     Sale of the Au Bon Pain Division. Pursuant to the Agreement, the Company has agreed (i) to transfer, in the aggregate, to ABPH and a new Delaware corporation to be formed as a wholly owned subsidiary of the Company ("ABP Newco," and collectively with ABPH, the "Subsidiaries") substantially all of the assets and liabilities of the Au Bon Pain Division business (the "Au Bon Pain Division"), (ii) to merge ABPH and ABP Newco, with ABPH being the surviving corporation of such merger, and (iii) to sell all of the outstanding capital stock of ABPH to the Buyer. Thus, upon consummation of the Sale, the Buyer will become the owner of the Au Bon Pain Division by virtue of its ownership of the capital stock of ABPH. Included among the assets expected to be transferred to ABPH and ABP Newco, as of December 26, 1998, are the 151 Company-owned Au Bon Pain Division bakery cafes and the Au Bon Pain Division franchise business, consisting of 114 franchisee-owned and operated Au Bon Pain Division bakery cafes in the United States, Europe, South America and Asia.

     Upon the consummation of the Sale, the Company will retain ownership of all of the issued and outstanding capital stock of Saint Louis Bread Co., Inc. (the "Saint Louis Bread Co. Division"), consisting of 71 Company-owned and 45 franchisee-owned and operated Saint Louis Bread Co. Division bakery cafes as of December 26, 1998. As of December 26, 1998, the Saint Louis Bread Co. Division had executed 31 Area Development Agreements providing for the future development by franchisees of more than 500 additional Saint Louis Bread Co. Division bakery cafes. See, "Information About the Company - Business - Franchises - Saint Louis Bread Co."

     Pursuant to the terms of the Agreement, upon the consummation of the Sale, the Company will amend its Certificate of Incorporation to change its name to a name which does not include "Au Bon Pain." The Company intends to change its name to "Panera Bread Company."

     Purchase Price. The purchase price for the sale of the stock of ABPH to the Buyer is $73,000,000, subject to adjustment as described below.

Background of the Transaction

     In 1996, the Company was unable to access the capital needed: (a) to grow the Saint Louis Bread Co. Division so that it might realize its potential of becoming a nationally dominant brand; and (b) to simultaneously revitalize the Au Bon Pain Division through the Company's ABP 2000 remodeling program. The factors contributing to this situation included:

     (1)  the continued declining performance of the Au Bon Pain Division;

     (2) a significant debt burden, exacerbated by the additional debt incurred related to a newly constructed manufacturing facility; and

     (3) a significant increase in manufacturing overhead expenses associated with the new facility.

     Accordingly, beginning in late 1996 and continuing into 1997, with the support of the Board of Directors, the Company's senior management began to explore various strategic initiatives to address these issues. The principal strategies considered were to: (1) maintain the status-quo, with the Company continuing as it then existed; (2) internally restructure the Company by consolidating certain operational and administrative functions of the Au Bon Pain Division with the Saint Louis Bread Co. Division; (3) operate the Au Bon Pain Division on a stand-alone basis (assuming a disposition of a part of the Saint Louis Bread Co. Division); and (4) operate the Saint Louis Bread Co. Division on a stand-alone basis (assuming the sale of the Au Bon Pain Division and the Mexico Plant) and rapidly expand the concept.

     The option of maintaining the status quo was rejected because this option does not address the Company's capital needs for the development and growth of the Saint Louis Bread Co. Division and the Company's ABP 2000 remodeling program simultaneously.

     The internal consolidation option would have required integrating the duties for supporting the Company's Au Bon Pain and Saint Louis Bread concepts among employees that historically have been assigned to only one of the Company's two operating units (that is, either to the Au Bon Pain Division or the Saint Louis Bread Co. Division). Management was concerned that combining these responsibilities would reduce the effectiveness of the support provided to each Division and the growth of each individual concept. In addition, although this option would have reduced the cost of administration and overhead, this option would not have addressed the Company's significant debt burden which was inhibiting the capital expenditures needed to grow the Saint Louis Bread Co. Division and simultaneously to expand the Company's ABP 2000 remodeling program. Accordingly, the internal consolidation option was rejected because the potential financial gains from the reduction of overhead and administration were considered to be more than offset by the risks associated with a loss of focus on the individual needs of each Division and the continued competition between them for capital and management resources.

     The principal approach considered in operating the Au Bon Pain Division on a stand-alone basis was through a public offering of stock of the Saint Louis Bread Co. Division. This option was rejected principally because operating two potentially competitive affiliated businesses as separate public companies created the potential for conflict between the boards of directors of the two companies in respect of the duties owed to their respective shareholder constituencies and because this option would have resulted in significant additional legal, accounting and administrative expenses. In addition, the Saint Louis Bread Co. Division was considered too early in its development during the 1997-98 time frame to pursue this option effectively. Similarly, the Company's management rejected a complete sale of the Saint Louis Bread Co. Division because management believed that the Division had significant growth potential and it was too early in its development in the 1997-98 time frame to pursue the option.

     Finally, management considered the option of operating the Saint Louis Bread Co. Division as a stand-alone business. With its mass market growth potential, higher average sales per store than the Company had experienced in the Au Bon Pain Division, and overall alignment with current consumer demand for high quality, fresh-baked breads and bread products, management concluded that the Saint Louis Bread Co. Division would provide a greater opportunity to increase shareholder value than other options, assuming the plan could be properly financed and executed. In addition, the sale of the Au Bon Pain Division would allow the Company to repay all of its outstanding debt and provide it with the management focus and the ability to concentrate its resources on the roll out of the Saint Louis Bread Co. Division concept nationally.

     For these reasons, management recommended to the Board and the Board concluded that operating the Saint Louis Bread Co. Division as a stand-alone business presented the best alternative to maximize shareholder value. As a result, the Company decided to pursue a strategy of accelerating the growth of the Saint Louis Bread Co. Division by selling most of the assets of the Company except the Saint Louis Bread Co. Division, thereby eliminating the Company's debt. The assets to be sold included: (1) the Au Bon Pain Division, including its Mexico, Missouri bakery products manufacturing facility (the "Mexico Plant") for cash and a commitment from the buyer of the Mexico Plant to continue to supply frozen dough and other bakery products to the Company; (2) its preferred stock investment in The Peet's Companies, Inc. (consummated in October, 1997); and (3) its office building in Woburn, Massachusetts (consummated in November, 1997).

     The Company retained the investment banking firm of Peter J. Solomon Company Limited ("PJSC") in December 1996 to identify a buyer for the Au Bon Pain Division, which at the time included the Mexico Plant. The Company decided that efforts to sell the Au Bon Pain Division should be focused principally on "financial" buyers, as opposed to "strategic" buyers already in the bakery cafe or quick service restaurant business. This decision was based on the concern that, although the Au Bon Pain Division and the Saint Louis Bread Co. Division are distinct bakery cafe concepts: (1) similarities between the concepts would make a "strategic" buyer of the Au Bon Pain Division a potentially greater competitive threat to the remaining Saint Louis Bread Co. Division and, (2) if the buyer of the Au Bon Pain Division also purchased the Mexico Plant, a potential competitor in the Company's core retail business would become a key supplier of frozen dough and other bakery products to the Company and have access to confidential information concerning product development and manufacturing. During its initial inquiries, PJSC contacted more than thirty potential buyers. In April 1997, PJSC sent an information memorandum, prepared by the Company, that described the operations and financial results of the Au Bon Pain Division to 17 potential buyers. Seven of the potential buyers proceeded to interview members of the Company's management, and three subsequently performed extensive due diligence with respect to the Company during the summer of 1997.

     During this period, the Company's senior management also engaged a consultant with substantial experience in the baked goods manufacturing industry to advise the Company about alternative buyers for the Mexico Plant. The Company retained this consultant to advise the Company whether the value of the Mexico Plant would be maximized by a sale to a buyer in the wholesale baked goods manufacturing industry. The consultant identified companies whose principal business was manufacturing who (unlike a strategic or financial buyer for the Au Bon Pain Division's retail operations) would value the Mexico Plant's substantial excess capacity to service wholesale customers other than the Company, and who would agree to supply frozen dough to the Company on more favorable terms than would any buyer of the Au Bon Pain Division due to the ability of a buyer in the baked goods manufacturing industry to allocate the fixed overhead costs associated with the Mexico Plant across a greater base of sales.

     In September, 1997, working with the consultant it had retained to advise it with respect to the Mexico Plant, the Company solicited expressions of interest for the purchase of the Mexico Plant from potential buyers in the baked goods manufacturing industry. Based on the responses received from these solicitations, the Company determined that selling the Mexico Plant separately from the sale of the retail operations of the Au Bon Pain Division would be more favorable to the Company both in terms of the purchase price, as well as in respect to the terms for a supply contract for the subsequent purchase of products by the Company. Specifically, the Company recognized from its discussions with potential buyers of the Au Bon Pain Division (including the Mexico Plant) that the bids from these potential buyers (which are discussed in greater detail below) did not ascribe significant value to the Mexico Plant. Conversely, the initial expressions of interest in the Mexico Plant from potential buyers in the baked goods manufacturing industry ascribed significant value to the Mexico Plant due to its excess capacity. In addition, as the Company anticipated having the purchaser of the plant supply frozen dough and other bakery products to the Saint Louis Bread Co. Division, the Company believed it would realize an additional strategic competitive benefit from a sale of the Mexico Plant to a buyer whose core business was manufacturing for sale in the wholesale markets and not to a potential strategic competitor of its retail business.

     The three parties that were preparing bids for the Au Bon Pain Division (which included the Mexico Plant) submitted bids during September, 1997 in the amounts of: $87,000,000, $92,500,000, and $100,000,000, respectively. The
Company then asked each bidder to re-submit bids for the Au Bon Pain Division without the Mexico Plant. Two of these parties, including the Buyer and another party (the "Other Party"), subsequently submitted new bids for the Au Bon Pain Division without the Mexico Plant in early October, 1997. These bids were made in the amounts of $86,000,000 (subsequently unilaterally increased to $92,000,000) and $86,500,000, respectively. The latter bid, from the Buyer, required the Company to remit a portion of the proceeds received by it upon a sale of the Mexico Plant (the first $6,000,000 plus 70% of proceeds in excess of $15,000,000). Both of these rounds of bidding were based on a forecast of the operating results of the Au Bon Pain Division for the 1997 fiscal year.

     The Company continued negotiations with the Buyer and the Other Party to clarify any questions concerning the terms of their respective offers, including the potential competitive consequences of the transaction on the Saint Louis Bread Co. Division. However, since the Other Party involved a financial buyer and an affiliated company in the quick service restaurant industry, the Company considered the competitive threat of the Other Party to be too great and determined to negotiate exclusively with the Buyer.

     Late in October 1997, the Board voted to retain Nationsbanc Montgomery Securities LLC ("NMS") to review the financial aspects of the proposed transaction and present its analysis and opinion to the Board with respect to the proposed Au Bon Pain Division transaction as finally negotiated. The Board also instructed management to proceed with the separate negotiations for the sale of the Au Bon Pain Division and the Mexico Plant.

     In November 1997, the Buyer withdrew from the negotiation process before the signing of a definitive agreement for the sale of the Au Bon Pain Division. The Company did not receive any formal written notice of the Buyer's withdrawal from negotiations. Rather, a representative of the Buyer telephoned the Company's chief executive officer and informed him that the decision was not predicated on the failure of the Buyer and the Company to agree upon material terms of the transaction, but rather that the Buyer simply was not prepared to go forward with the transaction at that time.

     Meanwhile, the Company continued to negotiate the terms of a sale of the Mexico Plant with Bunge Foods Corporation ("Bunge Foods"). The Company decided to discontinue temporarily its efforts to sell the Au Bon Pain Division so that it could concentrate on successfully concluding a sale of the Mexico Plant. On February 11, 1998, the Company entered into a definitive agreement with Bunge Foods for the sale of the Mexico Plant, which included a five year commitment on the part of Bunge Foods to manufacture and supply most of the frozen dough requirements of the Au Bon Pain Division and the Saint Louis Bread Co. Division at prices significantly more favorable than had been achieved by the Company while it had operated the Mexico Plant. The Company completed the sale of the Mexico Plant to Bunge Foods on March 23, 1998. Net proceeds from the sale to the Company were approximately $13,000,000 in cash plus the cash generated from approximately $2,000,000 of related accounts receivable.

     In April 1998, the Company asked PJSC to again solicit buyers for the Au
Bon

Pain Division. In early May 1998, PJSC contacted a number of potential buyers for the Au Bon Pain Division, including the Buyer. During June 1998, the Company considered various expressions of interest for the acquisition of the Au Bon Pain Division submitted through PJSC. The Company received expressions of interest from four parties (including the Buyer) indicating their interest in an acquisition at the levels of $80,000,000, $80,000,000, $84,000,000, and
$90,000,000, none of which constituted firm or definitive offers, and Management began preliminary discussions with each of them. In late June 1998, the Board met and considered a report from PJSC with respect to its search for a buyer of the Au Bon Pain Division and the level of interest expressed by potential buyers. Subsequently, negotiations were discontinued with two of the potential buyers. The Company was informed verbally by a representative of one of the potential buyers who had expressed an interest at the level of $90,000,000 that it was forced to withdraw because of an inability within the buyer's group to resolve certain financial and organizational matters. The Company decided to suspend discussions with one of the other potential buyers who had expressed an interest at the level of $80,000,000 because of a concern over that potential buyer's ability to obtain the necessary financing to consummate a transaction. As a result, the Company continued negotiations only with the Buyer and one additional bidder.

     During July, 1998, the Company continued negotiations with both of these bidders. During this period, the Buyer's base offering price remained at $84,000,000, while the other bidder's base offering price stood at $80,000,000. However, aside from the base offering price, other material terms of the two offers differed significantly. With respect to the Lease Loss Adjustment and the Lease Fee Adjustment (see discussion of Adjustments to Purchase Price), the Buyer's proposal during this period consistently contemplated an adjustment multiple of five (5), while the negotiations with the other party focused on a range of three and one-half (3 1/2) to four and one-half (4 1/2). In addition, the other party demanDED control over the Landlord consent process, which directly affected the purchase price adjustment exposure of the Company, whereas Buyer's proposal allowed the Company to control the Landlord consent process. Further, the other party resisted honoring restrictions and rights of first refusal on the development of Au Bon Pain bakery cafes that the Company had granted to its Saint Louis Bread franchisees, while the Buyer expressed its willingness to honor those agreements. With respect to any Alternative Transaction for which the Company would have to terminate the sale transaction (see discussion of Termination), the Buyer proposed a fixed termination fee of $2,500,000, while the other party was seeking a variable termination fee tied to the value of the Alternative Transaction. Because of these differences, and also in order to maintain an alternative if the other bidder dropped out, the Company maintained negotiations with both bidders. At the end of July, 1998, the Buyer reduced its base offering price from $84,000,000 to $78,000,000 based on a forecast of the operating results of the Au Bon Pain Division for the 1998 fiscal year.

     At a meeting of the Board on August 3, 1998, the Company's senior management reported that negotiations of the terms for the sale of the Au Bon Pain Division to the Buyer were substantially complete, whereas negotiations with the other bidder had reached an impasse with respect to the material terms of the transaction described above and had been suspended. The Board again considered alternatives to the sale of the Au Bon Pain Division, and the potential financial consequences of these alternatives to the Company, including the potential of a spin-off of the Au Bon Pain Division to the Company's shareholders and the sale of Company-owned and operated Au Bon Pain Division bakery cafes to franchisees. After discussion, the Board rejected the spin-off alternative as inferior to a sale transaction with the Buyer, in part because of the longer period of time that the Company believed would be required to implement the strategy, in part because it did not address the capital needs of the two Divisions and in part because of the less favorable tax aspects of the transaction. The franchising alternative was set aside largely due to the projected time delay in completing multiple sale transactions with franchisees and in part due to the uncertainty of proceeds to be generated. An additional factor considered by the Board in its deliberations was the length of time that had been required for the Company to implement the strategy of selling the Au Bon Pain Division and the concern that additional delay caused by pursuing other alternatives would slow the Company's ability to grow and develop the Saint Louis Bread Co. Division. Accordingly, the Board unanimously concluded that a sale transaction was in the best interests of the Company and its shareholders, and instructed management to complete its negotiations for a definitive agreement with the Buyer.

     On August 12, 1998, the Board met to review and consider the final terms for the sale of the Au Bon Pain Division to the Buyer. Also present at the meeting were representatives of PJSC, the Company's legal counsel, and a representative of NMS. A representative of PJSC described its efforts during the marketing of the Au Bon Pain Division. A representative of NMS presented to the Board its analysis of the financial terms of the proposed sale of the Au Bon Pain Division and delivered its opinion addressed to the Board that was later reconfirmed on October 28, 1998 and (as reconfirmed) is attached as Annex B (these opinions of NMS are more fully described in the section entitled "NMS Opinion"). The scope of the NMS Opinion was limited solely to the financial terms of the proposed Sale and the fairness of the purchase price offered in the Sale transaction to the Company from a financial point of view. The NMS Opinion was delivered to the members of the Board solely for their personal use (in their capacity as members of the Board) in connection with their review and evaluation of the merits of the proposed sale. At the August 12, 1998 meeting, each member of the Board acknowledged that he understood the terms of the Sale and the Board of Directors agreed unanimously that the proposed sale of the Au Bon Pain Division to the Buyer was in the best interests of the Company and its shareholders and voted unanimously to approve the execution of the Agreement in substantially the form presented at the meeting. The Board believed that the sale of the Au Bon Pain Division for $78,000,000, in addition to the prior sale of the Mexico Plant for $13,000,000 in cash plus the cash generated from approximately $2,000,000 in related accounts receivable, was consistent with the previously established corporate strategy to monetize the assets of the Company to support a rapid rollout of the Saint Louis Bread concept. The form of the Agreement approved by the Board contained a purchase price of $78,000,000 for the Au Bon Pain Division, which was subsequently amended to $73,000,000, subject to adjustment, as discussed below.

     In early October 1998, representatives of the Buyer discussed with the Company's management concerns regarding the projected weaker than anticipated results reported to it relative to the Au Bon Pain Division for fiscal 1998 and the deteriorating credit conditions in the marketplace. Revised projections for fiscal 1998 at the end of the Company's third quarter for fiscal 1998 showed a $1,500,000 decrease in the Au Bon Pain Division's total net earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year as compared to the Company's previous projections. In connection with such concerns, the parties also discussed a proposed amendment to the Agreement with respect to the purchase price. On October 19, 1998, the Board met to review and consider a proposed change in the purchase price from $78,000,000 to $73,000,000, subject to adjustment, as well as certain other amendments to the Agreement.

     The material amendments to the Agreement included a change in the structure of the Agreement (1) to provide that certain assets and liabilities of the Au Bon Pain Division that were to be transferred to ABPH under the original Agreement would instead be transferred to ABP Newco; and (2) to provide for the subsequent merger of ABP Newco with and into ABPH immediately prior to the consummation of the Sale. Prior to this amendment, the Agreement provided that all assets and liabilities of the Au Bon Pain Division would be transferred to ABPH prior to the consummation of the Sale. In addition, the amendment extended from six to twelve months the period of time in which ABPH would agree to provide financial and accounting and management information services to the Company after the Closing pursuant to the terms of a Transition Services Agreement to be entered into between the Company and ABPH at the Closing, which is described in greater detail below.

     Management described the Buyer's concerns regarding the weaker than projected performance of the Au Bon Pain Division and the tightening of the credit markets in light of the Agreement's conditions to Closing that Buyer obtain the financing necessary to consummate the Sale and that there be no material adverse change to the Au Bon Pain Division since July 11, 1998. The Board was advised that NMS had advised management that it was prepared to reconfirm its opinion based on the modified financial terms of the proposed Sale that the aggregate consideration to be received by the Company was fair to the Company from a financial point of view (subject to certain important qualifications, assumptions made, matters considered, areas of reliance on others, and limitations on the review undertaken in connection with NMS's Opinion). Following a full discussion of the impact of the amendment, and alternatives available to the Company, the meeting adjourned. On October 22, 1998, the Board unanimously approved the amendment to the Agreement.

     The foregoing discussion of the information and factors considered by the Company's Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Company's Board of Directors. In view of the wide variety of information and factors considered, the Company's Board of Directors did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Terms of the Transaction and the Transaction Agreement

     The following discussion is only a summary of the material terms of the Stock Purchase Agreement and amendments appended as Annex A to this Proxy Statement (the "Agreement") and is qualified in its entirety by reference to the Agreement.

     The Agreement. The Company, together with its wholly-owned subsidiary ABP Holdings, Inc. ("ABPH") has entered into a Stock Purchase Agreement dated August 12, 1998 and amended on October 28, 1998 with ABP Corporation (the "Buyer"), an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. See "The Buyer" below for a description of the Buyer.

     Sale of the Au Bon Pain Division. Pursuant to the Agreement, the Company has agreed (i) to transfer, in the aggregate, to ABPH and a new Delaware corporation to be formed as a wholly owned subsidiary of the Company ("ABP Newco," and collectively with ABPH, the "Subsidiaries") substantially all of the assets and liabilities of the Au Bon Pain Division, (ii) to merge ABPH and ABP Newco, with ABPH being the surviving corporation of such merger, and (iii) to sell all of the outstanding capital stock of ABPH to the Buyer. Thus, upon consummation of the Sale, the Buyer will become the owner of the Au Bon Pain Division by virtue of its ownership of the capital stock of ABPH. Included among the assets expected to be transferred to ABPH and ABP Newco, as of December 26, 1998, are the 151 Company-owned Au Bon Pain Division bakery cafes and the Au Bon Pain Division franchise business, consisting of 114 franchisee-owned and operated Au Bon Pain Division bakery cafes in the United States, Europe, South America and Asia.

     Upon the consummation of the Sale, the Company will retain ownership of all of the issued and outstanding capital stock of Saint Louis Bread Co., Inc. which owns the Company's Saint Louis Bread Co. Division, consisting of 71 Company-owned and 45 franchisee-owned and operated Saint Louis Bread Co. Division bakery cafes as of December 26, 1998. As of December 26, 1998, the Saint Louis Bread Co. Division had executed 31 Area Development Agreements providing for the future development by franchisees of more than 500 additional Saint Louis Bread Co. Division bakery cafes.

     Pursuant to the terms of the Agreement, upon the consummation of the Sale, the Company will amend its Certificate of Incorporation to change its name to a name which does not include "Au Bon Pain." The Company intends to change its name to "Panera Bread Company."

     Purchase Price. The purchase price for the sale of the stock of ABPH to the Buyer is $73,000,000, subject to adjustment as described below.

     Adjustments to Purchase Price.

     THE LEASE FEE ADJUSTMENT. In the event that, prior to the Sale, the Company enters into an amendment to any of its bakery cafe leases increasing or decreasing the rent or other occupancy costs for any such lease following the Sale from the rent or other occupancy costs that would otherwise be payable by the Company under any such lease then the purchase price shall be decreased (in the event of a net increase in occupancy costs) or increased (in the event of a net decrease in occupancy costs), as the case may be, by an amount equal to five (5) multiplied by the difference between: (1) the total base and percentage rent plus all other occupancy expenses prior to the amendment of the lease for the year commencing on the closing date of the Sale; and (2) the total base and percentage rent plus all other occupancy expenses for the year commencing on the closing date of the Sale under such amended leases. For purposes of calculating percentage rent in each of the above-mentioned cases, the sales of the relevant store shall be assumed to be the sales of that store for the four consecutive full fiscal quarters of the Company immediately preceding the closing of the Sale.

     THE LEASE LOSS ADJUSTMENT. In the event that, at or prior to the closing of the Sale, any of the Company's bakery cafe leases is neither (a) transferred by the Company to ABPH with all consents from landlords necessary to permit such transfers in connection with the Sale, nor (b) with respect to certain specified stores, is franchised to a designee of the Buyer, the purchase price shall be adjusted downward by an amount equal to five (5) multiplied by the total EBITDA of all such stores during the Company's 1997 fiscal year. Lesser adjustments are required relative to certain leases specified by the Agreement.

     NET WORTH ADJUSTMENT. The purchase price will also be adjusted by changes in the net worth of the Au Bon Pain Division from April 18, 1998 until the closing of the Sale. If the "Net Worth Adjustment" (as defined in the Agreement) is positive (up to Three Million Dollars ($3,000,000)), it shall be added to the purchase price. If the Net Worth Adjustment is negative, it shall be deducted from the purchase price.

     Transfer of Leases. The transfer of certain bakery cafe stores to ABPH for the purposes contemplated by the Agreement requires the consent of the respective landlords for such bakery cafes. The Company has contacted all of its landlords whose consent is required in order for the leases from such landlords to be transferred as contemplated by the Agreement. As of January 15, 1999, the Company had not received all of the landlord consents that it has requested; however, the Company is continuing its efforts to secure those consents which are necessary to complete the Sale.

     In the event that the Company is unable to obtain the necessary consents, the Company and the Buyer may agree that upon the Sale ABPH shall undertake the management of certain bakery cafes (the "Management Stores") until the earlier of the date on which such lease expires or the Company is able to obtain the consent to transfer the lease to ABPH. In such event, the Buyer shall pay to the Company at the closing of the Sale an amount equal to three and one-half (3 1/2) multiplied by the total net EBITDA of all Management Stores during the Company's 1997 fiscal year. IF any Management Stores are subsequently transferred to ABPH, the Buyer shall pay the Company one and one-half (1 1/2) multiplied by the total net EBITDA of all such Management Stores during the Company's 1997 fiscal year.

     In the event that the Company is unable to obtain a consent necessary to transfer any bakery cafe to ABPH and the Company and the Buyer do not agree to treat such bakery cafe as a Management Store, the Company shall continue to own and operate such bakery cafe as a franchisee of ABPH following the closing of the Sale pursuant to the ABPH's standard franchise agreement with the following exceptions: (1) the term of each franchise agreement shall expire upon the expiration of the lease applicable to such bakery cafe operating under said franchise agreement; (2) bakery products manufactured by Bunge Foods pursuant to its Bakery Product Supply Agreement with the Company shall be sold to the Company at Buyer's cost under such Agreement; (3) there shall be no royalty or franchise fees; and (4) there shall be no noncompetition provisions applicable to the Company. At such time after the closing of the Sale as the Company shall, if ever, obtain the consents necessary to transfer such bakery cafe to ABPH, the Company shall transfer such leases to ABPH, and Buyer or ABPH shall pay to the Company, in exchange therefor, an amount equal to five (5) multiplied by the total net EBITDA of such bakery cafe: (x) during the Company's 1997 fiscal year, in the event that such transfer is made during the first six (6) months following the closing of the Sale; and (y) for any transfer thereafter, during the applicable fifty-two (52) week period ending immediately prior to delivery of each such consent, [multiplied by a fraction the numerator of which is the number of months then remaining on the relevant lease from the date of transfer (including option periods) and the denominator of which is the number of months remaining on the relevant lease] (including option periods) as of the closing of the Sale.

     The Agreement provides that the Company may, pending the closing of the Sale discontinue any Au Bon Pain Division bakery cafe for which it cannot obtain any consent necessary to transfer the relevant lease to ABPH, provided that the Company shall not operate, and shall not permit its subsidiaries or Saint Louis Bread Co. Division's franchisees to operate a Saint Louis Bread Co. Division bakery cafe at the location of any such bakery cafe within one (1) year after the termination of the lease for such Au Bon Pain Division bakery cafe. If ABPH or any of its affiliates enters into a lease or license for the operation of an Au Bon Pain Division bakery cafe at the location of any discontinued store within one (1) year of the termination of any such discontinued store, Buyer or ABPH shall pay to the Company an amount equal to five (5) multiplied by the total net EBITDA of such discontinued store during the most recent fifty-two
(52) week period during which such store was operated by the Company.

     The Closing. The Agreement contemplates a closing of the Sale on a date which is at least one business day after the day on which the last of the conditions to the Sale specified in the Agreement is fulfilled or waived or such later date as is agreed by the parties. Such conditions include the following:

     (1) Any applicable waiting period (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder relating to the transactions contemplated by the Agreement shall have expired without any adverse action having been taken by the Federal Trade Commission or the U.S. Department of Justice (or Buyer or Seller shall have received notice of early termination);

     (2) A majority-in-voting-interest of the Company's shareholders shall have duly approved the transactions contemplated by the Agreement;

     (3) The total amount of the Lease Fee Adjustments and the Lease Loss Adjustments shall not exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) in the aggregate; and

     (4) There shall have been no material adverse change since October 3, 1998 in the business, assets, condition (financial or otherwise), operating results, customers, supplier and employer relations, or business prospects of the Au Bon Pain Division or ABPH taken as a whole; and

     (5) The Buyer shall have received financing pursuant to its financing commitments referred to in the Agreement.

     With regard to these contingencies, the Buyer has advised the Company that its original proposed lender has withdrawn its commitment relative to the acquisition, however the Buyer has also advised the Company that it has obtained commitments from new lenders sufficient to consummate the transactions contemplated by the Agreement. In the event that any of the above-referenced conditions remains unfulfilled, including, but not limited to the existence of a material adverse change in the Au Bon Pain Division as described above, the closing of the Sale may not be consummated in a timely fashion, or the Buyer may seek to renegotiate or terminate the Agreement.

     The Agreement requires the Company to call a special meeting of its shareholders for the purpose of seeking approval of the Sale. The Company's Co-Chairmen, Louis I. Kane and Ronald M. Shaich, have entered into stock voting agreements pursuant to which they agree to vote in favor of the Sale.

     Concurrently with the closing of the Sale, the Company shall amend its Certificate of Incorporation to change its name to Panera Bread Company.

     Representations, Warranties, Covenants and Contingencies. In the Agreement, the Company makes various representations and warranties with respect to the ABP Division. The representations and warranties survive the closing of the Sale, and the Company is required to indemnify the Buyer for any breaches of any representations and warranties.

     The Agreement requires the Company to carry on its ABP Division business in the normal course prior to the closing of the Sale and restricts the Company from taking certain actions during the period from the signing of the Agreement until the closing.

     Buyer's Restrictive Covenants.

     During the twenty-four (24) month period following the closing of the Sale, neither ABPH nor any of its affiliates shall open, and shall not permit any of its franchisees to open, within the continental United States, more than sixty
(60) bakery cafes. Such sixty (60) store limit shall be exclusive of: (1) stores opened anywhere outside of the continental United States; (2) stores opened in "Trade Channel Locations" (as that term is defined below); and (3) stores located within the corporate limits of each of the following cities and counties: City of Boston; City of Cambridge, Massachusetts; New York City; the District of Columbia; City of Chicago; City of Pittsburgh; City of Philadelphia; and Dade County, Florida. As used herein, the term "Trade Channel Locations" shall mean hospitals, hotels, on-campus universities, airport, bus and railroad terminals, gasoline stations and sports arenas.

     During the eighteen (18) month period following the closing of the Sale, ABPH shall not engage in or be the subject of any transaction or series of transactions resulting in a "Change of Control" (as defined below) (including, but not limited to, a Change of Control resulting from one or more sales of assets and/or capital stock, the franchising and/or licensing of the business concept and ancillary intellectual property rights, or otherwise). As used herein the term "Change of Control" shall mean any transaction or series of transactions in which as a result (a) ABPH or a substantial portion of its business, directly or indirectly, through one or more intermediaries, is controlled by (whether by a sale of assets or capital stock, franchise agreement, joint venture or otherwise), any Person in the food service and/or bakery cafe business with at least 300 owned and/or franchised units, or its Affiliate, other than BRS; or (b) ABPH or a substantial portion of its business, together with any person in the retail food service and/or bakery cafe business with at least 300 owned and/or franchised units, or its Affiliate, is under common control (whether by a sale of assets or capital stock, franchise agreement, joint venture or otherwise) by BRS; or (c) ABPH ceases to own substantially all of the assets used or useful in the ownership and operation of the principal business concept utilized by ABPH. The foregoing notwithstanding, nothing contained herein shall restrict in any way Buyer or any of its affiliates from purchasing or acquiring any interest in any business: (1) which does not own or operate or franchise any bakery cafe, restaurant or food service business in which the retail sale of baked goods (meaning breads, muffins, bagels, cookies and other baked sweet goods, but excluding pizza dough) and coffee constitutes less than twenty-five percent (25%) of the sales of such business, without regard to the number of units owned and/or franchised by such business; or (2) in which more than fifty percent (50%) of its sales consist of bagels, without regard to the number of units owned and/or franchised by such business.

     Under the Agreement, ABPH is also required by the terms of a Restriction Agreement (as defined in the Agreement) to honor certain provisions of the Area Development Agreements between the Company and its Saint Louis Bread Co. Division area developers which restrict the Company from opening Au Bon Pain Division bakery cafes in certain territories where Saint Louis Bread Co. Division area developers have the right to open or are operating Saint Louis Bread Co. Division bakery cafes.

     Provisions Regarding Employees. Although none of the Company's employees have entered into agreements with Buyer other than Louis I. Kane, the Company's Co-chairman, it is anticipated that substantially all employees of the Company who historically have spent a substantial portion of their time working for the Au Bon Pain Division will become employees of ABPH following the Closing, except for Ronald M. Shaich, the Company's other Co-chairman. Substantially all employees who historically have spent a substantial portion of their time working for the Saint Louis Bread Co. Division will remain with the Company. In addition, it is intended that certain employees who historically have worked for both Divisions, principally in the finance, accounting and MIS departments of the Company, will become employees of ABPH after the Closing. Of these, the employees who are key to the Company are Mr. Kane and Anthony J. Carroll, the Company's chief financial officer. The Company has already hired, in the Saint Louis Bread Co. Division, an individual who it anticipates will become the chief financial officer of the Company following the Closing. If, immediately upon the Sale, ABPH does not employ any of the twenty (20) employees listed in the Agreement each of whom earns an annual base salary exceeding $80,000, and the Company thereafter terminates such employees within six (6) months following the Closing and makes a severance payment to such Employee pursuant to the terms of an employment or severance agreement in effect as of the date hereof and disclosed in the Agreement, then, except with respect to any so-called "stay bonuses" (as defined in Section 7.06 of the Agreement), Buyer shall reimburse the Company the full amount of any such severance payment in the event that ABPH or any of its affiliates subsequently employs such employee in connection with the Au Bon Pain Division business within one (1) year after the Sale.

     The Agreement prohibits the Company and its affiliates for two (2) years after the Sale from directly or indirectly soliciting any person who is an employee (with a salary in excess of $40,000) of ABPH at any time on or after the date of the Agreement to terminate his or her relationship with ABPH.

     The Agreement also prohibits the Buyer and its affiliates for two (2) years after the Sale from directly or indirectly soliciting any person who is an employee (with a salary in excess of $40,000) of the Company or any of its subsidiaries on or after the date of the Agreement to terminate his or her relationship with the Company or any of its subsidiaries.

     Termination. The Agreement provides that it may be terminated: (a) by agreement of the parties, (b) by either party if the Sale is not consummated on or before the 180th day following the date of the Agreement or (c) by the Company if, after a receipt of a proposal for an "Alternative Transaction" (as defined in the Agreement) the Board of Directors of the Company shall have withdrawn or modified its recommendation of consummating the Sale. (The Agreement defines an Alternative Transaction as an unsolicited proposal or offer for a merger, consolidation, business combination, sale or transfer of substantial assets or shares of capital stock (whether by tender offer or otherwise) involving the Company or ABPH. In the event of the termination by the Company in accordance with (c), the Company shall be required to pay the Buyer $2,500,000. If the Agreement is terminated by the Company as a result of the inability to satisfy certain conditions relating to the total amount of Lease Fee Adjustments or by the Buyer due to a material breach of the Agreement by the Company, the

Company shall reimburse the Buyer for its expenses incurred in connection with the transactions contemplated by the Agreement up to $500,000.

     Transition Services. At the Closing, the Company and ABPH will enter into a transition services agreement in which ABPH will agree to provide to the Company financial and accounting and management information services for up to twelve months after the Closing, and human resource services for up to six months after the Closing. The fee to be paid for these services will be determined by a formula based upon the total direct costs of providing those services, pro-rated over the total number of Saint Louis Bread Co. Division bakery cafes owned by the Company relative to the number of Au Bon Pain Division bakery cafes owned and operated by ABPH.

     In addition, pursuant to the Transition Services Agreement, ABPH will also agree to continue to manufacture for the Company's Saint Louis Bread Co. Division certain products at its Boston commissary for up to six months after the Closing, at the same internal transfer prices that the Company internally has accounted for such products prior to the Closing.

     The Buyer. The Buyer is a Delaware corporation with executive offices located at 156 East 56th Street, New York, New York 10022, telephone 212-521-3700. The Buyer is a privately held company formed specifically to acquire the stock of ABPH, and is controlled by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"), a private equity investment firm based in New York. The Company has had no material relationship with the Buyer or BRS, other than as described in "Background of the Transaction."

     BRS is a private equity investment firm (formed in 1995) with $400 million of committed capital. The principals of BRS, including -Bruce Bruckmann, Harold Rosser, Stephen Sherrill and Stephen Edwards - are former senior officers of Citicorp Venture Capital, Ltd. where they worked from the mid 1980's until forming their own firm. At Citicorp Venture Capital, they completed 25 acquisitions, including Mohawk Industries Inc., Chromcraft-Revington Corporation, Cort Furniture Rental Corp., J&L Speciality Products Corporation, Catherines Stores Corporation, Farm Fresh, Inc., Del Monte Foods Corporation, Gilbarco, Inc., Reliance Electric Company, Galey & Lord, Inc., Fox Photo, Inc., DavCo Restaurants, Inc., Steak and Ale/Benningans Restaurant Corporation, AmeriSource Distribution Corporation, Hancor, Inc., Zataraom's Brands, Inc., Smith Alarm Systems, Inc., Triumph Group, Inc. and Polyfibron Technologies, Inc.

     BRS currently has twelve portfolio companies (three of which have completed significant acquisitions under BRS ownership): Jutney-Jungle Stores of America, Inc., the largest supermarket chain in Mississippi and second largest in Alabama; Windy Hill Pet Food Holdings, Inc., a manufacturer of dog and cat food; Town Sports International, Inc., a multi-regional chain of fitness centers; B&G Foods, Inc., a processor and marketer of pickles, peppers, bagel chips, vinegar, syrups and other food products under various brand names; Anvil Knitwear, Inc., one of the largest manufacturers of activewear for the imprinted market, California Pizza Kitchen, Inc., a specialty pizza and pasta restaurant chain; HealthPlus Corporation, a multi-hospital system focused on urban and suburban locations; American

Paper Group, Inc., a manufacturer and marketer of specialty religious products; Alliance Laundry Systems LLC, the leading manufacturer of commercial laundry equipment in North America; Media Incorporated, the largest critical care and life support movable medical equipment rental business in the U.S.; Acapulco Restaurants, Inc., a Mexican restaurant chain; and Penhall International, Inc., one of the largest operated equipment rental companies in the U.S.

RIGHTS OF SECURITY HOLDERS FOLLOWING THE TRANSACTION

     There will be no material differences in the rights of the Company's security holders following the consummation of the Sale. If the Sale Proposal is approved, the Company will amend its Certificate of Incorporation to change the name of the Company to Panera Bread Company. Following such amendment, any new stock certificates issued by the Company will bear the new name of the Company. Stockholders holding stock certificates bearing the name "Au Bon Pain Co., Inc." will continue to be stockholders of the Company and will not be required to exchange their stock certificates with the Company's transfer agent for certificates bearing the Company's new name.

ACCOUNTING TREATMENT OF THE TRANSACTION

     During the third quarter of 1998, the Company recorded a non-recurring, non-cash charge of $24.2 million principally to reflect a write-down under Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of" ("SFAS 121"). The charge is included as a separate component of operating expense. The non-cash charge was taken to record an impairment for long lived assets to be disposed of as a result of the agreement entered into for the sale of the Au Bon Pain Division.

     The Company intends to repay all of its outstanding debt with the proceeds from the Sale. The recording of the non-recurring, non-cash charge during the third quarter of 1998 caused the Company to be in violation of certain covenants within the Company's revolving line of credit agreement. All outstanding debt at October 3, 1998 has been included in current liabilities. The agreement with the bank group has been amended to eliminate such defaults through the end of the Company's fiscal first quarter of 1999 (April 17, 1999). The Company expects the Sale will become effective during the fiscal first quarter of 1999, resulting in the repayment of the revolving line of credit.

     The Company anticipates costs of approximately $1.6 million associated with the repayment of all outstanding debt at the time of the Sale.

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

     In General. The following summary of the anticipated federal income tax consequences to the Company of the Sale is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed transaction.

This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect).

     No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters herein discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

     Federal Income Tax Consequences to the Company. The sale of the ABP Division of the Company pursuant to the Agreement will be a taxable sale by the Company upon which gain or loss may be recognized by the Company. The amount of gain or loss recognized by the Company with respect to the sale of a particular asset will be measured by the difference between the amount realized by the Company on the sale of that asset and the Company's tax basis in that asset. The amount realized by the Company on the sale of the ABP Division will include the amount of cash received, the fair market value of any other property received and the amount of liabilities of the Company assumed by the Buyer. For purposes of determining the amount realized by the Company with respect to specific assets, the total amount realized by the Company will generally be allocated among the assets according to the rules prescribed under the Code. The Company's basis in its assets is generally equal to their cost, as adjusted for certain items, such as depreciation.

     The determination of whether gain or loss is recognized by the Company will be made with respect to each of the assets to be sold. Accordingly, the Company may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. The gains and losses may offset, except that capital losses may be used to offset only capital gains. A tax benefit of $5.4 million was recorded in the third quarter of 1998 related to the non-recurring, non-cash charge of $24.2 million recorded to reflect a write-down under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of" ("SFAS 121"). The benefit is less than the benefit obtained by applying the statutory tax rate to the pretax loss due to the fact that certain deferred state tax assets will no longer be realizable following the Sale.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder by the FTC, the Sale may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. The Company filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 19, 1999. Although management considers any FTC or Antitrust Division action unlikely at any time before or after consummation of the Sale, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Sale or seeking divestiture of stores or other assets of the Company or the Buyer. In addition, at any time after the consummation of the Sale, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Sale or seeking divestiture of stores or other assets of the Company or the Buyer. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to it, the Company believes that the Sale can be effected in compliance with federal and state antitrust laws. However, no assurance can be given that a challenge to the consummation of the Sale on antitrust grounds will not be made or that, if such a challenge were made, the Company would prevail or would not be required to accept certain conditions, including the divestiture of stores or other assets and/or commitments as to future business practices and other matters, in order to consummate the Sale.

NMS OPINION

     The Board of Directors of the Company (the "Board") retained NationsBanc Montgomery Securities LLC ("NMS") to review the proposed Sale (referred to in this part of the proxy statement, after giving effect to the amendment dated October 28, 1998, as the "Transaction") and render an opinion as investment bankers to the Board as to the fairness from a financial point of view of the consideration to be received by the Company pursuant to the Transaction. NMS was not retained to act as financial advisor to the Company or the Board in connection with the Transaction, and NMS was not retained or requested to consider any strategic or financial alternatives to the Transaction or to seek indications of interest from other potential buyers in connection with rendering its opinion. The Company selected and retained NMS for this assignment on the basis of NMS's experience and expertise in acquisition transactions, and its reputation in the restaurant industry and the investment banking community. NMS is a nationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with the consideration by the Board of the merits of the Transaction, NMS was asked under the terms of its engagement to perform various financial analyses and deliver to the Board its opinion based on such analyses, which opinion is more fully described below. At the August 12, 1998 meeting of the Board, NMS delivered its oral opinion described below to the Board, which was subsequently confirmed in writing as of such date and was reconfirmed in writing on October 28, 1998. THE OPINIONS OF NMS WERE ADDRESSED SOLELY TO THE BOARD FOR ITS CONSIDERATION IN CONNECTION WITH THE TRANSACTION, AND ARE NOT A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW

SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION. THE FULL TEXT OF THE WRITTEN OPINION OF NMS DATED OCTOBER 28, 1998, REGARDING THE TRANSACTION IS ATTACHED HERETO AS ANNEX B, AND SETS FORTH CERTAIN IMPORTANT QUALIFICATIONS, ASSUMPTIONS MADE, MATTERS CONSIDERED, AREAS OF RELIANCE ON OTHERS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION.

     The summary description of NMS's opinion set forth below regarding the Transaction is qualified in its entirety by the full text of the opinion attached hereto as ANNEX B.

     In connection with its opinion, NMS, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements of the Company and the pro forma financial statements of the Au Bon Pain Division for recent years, and certain other relevant financial and operating data relating to the Company and the Au Bon Pain Division made available to NMS from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Agreement; (iii) compared the Au Bon Pain Division from a financial point of view with certain other companies in the restaurant industry which NMS deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations involving companies in the restaurant industry which NMS deemed to be comparable, in whole or in part, to the Transaction; (v) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Au Bon Pain Division including financial forecasts and related assumptions of the Company pertaining to the Au Bon Pain Division furnished to NMS by management of the Company; (vi) made inquiries regarding and discussed the Transaction, the Agreement and other matters related thereto with the Company's counsel; and (vii) performed such other analyses and examinations as NMS deemed appropriate.

     Based upon its review of the foregoing, but subject to the limitations set forth below and in reliance upon the assumptions set forth below, NMS provided the Board with its opinion as investment bankers that as of the date of its opinion (as reconfirmed on October 28, 1998), the aggregate consideration to be received by the Company pursuant to the Transaction was fair to the Company from a financial point of view. The terms of the Transaction and the amount of the consideration to be received by the Company thereunder was determined pursuant to negotiations between the Company and the Buyer and not pursuant to recommendations of NMS. No limitations were imposed by the Company on NMS with respect to the investigations made or procedures followed in rendering its opinion; however, as set forth above, NMS was not retained or authorized by the Company to seek indications of interest from other potential buyers in connection with rendering its opinion.

     In connection with its review, NMS did not assume any obligation independently to verify the foregoing information reviewed by it, and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Au Bon Pain Division provided to NMS by management of the Company, NMS assumed for purposes of its opinion that the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Au Bon Pain Division and that they provided a reasonable basis upon which NMS could form its opinion. NMS also assumed that there had been no material changes in the Company's or the Au Bon Pain Division's assets, financial condition, results of operations, business or prospects since the respective dates of the most recent consolidated and pro forma financial statements made available to NMS (except that the Company has provided NMS with a revised cash flow forecast for the fiscal year ending December 28, 1998 that was lower than the cash flow forecast earlier provided to NMS in connection with its review of the financial condition of the Au Bon Pain Division prior to August 12, 1998). NMS relied on advice of the independent accountants to the Company as to all tax and financial reporting matters with respect to the Company, the Au Bon Pain Division, the Transaction and the Agreement. NMS assumed that the Transaction will be consummated in a manner that complies in all respects with the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, NMS did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Au Bon Pain Division, nor was NMS furnished with any such appraisals. Finally, NMS's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NMS as of, the date of the opinion (as reconfirmed on October 28, 1998). Accordingly, although subsequent developments may affect this opinion, NMS did not assume and does not have any obligation to update, revise or reaffirm this opinion.

     NMS also assumed that the Transaction will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. The full text of the Agreement is attached hereto as ANNEX A and the terms described in the Agreement and the conditions to the Company's obligations thereunder should be reviewed and understood by the Company's shareholders in connection with their consideration of the Transaction.

     Set forth below is a brief summary of the report presented by NMS to the Board on August 12, 1998, in connection with its opinion that was reconfirmed on October 28, 1998.

     Comparable Public Company Analysis. Using public and other available information, NMS calculated a range of implied values for the Au Bon Pain Division based on a comparison of the last twelve months' revenues ("LTM Revenues"), the last twelve months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), the last twelve months' earnings before interest and taxes ("LTM EBIT") and the estimated 1998 and 1999 earnings per share ("1998E EPS" and "1999E EPS", respectively), of the Au Bon Pain Division and thirteen other publicly traded comparable growth restaurant companies with performance issues (the "Comparable Restaurants"). The Comparable Restaurants used in this analysis were Applebee's, Buffets, Cooker Restaurant Corp., Friendly Ice Cream Corp., Garden Fresh Restaurant Corp., NPC International, Pollo Tropical, Rock Bottom Restaurants, Ryan's Family Steakhouse, Shoneys, Sbarro, Taco Cabana and Uno Restaurant Corp. The August 7, 1998 stock prices of the Comparable Restaurants reflected mean and median multiples of 0.9x and 0.9x LTM Revenues, 6.2x and 6.3x LTM EBITDA, 11.5x and 10.2x LTM EBIT, 13.1x and 13.2x 1998E EPS and 11.2x and 11.6x 1999E EPS, respectively. NMS applied the mean and median multiples for the Comparable Restaurants of LTM Revenues, LTM EBITDA, LTM EBIT, 1998E EPS and 1999E EPS to the applicable results and estimates for the Au Bon Pain Division to determine the implied equity value of the Au Bon Pain Division. The range of values produced from these calculations was then weighted and narrowed by NMS to reflect its assessment of the appropriate reasonable range for the implied equity value of the Au Bon Pain Division (which was $60 million to $90 million based on this analysis of comparable public company data).

     Comparable M&A Transaction Analysis. NMS reviewed the consideration paid in certain comparable sale and merger transactions in the restaurant industry involving the purchase of individual restaurant concepts that have been announced since February 1992. The comparable transactions used in this analysis were the sale of Ground Round Restaurants to Boston Ventures, the sale of Casa Bonita to CKE Restaurants, the sale by Brinkler International of Grady's and Spaggedies to Quality Dining, the sale by NRH Corp. of Tony Roma's to National Pizza Co., and the sale by Foodmaker, Inc. of Chi-Chi's to a private investor group. NMS analyzed the consideration paid in these transactions as a multiple of aggregate value to the target companies' LTM Revenues, LTM EBITDA and last twelve months' net income ("LTM NI"). Such analysis yielded a range of mean and median multiples of 0.54x and 0.59x LTM Revenues, 5.4x and 5.5x LTM EBITDA and 20.9x and 20.1x LTM NI, respectively. NMS then applied the foregoing multiples to the Au Bon Pain Division's LTM Revenues, LTM EBITDA and LTM NI to determine the implied equity value of the Au Bon Pain Division. The range of values produced from these calculations was then weighted and narrowed by NMS to reflect its assessment of the appropriate reasonable range for the implied equity value of the Au Bon Pain Division (which was $70 million to $90 million based on this analysis of comparable M&A transaction company data).

     No company or transaction used in the comparable public company analysis or the comparable M&A transaction analysis as a comparison is identical to the Au Bon Pain Division or the Transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Au Bon Pain Division and the Transaction are being compared.

     Discounted Cash Flow Analysis. NMS also performed a discounted cash flow analysis using financial forecasts for 1998 through 2003 provided by the Company's management. In conducting this discounted cash flow analysis, NMS first calculated the estimated future streams of free cash flows that the Company would produce through 2003 and then estimated the Company's terminal value at the end of 2003 by applying a range of exit multiples from 4.0x to 6.0x to the Company's estimated LTM EBITDA in 2003. Such cash flow streams and terminal values were discounted to present values using discount rates ranging from 13% to 17%, chosen to reflect reasonable ranges of the Company's cost of capital. The range of values produced from such calculations was approximately $72.6 million to $106.7 million, which range was then narrowed by NMS to reflect its assessment of the appropriate reasonable range for the implied equity value of the Au Bon Pain Division (which was $75 million to $100 million based on this analysis). As described above, during the month of October, 1998, NMS was provided with revised financial forecasts for 1998 through 2003 by the Company's management that reflected lower projected cash flows than the financial forecasts previously provided to NMS that are referenced above in this paragraph. Using these revised financial forecasts, and the same methodology of calculating the terminal value at the end of 2003 and discounting calculated cash flow streams and terminal values to present value using discount rates of 13% to 17%, the revised range of values for the implied equity value of the Au Bon Pain Division produced from such calculations was approximately $68 million to $100 million.

     While the foregoing summary describes all analyses and examinations that NMS deemed material to the preparation of its opinion to the Board, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by NMS. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description; and selecting portions of the analyses and of the factors considered by NMS, without considering all analyses and factors, would create an incomplete or misleading view of the process underlying the analyses set forth in the presentation of NMS to the Board on August 12, 1998. In addition, NMS may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NMS's view of the actual value of the Au Bon Pain Division. To the contrary, NMS expressed no opinion on the actual value of the Au Bon Pain Division, and its opinion that is addressed and limited to the Board extends only to the belief expressed by NMS that the immediate value to the Company, from a financial point of view under the Transaction, is within the range of values that might fairly be ascribed to the Au Bon Pain Division as of the date of the opinion of NMS (as reconfirmed by NMS on October 28, 1998).

     In performing its analyses, NMS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by NMS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of NMS's analysis for the Board of the fairness of the Transaction to the Company from a financial point of view, and were provided solely to the Board in connection with its consideration of the Transaction. The analyses do not purport to be appraisals or to reflect the prices at which any company might actually be sold or the prices at which any securities may trade at any time in the future. NMS used in its analyses various projections of future performance prepared by or adopted by the management of the Company. The projections are based on numerous variables and assumptions, which are inherently unpredictable and in large part are beyond the control of the Company and its advisors. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, the opinion of NMS and the presentation to the Board summarized above were among the many factors taken into consideration by the Board in making its determination to approve and adopt, and to recommend that its shareholders approve and adopt, the Transaction. NMS, however, does not make any recommendation to any of the Company's shareholders (or to any other person or entity) as to whether the Transaction is in such shareholder's best interests.

     In accordance with the terms of the engagement letter pursuant to which NMS agreed to provide the fairness opinion (the "Engagement Letter"), the opinion of NMS is addressed solely to the Board for the personal use of the directors (in their capacity as members of the Board) in connection with their review and evaluation of the Transaction and neither the opinion nor NMS's underlying financial analysis may be relied upon by any person other than the directors (in their capacity as members of the Board) without the prior written consent of NMS. Accordingly, under the Engagement Letter, no shareholder of the Company may rely or allege any reliance on NMS's opinion or analysis in connection with such shareholder's consideration of the merits of the Transaction or otherwise. It is NMS's position that its duties in connection with its fairness opinion are solely to the Board, and that it has no legal responsibility to any other persons, including the Company's shareholders, under California state law (the governing law of the Engagement Letter). NMS would likely assert the substance of the foregoing disclaimer as a defense to claims (if any) that might be brought against it by any shareholder of the Company with respect to its fairness opinion. However, since no California state court has definitively ruled on the availability to a financial advisor of an express disclaimer as a defense to shareholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. Furthermore, there can be no assurance that a court of competent jurisdiction would apply California state law to the resolution of this issue if it were to be presented. In any event, the availability or non-availability of such a defense will have no effect on NMS's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the Board under governing state law or under the federal securities laws.

     Pursuant to the Engagement Letter, the Company agreed to pay NMS a fee of $350,000 payable upon the delivery of the written opinion to the Board that is described above. The payment of this fee was not conditioned on the outcome of NMS's opinion or on whether such opinion was deemed favorable or unfavorable by the Company or the Board, nor is it conditioned on the consummation of the Transaction. The Engagement Letter also calls for the Company to reimburse NMS for its reasonable out-of-pocket expenses. Pursuant to an agreement attached to and made a part of the Engagement Letter, the Company has agreed to indemnify NMS, its affiliates, their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of the engagement of NMS.

     In the ordinary course of NMS's business, NMS trades the equity securities of the Company for NMS's own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. NMS has also acted as an underwriter in connection with offers of securities of the Company.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Concurrent with the consummation of the Sale, ABPH will enter into a Severence and Benefits Letter Agreement with Louis I. Kane, currently Co-Chairman of the Company. Under the terms of such Agreement, Mr. Kane will be employed by ABPH (which, at the time of the Closing of the Sale, will be owned by the Buyer) for a three year period at an annual salary of $250,000 (which is equal to his current annual salary). Mr. Kane will no longer be employed by the Company upon consummation of the Sale.

     In connection with the Board of Directors' approval of the Sale, the Board of Directors approved amendments to the outstanding stock options held by those employees who are employed on the closing date by the Company but will no longer be employed by the Company following the Sale (the "Terminated Employees"). The amendments will become effective concurrently with the Sale. Currently, all employee options, other than those issued to each of the Co-Chairmen of the Company, provide for termination either immediately or within up to 90 days following the employee's termination of employment with the Company. Effective with the Sale, all options held by Terminated Employees will be amended to permit their exercise for a period of up to 2 years following the Closing date dependent upon an employee's years of service with the Company. In addition, any unvested options held by Terminated Employees will immediately vest and will similarly have the extended period during which the options may be exercised. As a result, Mr. Kane's then vested options will increase by 320,000 shares to a total of 677,330 shares and will be exercisable in accordance with their original terms which were 10 years from the date of issuance.

     In addition, the vested options of the Company's executive officers, excluding Mr. Kane, will increase by approximately 190,000 shares to a total of approximately 372,000 shares and will be exercisable for a period of up to 2 years from the closing of the Sale. The vested options of all Terminated Employees, including Mr. Kane and the executive officers, will increase by approximately 850,000 to a total of approximately 1,540,000. The Board determined to amend such options in order to provide an incentive to employees to remain with the Company and to ensure the continuation of the business of the Au Bon Pain Division in the ordinary course pending the Sale. In addition, the Board has approved an amendment to each of Mr. Shaich's stock option agreements, providing for the immediate vesting of all stock options held by Mr. Shaich upon the closing of the Sale. As a result, Mr. Shaich's then vested options will increase by 320,000 shares to a total of 677,330 shares. As of the date of this proxy statement, substantially all of the affected options are issued at exercise prices which are above the current market price.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                                 OTHER BUSINESS

     In addition to the business described above, there will be remarks by the Co-Chairmen of the Board and the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the Company.

     As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting of stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders of the Company (including director nominations) intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1998 to be included in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders. Nominations and proposals of stockholders may be submitted to the Company for consideration at the 1999 Annual Meeting of Stockholders if certain conditions set forth in the Company's By-laws are satisfied, although such nominations and proposals will not be included in the proxy statement and form of proxy relating to that annual meeting unless submitted in accordance with the time limits and other requirements set forth above and in the related rules of the Securities and Exchange Commission.

                      OWNERSHIP OF AU BON PAIN COMMON STOCK

     The following table sets forth certain information as of December 1, 1998, with respect to the Company's Class A and Class B Common Stock owned by (1) each director of the Company, (2) each "named executive officer" as defined by Item 402 of Regulation S-K, (3) all directors and executive officers of the Company as a group, and (4) each person who is known by the Company to beneficially own more than five percent of the Company's capital stock. Unless otherwise indicated in the footnotes to the table, all stock is owned of record and beneficially by the persons listed in the table. +


Name and, with respect to owner                           Class A Common                  Class B Common       Combined Voting
   of more than 5%, address                            Number       Percent (1)       Number     Percent (2)    Percentage (3)
-------------------------------------------------------------------------------------------------------------------------------
Ronald M. Shaich.................................... 420,865(4)      3.9%           1,251,540      80.3%            27.0%
  Co-Chairman, Director and
  Chief Executive Officer
  c/o Au Bon Pain Co., Inc.
  19 Fid Kennedy Avenue
  Boston, MA  02210

Louis I. Kane....................................... 373,580(5)      3.4%              74,406       4.8%            3.8%
  Co-Chairman and Director
  c/o Au Bon Pain Co., Inc.
  19 Fid Kennedy Avenue
  Boston, MA  02210

Francis W. Hatch....................................  27,542(6)(7)      *              64,351(8)    4.1%            1.5%
  Director

George E. Kane......................................  23,942(6)(9)      *              20,000       1.3%              *
  Director

James R. McManus....................................  23,542(6)         *                  --         --              *
  Director

Henry J. Nasella....................................  20,080(10)        *                  --         --              *
  Director

Samuel H. Yong......................................  74,715(11)        *                  --         --              *
  Executive Vice President and
  President, Au Bon Pain Division

Richard C. Postle...................................  67,370(12)        *                  --         --              *
  Executive Vice President and
  President, Saint Louis Bread Co.

Mark Borland........................................  37,727(13)        *                  --         --              *
  Executive Vice President and
  Chief Operating Officer,
  Au Bon Pain Division


Name and, with respect to owner                              Class A Common             Class B Common          Combined Voting
   of more than 5%, address                               Number       Percent(1)     Number    Percent(2)       Percentage(3)
-------------------------------------------------------------------------------------------------------------------------------
All Directors and officers as
  a group (12 persons)............................. 1,123,841(14)        9.8%       1,434,208       92.1%            33.5%

Morgan Stanley Group Inc........................... 1,332,385(15)       12.7%              --          --             8.8%
PG Investors, Inc.
Princes Gate Investors, L.P.
  1251 Avenue of the Americas
  New York, NY  10020

Wanger Asset Management, L.P.......................   634,000(16)        6.1%              --          --             4.2%
Wanger Asset Management Ltd.
Acorn Investment Trust
  227 West Monroe Street, Suite 3000
  Chicago, IL  60606

Princeton Services, Inc............................ 1,166,800(17)       11.1%              --          --             7.7%
Fund Asset Management, L.P.
Merrill Lynch Special Value Fund, Inc.
  800 Scudders Mill Road
  Plainsboro, New Jersey 08536

Brown Capital Management........................... 1,319,450(18)       12.6%              --          --             8.7%
  809 Cathedral Street
  Baltimore, MD  21201

* Less than one percent.

(1) Percentage ownership of Class A Common Stock is based on 10,502,713 shares issued and outstanding plus shares subject to options exercisable within sixty days of December 1, 1998 held by the stockholder or group.

(2) Percentage ownership of Class B Common Stock is based on 1,557,658 shares issued and outstanding plus shares subject to options exercisable within sixty days of December 1, 1998 held by the stockholder or group.

(3) This column represents voting power rather than percentage of equity interest, as each share of Class A Common Stock is entitled to one vote while each share of Class B Common Stock is entitled to three votes.

(4) Consists of 63,535 shares owned by Mr. Shaich and options exercisable within 60 days of December 1, 1998 for 357,330 shares.

(5) Consists of (a) 15,050 shares owned by Mr. Kane; (b) 1,200 shares owned by Mr. Kane's spouse and as to which Mr. Kane disclaims beneficial ownership; and (c) options exercisable within 60 days of December 1, 1998 for 357,330 shares.

(6) Includes options for 23,542 shares exercisable within 60 days of December 1, 1998 pursuant to the Directors' Plan for independent directors.

(7)  Also includes 4,000 shares owned by Mr. Hatch.

(8) Consists of 42,013 shares owned by Mr. Hatch and 22,338 shares owned by Mr. Hatch's spouse and as to which Mr. Hatch disclaims beneficial ownership.

(9)  Also includes 400 shares owned by Mr. Kane.

(10) Consists of 1,000 shares jointly owned by Mr. Nasella and his spouse and options for 19,080 shares exercisable within 60 days of December 1, 1998 pursuant to the Directors' Plan for independent directors.

(11) Consists of 20 shares held in custodial accounts for Mr. Yong's minor children and as to which Mr. Yong disclaims beneficial ownership and options for 74,695 shares exercisable within 60 days of December 1, 1998.

(12) Consists of 36,458 shares owned by Mr. Postle and options for 30,912 shares exercisable within 60 days of December 1, 1998.

(13) Consists of 970 shares owned by Mr. Borland and options for 36,757 shares exercisable within 60 days of December 1, 1998.

(14) Consists of 124,162 shares of stock and options for 999,679 shares exercisable within 60 days of December 1, 1998.

(15) Information included is based solely upon a Schedule 13D filed with the Commission, jointly on behalf of Morgan Stanley Group Inc. ("MS Group"), PG Investors, Inc. ("PGI") and Princes Gate Investors, L.P. ("Princes Gate L.P."). PGI is a wholly-owned subsidiary of MS Group, and is the general partner of Princes Gate L.P. On December 22, 1993, the Company issued to several purchasers, including Princes Gate L.P., $30,000,000 in aggregate principal amount of 4.75% Convertible Subordinated Notes due 2001 (the "Notes"). The Notes are convertible into fully paid and non-assessable shares of Class A Common Stock at a conversion price (subject to adjustment) equal to $25.50 principal amount for each share of Class A Common Stock, or currently 1,176,468 shares of Class A Common Stock in the aggregate. The amount of shares disclosed includes (a) 317 shares of Class A Common Stock owned by MS Group's wholly-owned subsidiary, Morgan Stanley & Co. Incorporated ("MS & Co.") in its capacity as a market-maker in the Company's Class A Common Stock, (b) 5,600 shares of Class A Common Stock over which MS & Co. exercises discretionary authority on behalf of customers, and (c) since PGI exercises investment management, voting and/or disposition control over all of the Notes and the underlying shares of Class A Common Stock obtainable upon conversion of the Notes, 1,176,468 shares of Class A Common Stock obtainable upon conversion of the Notes. In connection with a financing transaction consummated in July 1996, the number of shares also includes a Class A Common Stock purchase warrant issued for 150,000 shares, exercisable at $5.62 per share through July 24, 2001. (With respect to Princes Gate, L.P., the total of 1,332,385 shares includes 881,504 shares of Class A Common Stock obtainable upon conversion of the Notes, and, in connection with the financing transaction consummated in July 1996, includes a Class A Common Stock purchase warrant issued for 112,392 shares, exercisable at $5.62 per share through July 24, 2001).

(16) Wanger Asset Management, L.P. ("WAM") is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Wanger Asset Management Ltd. ("WAM Ltd.") is the general partner of WAM. Acorn Investment Trust ("Acorn") is an investment company registered under
     Section 8 of the Investment Company Act of 1940. Each of the foregoing entities is deemed to be the beneficial owner of the 634,000 shares, which have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM Ltd. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to receive all dividends from, and proceeds from, the sale of those shares to the extent of more than 5% of the class. Each of the foregoing entities has shared voting and shared dispositive power with respect to the shares. Information regarding beneficial ownership of the shares has been obtained solely from the joint
     Schedule 13G of WAM, WAM Ltd. and Acorn filed with the Commission on February 5, 1998.

(17) Princeton Services, Inc. ("PSI") is a parent holding company in accordance with the Securities and Exchange Act of 1934 and is the corporate managing general partner of Fund Asset Management, L.P. Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM") is an investment adviser registered under section 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). Merrill Lynch Special Value Fund, Inc. (the "Fund") is an investment company registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act"). FAM acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act and private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of such securities. The Fund, a reporting person for which FAM serves as investment adviser, has an interest that relates to more than 5% of the class of the class of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein. PSI is deemed to be the beneficial owner of, and has shared voting and dispositive power with respect to 1,166,800 shares, and FAM and the Fund are deemed to be the beneficial owners of, and have shared voting and dispositive power with respect to 1,140,200 shares. Information regarding beneficial ownership of the shares has been obtained solely from the joint Schedule 13G of PSI, FAM and the Fund filed with the Commission on February 3, 1998.

(18) Information included is based solely upon a Schedule 13G dated January 8, 1999.

+ Does not include shares beneficially owned by Robert C. Taft, former Executive Vice President of the Company and President of the Au Bon Pain Division, who, as of March 31, 1998, beneficially owned 2,247 shares of Class A Common Stock.

                   SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical financial information has been derived from the Company's respective historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement. The historical financial statement information as of and for the periods presented below has been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, includes all material adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods.

     The Selected Historical Financial Data under the captions Income Statement Data and Balance Sheet Data as of and for the fiscal years ended December 25, 1993, December 31, 1994, December 30, 1995, December 28, 1996 and December 27, 1997 have been derived from financial statements audited by PricewaterhouseCoopers LLP (formerly known as Coopers & Lybrand L.L.P.) independent certified public accountants. The Selected Historical Financial data as of and for the forty weeks ended October 3, 1998 has been derived from the unaudited financial statements of the Company included elsewhere in this Proxy Statement. The Selected Historical Financial Data and Selected Pro Forma Consolidated Financial Data and the operating data set forth below should be read in conjunction with the Company's consolidated financial statements and notes thereto, the unaudited pro forma financial statements and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this Proxy Statement.

                       SELECTED HISTORICAL FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          Fiscal Year                               40 Weeks
                                        ---------------------------------------------------------------------        Ended
                                               1993           1994         1995 (1)       1996 (1)       1997  October 3, 1998 (1)
                                        ---------------------------------------------------------------------  -------------------
 INCOME STATEMENT DATA

 Revenues                               $   122,915     $   182,886      $ 226,466      $ 236,934    $250,889     $   189,248
 Operating income (loss)                     11,799          15,223            858            330       7,688         (20,624)
 Provision (benefit) for income taxes         4,844           5,497         (2,813)        (2,918)     (1,492)         (5,717)
 Net income (loss)                      $     6,821     $     7,841      $  (1,614)     $  (4,365)   $  1,807     $   (20,927)
                                        ===========     ===========      =========      ==========   ========     ===========
 Net income (loss) per common share -
    basic                               $      0.62     $      0.69      $   (0.14)     $   (0.37)   $   0.15     $     (1.76)
                                        ===========     ===========      =========      =========    ========     ===========
 Net income (loss) per common share -
    diluted                             $      0.60     $      0.68      $   (0.14)     $   (0.37)   $   0.15     $     (1.76)
                                        ===========     ===========      =========      =========    ========     ===========

 Weighted average number of shares
    outstanding - basic                      11,042          11,429         11,621         11,705      11,766          11,897
                                        ===========     ===========      =========      =========    ========      ==========

 Weighted average number of shares
    outstanding - diluted                    11,353          11,624         11,621         11,705      11,913          11,897
                                        ===========     ===========      =========      =========    ========       =========

 EBITDA(a)                              $    19,689     $    26,956      $  22,315      $  20,610    $ 23,635       $  16,249
                                        ===========     ===========      =========      =========    ========       =========

(a) Calculation for EBITDA consists of net income plus interest, income taxes, depreciation and amortization, non-cash non-recurring charges and expense associated with the Company-owned life insurance. The Company recognizes that there are alternative methods of measuring cash flow from operations.

                                                              Fiscal Year
                                    ----------------------------------------------------------------
                                        1993         1994        1995          1996         1997          October 3, 1998 (2)
                                    ----------------------------------------------------------------      -------------------
Balance Sheet Data
------------------
Working Capital                      $   5,817    $  (3,439)   $     846    $  (1,748)    $     (58)          $  (66,053)
Total Assets                           120,474      165,586      193,018      196,428       186,516              158,188

Long-term debt, less current
   maturities                              274       19,095       42,502       49,736        42,527                    -
Convertible subordinated notes          30,000       30,000       30,000       30,000        30,000                    -
Stockholders' Equity                 $  76,098    $  94,164    $  93,238    $  90,056     $  92,274            $  72,582
Company operated bakery cafes open         156          213          244          231           220                  218

(1) During fiscal years 1995 and 1996 and for the forty weeks ended October 3, 1998, results of operations include non-recurring pre-tax charges of $8.5 million, $4.4 million and $25.4 million respectively. These charges were principally related to the closing of certain under-performing Au Bon Pain Division restaurants and to account for the impairment of long-lived assets to be disposed of. In addition, during the forty weeks ended October 3, 1998, results of operations include a non-cash pre-tax loss of $734,000 related to the sale of the Company's production facility in Mexico, MO.

(2) The Company intends to repay all of its outstanding debt with the proceeds from the Sale. The recording of the non-recurring, non-cash charge during the third quarter of 1998 caused the Company to be in violation of certain covenants within the Company's revolving line of credit agreement. All outstanding debt at October 3, 1998 has been included in current liabilities. The agreement with the bank group has been amended to eliminate such defaults through the end of the Company's fiscal first quarter of 1999 (April 17, 1999). The Company expects the Sale will become effective during the fiscal first quarter of 1999, resulting in the repayment of the revolving line of credit.

     The Selected Pro Forma Consolidated Financial Data is presented for illustrative purposes only and is not necessarily indicative of operating results or financial position that would have been achieved if the sale had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the Company. The pro forma income statement data is unaudited and was derived from the statements of operations of the Company for the fiscal year ended December 27, 1997 and for the forty weeks ended October 4, 1997 and October 3, 1998, respectively, and gives effect to the sale of the ABP Division and to the sale of the Mexico, Missouri manufacturing facility prepared as if these transactions had occurred at the beginning of the respective periods, with the manufacturing cost associated with the Saint Louis Bread Co. Division based on the actual costs incurred during the respective periods. Therefore, the pro forma income statement data does not present pro forma results of operations based on the manufacturing supply agreement with Bunge Foods Corp. prior to the execution of the agreement on March 23, 1998. The pro forma balance sheet data is unaudited and was derived from the balance sheet of the Company as of October 3, 1998 and was prepared as if the transactions had occurred as of October 3, 1998. See Notes to Unaudited Pro Forma Consolidated Financial Statements contained elsewhere in this Proxy Statement.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Income Statement Data                                                                    40 Weeks Ended
---------------------                             Fiscal Year Ended       --------------------------------------------
                                                    Dec 27, 1997            October 4, 1997           October 3, 1998
                                                ---------------------     -------------------        -----------------
Revenues                                             $ 70,287                  $ 51,350                  $ 61,010
Operating income                                        4,404                     2,967                     3,040
Provision for income taxes                              1,415                       928                       956
Net income                                           $  2,989                  $  2,039                  $  2,084
                                                     ========                  ========                  ========
Net income per common share -
           basic                                     $   0.25                  $   0.17                  $   0.18
                                                     ========                  ========                  ========
Net income per common share -
           diluted                                   $   0.25                  $   0.17                  $   0.17
                                                     ========                  ========                  ========
Weighted average number of shares
           outstanding - basic                         11,766                    11,757                    11,897
                                                     ========                  ========                  ========
Weighted average number of shares
           outstanding - diluted                       11,913                    11,918                    12,348
                                                     ========                  ========                  ========

EBITDA (a)                                           $  8,606                  $   6,196                 $  6,793
                                                     ========                  =========                 ========


Balance Sheet Data                                                                                    October 3, 1998
------------------                                                                                   -----------------
Working Capital                                                                                          $  2,535
Total Assets                                                                                             $ 81,294
Long-term debt, less current maturities                                                                         -
Convertible subordinated notes                                                                                  -
Stockholders Equity                                                                                      $ 72,582

Company operated bakery cafes open                                                                             67

(a) Calculation for EBITDA consists of net income plus interest, income taxes, depreciation and amortization, non-cash non-recurring charges and expenses associated with the Company-owned life insurance. The Company recognizes that there are alternative methods of measuring cash flow from operations.

                           COMPARATIVE PER SHARE DATA
                      (IN THOUSANDS EXCEPT BOOK VALUE DATA)

     The following table sets forth certain unaudited historical per share data and pro forma per share data on an unaudited pro forma basis after giving effect to the sale of the ABP Division and to the sale of the Mexico, Missouri manufacturing facility. This data should be read in conjunction with the unaudited pro forma consolidated financial statements and the separate historical financial information included elsewhere in this Proxy Statement. The pro forma comparative per share data is presented for illustrative purposes only and is not necessarily indicative of operating results or financial position that would have been achieved if the above transactions had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the Company. The unaudited pro forma consolidated data was derived from the statement of operations of the Company for the fiscal year ended December 27, 1997 and for the forty weeks ended October 4, 1997 and October 3, 1998, respectively, and gives effect to the sale of the ABP Division and to the sale of the Mexico, Missouri manufacturing facility prepared as if these transactions had occurred at the beginning of the respective periods, with the manufacturing cost associated with the Saint Louis Bread Co. Division based on the actual costs incurred during the respective periods. Therefore, the pro forma income from continuing operations does not present pro forma results of operations based on the manufacturing supply agreement with Bunge Foods Corp. prior to the execution of the agreement on March 23, 1998. The unaudited pro forma balance sheet was derived from the balance sheet of the Company as of October 3, 1998 and was prepared as if the transactions had occurred as of October 3, 1998.

                                         Fiscal year          40 Weeks Ended
                                            Ended     --------------------------------
                                        Dec 27, 1997  October 4, 1997  October 3, 1998
                                             (1)            (1)             (1)(2)
                                        ------------  ---------------  ---------------
Au Bon Pain Co., Inc. - Historical
----------------------------------
 Income (loss) from continuing
   operations                             $ 1,807        $  1,310        $ (20,927)
 Book Value                               $  7.84        $  7.79         $    6.10
 Cash Dividends Declared                      N/A            N/A               N/A

Au Bon Pain Co., Inc. - Pro Forma
---------------------------------
 Income from continuing operations        $ 2,989        $ 2,039         $   2,084
 Book Value                               $  7.84        $  7.79         $    6.10
 Cash Dividends Declared                      N/A            N/A               N/A

----------
(1) See Notes to Unaudited Pro Forma Consolidated Financial Statements contained elsewhere in this Proxy Statement.

(2) For the forty weeks ended October 3, 1998 the Company recorded non-cash pre-tax charges of $25.4 million. These charges were related to the closing of certain underperforming restaurants, the loss on the sale of the Mexico, Missouri manufacturing facility and to record a write down under Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of" ("SFAS 121").

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 27, 1997
                        FORTY WEEKS ENDED OCTOBER 3, 1998
                        FORTY WEEKS ENDED OCTOBER 4, 1997

     The Agreement contemplates (i) the transfer from the Company to the Subsidiaries of substantially all of the operating assets, store leases, contracts and liabilities associated with the ABP Division and (ii) the sale of all of the capital stock of the Subsidiaries to the Buyer, whereby the Buyer will become the owner of the ABP Division (sometimes also referred to as the "Au Bon Pain Division"). The Sale will become effective subject to the terms and conditions of the Agreement, including, but not limited to, the approval of the stockholders' of the Company, consents of certain landlords, governmental approval, and consummation of financing pursuant to previously obtained commitments from Buyer's lenders and investors, of which no assurances can be given. The purchase price payable to the Company upon effectiveness of the Sale shall be seventy three million dollars ($73,000,000), subject to certain purchase price adjustments as described in the Agreement.

     The unaudited pro forma balance sheet presents the pro forma financial position of the Company and is derived from the balance sheet of the Company as of October 3, 1998. The unaudited pro forma consolidated statements of operations are derived from the consolidated statements of operations of the Company for the fiscal year ended December 27, 1997 and for the 40 weeks ended October 4, 1997 and October 3, 1998, respectively, and excludes a one-time charge for the sale of the Company's Mexico, Missouri manufacturing facility recorded in the 40 weeks ended October 3, 1998 and a one-time charge for the loss on the sale of the ABP Division.

     In the opinion of the Company's management, all adjustments necessary to present fairly such unaudited pro forma financial statements have been made based on the terms and structure of the sale of the ABP Division and the sale of the Mexico, Missouri manufacturing facility. The Agreement requires that the operations of the ABP Division continue in the ordinary course of business until the Sale is consummated.

     The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the actual results that would have occurred had the transaction taken place at the earliest period presented, nor do they purport to indicate the results of future operations or financial position of the company.

     The unaudited pro forma consolidated financial statements have been derived from and should be read in conjunction with the Company's audited historical financial statements and notes thereto as of December 27, 1997 filed with the Securities and Exchange Commission in its Form 10-K and the Company's unaudited condensed historical financial statements and notes thereto for the quarters ending April 18, 1998, July 11, 1998 and October 3, 1998, filed with the Securities and Exchange Commission in its Form 10-Q.

     Matters discussed in this unaudited consolidated financial information, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results and future earnings per share contain forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward looking statements. The Sale is subject to several conditions including, but not limited to, the approval of the stockholders of the Company, governmental approvals, consents of certain landlords, and consummation of financing pursuant to previously obtained commitments from Buyer's lenders and investors, of which no assurances can be given.

                              AU BON PAIN CO., INC.
               UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET (a)
                                 (IN THOUSANDS)
                                 OCTOBER 3, 1998

                                                                                            Pro Forma
                                                                     Historical            Adjustments               Pro Forma
                                                                     ----------            -----------               ---------
ASSETS
Current assets:
      Cash and cash equivalents                                      $     680            $   4,388  (b)             $  5,068
      Accounts receivable                                                7,065               (6,151) (c)                  914
      Inventories                                                        6,286               (4,756) (c)                1,530
      Prepaid expenses                                                   2,626               (1,786) (c)                  840
      Refundable income taxes                                              595                    -                       595
      Deferred income taxes                                              2,300                    -                     2,300
                                                                     ---------            ---------                  --------
           Total current assets                                         19,552               (8,305)                   11,247

Property and equipment, less accumulated depreciation
   and amortization                                                     91,301              (56,238) (c)               35,062
Other assets:
      Notes receivable                                                   4,985               (4,945) (c)                   40
      Intangible assets, net of accumulated amortization                20,259                    -                    20,259
      Deferred financing costs                                             902                 (902) (c)                    -
      Deposits and other                                                11,327               (6,503) (c)                4,824
      Deferred income taxes                                              9,862                    -                     9,862
                                                                     ---------            ---------                  --------
           Total other assets                                           47,335              (12,350)                   34,985
                                                                     ---------            ---------                  --------
           Total assets                                              $ 158,188            $ (76,894)                 $ 81,294
                                                                     =========            =========                  ========

LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities:
      Accounts payable                                               $   7,165            $  (4,897) (c)             $  2,268
      Accrued expenses                                                  14,369               (7,925) (d)                6,444
      Current maturities of long term debt                              64,071              (64,071) (e)                   -
                                                                     ---------            ---------                  -------
           Total current liabilities                                    85,605              (76,893)                    8,712
Long term debt, less current maturities                                      -                    -                        -
Convertible Subordinated Notes                                               -                    -                        -
                                                                     ---------            ---------                  --------
           Total liabilities                                            85,605              (76,893)                    8,712

Minority interest                                                            1                    1  (c)                   -
Stockholders' equity:
      Preferred stock, $.0001 par value:
            Class B, shares authorized 2,000,000;
             issued and outstanding none
             in 1998 and 1997, respectively                                 -                     -                        -
      Common stock, $.0001 par value:
            Class A, shares authorized 50,000,000; issued
             and outstanding 10,410,421 and 10,144,840 in
             1998 and 1997, respectively                                     1                    -                         1
            Class B, shares authorized 2,000,000; issued
             and outstanding 1,557,658 and 1,572,907 in
             1998 and 1997, respectively                                    -                     -                        -
      Additional paid-in capital                                        69,720                    -                    69,720
      Retained earnings                                                  2,861                    -                     2,861
                                                                     ---------            ---------                  --------
             Total stockholders' equity                                 72,582                    -                    72,582
                                                                     ---------            ---------                  --------
             Total liabilities and stockholders' equity              $ 158,188            $ (76,894)                 $ 81,294
                                                                     =========            =========                  ========

                                      -40-

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a) See the introductory paragraphs under "Unaudited Pro Forma Financial Information": The unaudited pro forma balance sheet includes the balance of the Company as of October 3, 1998 and was prepared as if the transaction had occurred at the end of the respective date.

(b) To eliminate the Au Bon Pain Division Assets and Liabilities and to record the net cash proceeds from the sale of the Au Bon Pain Division. The pro-forma cash and cash equivalents as of October 3, 1998 is based on the expected net proceeds of the sale transaction and the debt outstanding at October 3, 1998. It does not purport to represent the cash and cash equivalents expected to be available to the Company upon the closing of the Sale.

(c)  To eliminate Au Bon Pain Division Assets and Liabilities.

(d) To eliminate Au Bon Pain Division Assets and Liabilities and to establish a reserve for expenses related to the sale of the Au Bon Pain Division.

(e) To record the retirement of debt from proceeds on the sale of the Au Bon Pain Division.

                              AU BON PAIN CO., INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                        FORTY WEEKS ENDED OCTOBER 3, 1998

                                                                           Pro Forma                    Pro Forma
                                             Historical (1)              Adjustments (2)            October 3, 1998 (2)
                                             --------------              ---------------            -------------------
Revenues:
      Restaurant sales                         $  179,191                $  (122,192) (a)               $  56,999
      Franchise sales & other                          -                          -                            -
      revenues                                     10,057                     (6,046) (b)                   4,011
                                               ----------                -----------                    ---------
                                                  189,248                   (128,238)                      61,010

Costs & expenses:
      Cost of food & paper products                66,505                    (45,235) (c)                  21,270
      Restaurant operating expenses:
         Labor                                     50,611                    (34,812) (d)                  15,799
         Occupancy                                 21,043                    (16,931) (d)                   4,112
         Other                                     20,760                    (14,237) (d)                   6,523
                                               ----------                -----------                    ---------
                                                   92,414                    (65,980)                      26,434

      Depreciation & amortization                  11,420                     (7,667) (e)                   3,753
      General & administrative                     14,088                     (7,575) (f)                   6,513
      Non-recurring charges                        25,445                    (25,445) (g)                      -
                                               ----------                -----------                    ---------
                                                  209,872                   (151,902)                      57,970

Operating income (loss)                           (20,624)                   (23,664)                       3,040
Interest (income) expense, net                      4,972                     (4,972) (h)                      -
Other (income) expense, net                         1,128                     (1,128) (i)                      -
Minority interest                                     (80)                        80  (j)                      -
                                               ----------                -----------                    ---------
Net income (loss) before provision
      (benefit) for income taxes                  (26,644)                    29,684                        3,040

Provision (benefit) for income taxes               (5,717)                     6,673  (k)                     956
                                               ----------                -----------                    ---------

Net income (loss)                              $  (20,927)               $    23,011                    $   2,084
                                               ==========                ===========                    =========

Net income (loss)
      per common share - basic                 $   (1.76)                $        -                     $    0.18
                                               ==========                ===========                    =========

Net income (loss)
      per common share - diluted               $   (1.76)                $        -                     $    0.17
                                               ==========                ===========                    =========

Weighted average number of shares
      outstanding - basic                          11,897                         -                        11,897
                                               ==========                ===========                    =========

Weighted average number of shares
      outstanding - diluted                        11,897                         -                        12,348
                                               ==========                ===========                    =========

EBITDA (l)                                     $   16,249                $    (9,456)                   $   6,793
                                               ==========                ===========                    =========

(1) During fiscal years 1995 and 1996 and for the forty weeks ended October 3, 1998, results of operations include non-recurring pre-tax charges of $8.5 million, $4.4 million and $25.4 million respectively. These charges were principally related to the closing of certain under-performing Au Bon Pain Division restaurants and to account for the impairment of long-lived assets to be disposed of. In addition, during the forty weeks ended October 3, 1998, results of operations include a non-cash pre-tax loss of $734,000 related to the sale of the Company's production facility in Mexico, Missouri.

(2) The pro forma Consolidated Statement of Operations does not present pro forma results of operations based on the manufacturing supply agreement with Bunge Foods Corp. prior to the execution of the agreement on March 23, 1998.

                              AU BON PAIN CO., INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                        FORTY WEEKS ENDED OCTOBER 4, 1997

                                                                          Pro Forma          Pro Forma
                                                  Historical           Adjustments (1)   October 4, 1997 (1)
                                                  ----------           ---------------   -------------------
Revenues:
      Restaurant sales                            $  177,930           $  (128,546) (a)       $  49,384
      Franchise sales & other
        revenues                                      12,568               (10,602) (b)           1,966
                                                  ----------           -----------            ---------
                                                     190,498              (139,148)              51,350

Costs & expenses:
      Cost of food & paper products                   67,865               (50,200) (c)          17,665
      Restaurant operating expenses:
         Labor                                        48,885               (35,597) (d)          13,288
         Occupancy                                    21,572               (17,997) (d)           3,575
         Other                                        20,902               (15,446) (d)           5,456
                                                  ----------           -----------            ---------
                                                      91,359               (69,040)              22,319
      Depreciation & amortization                     12,972                (9,743) (e)           3,229
      General & administrative                        12,571                (7,401) (f)           5,170
      Non-recurring charge                                -                     -                    -
                                                  ----------           -----------            ---------
                                                     184,767              (136,384)              48,383
Operating income                                       5,731                (2,764)               2,967
Interest (income) expense, net                         5,424                (5,424) (h)              -
Other (income) expense, net                              146                  (146) (i)              -
Minority interest (income) expense                         4                    (4) (j)              -
                                                  ----------           -----------            ---------

Net income (loss) before
  provision (benefit) for income taxes                   156                 2,810                2,967

Provision (benefit) for income taxes                  (1,154)                2,082  (k)             928
                                                  ----------           -----------           ----------

Net income (loss)                                 $    1,310           $       729            $   2,039
                                                  ==========           ===========            =========

Net income (loss)
 per common share - basic                         $     0.11           $        -             $    0.17
                                                  ==========           ===========            =========

Net income (loss)
  Per common share-diluted                        $     0.11           $        -             $    0.17
                                                  ==========           ===========            =========

Weighted average number of shares
  outstanding - basic                                 11,757                    -                11,757
                                                  ==========           ===========            =========

Weighted average number of shares
  outstanding - diluted                               11,918                    -                11,918
                                                  ==========           ===========            =========

EBITDA (l)                                        $   18,373           $   (12,177)           $   6,196
                                                  ==========           ===========           ==========


(1) The pro forma Consolidated Statement of Operations does not present pro forma results of operations based on the manufacturing supply agreement with Bunge Foods Corp. prior to the execution of the agreement on March 23, 1998.

                              AU BON PAIN CO., INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                       FISCAL YEAR ENDED DECEMBER 27, 1997


                                                                 Pro Forma            Pro Forma
                                                Historical     Adjustments (1)   December 27, 1997 (1)
                                                ----------     ---------------   ---------------------
Revenues:

      Restaurant sales                          $  233,211      $ (166,023) (a)        $   67,188
      Franchise sales & other
        revenues                                    17,678         (14,579) (b)             3,099
                                                ----------      ----------             ----------
                                                   250,889        (180,602)                70,287

Costs & expenses:
      Cost of food & paper products                 90,385         (66,132) (c)            24,253
      Restaurant operating expenses:
         Labor                                      63,593         (45,564) (d)            18,029
         Occupancy                                  28,514         (23,624) (d)             4,890
         Other                                      27,430         (19,994) (d)             7,436
                                                ----------      ----------             ----------
                                                   119,537         (89,182)                30,355

      Depreciation & amortization                   16,861         (12,659) (e)             4,202
      General & administrative                      16,418          (9,345) (f)             7,073
      Non-recurring charges                             -               -                      -
                                                ----------      ----------             ----------
                                                   243,201        (177,318)                65,883

Operating income                                     7,688          (3,284)                 4,404
Interest (income) expense, net                       7,203          (7,203) (h)               -
Other (income) expense, net                            212            (212) (i)               -
Minority interest                                      (42)             42  (j)               -
                                                ----------      ----------             ----------
      Net income (loss) before

      provision (benefit) for income taxes             315           4,089                  4,404

Provision (benefit) for income taxes                (1,492)          2,907  (k)             1,415
                                                ----------      ----------             ----------

Net income (loss)                               $    1,807      $    1,182             $    2,989
                                                ==========      ==========             ==========

Net income (loss)
      per common share - basic                  $     0.15      $       -              $     0.25
                                                ==========      ==========             ==========

Net income (loss)
      per common share - diluted                $     0.15      $       -              $     0.25
                                                ==========      ==========             ==========

Weighted average number of shares
      outstanding - basic                           11,766              -                  11,766
                                                ==========      ==========             ==========

Weighted average number of shares
      outstanding - diluted                         11,913              -                  11,913
                                                ==========      ==========             ==========

EBITDA (l)                                      $   23,635      $  (15,029)            $    8,606
                                                ==========      ==========             ==========


(1) The pro forma Consolidated Statement of Operations does not present pro forma results of operations based on the manufacturing supply agreement with Bunge Foods Corp. prior to the execution of the agreement on March 23, 1998.

              NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                Fiscal Year Ended          40 Weeks Ended
                                                                                     12/27/97          10/3/98          10/4/97
                                                                                     --------          -------          -------
(a)  To eliminate Au Bon Pain Division restaurant sales                             $(166,023)       $(122,192)       $(128,546)

(b) To eliminate wholesale and Au Bon Pan Division manufacturing sales, and to eliminate Au Bon Pain Division franchise royalties, store opening fees, area development fees and other revenues

              Au Bon Pain Division royalties, store opening
              fees, area development fees and other revenues                           (6,532)          (3,571)          (4,617)

              Wholesale and Au Bon Pain
              Division manufacturing sales                                             (8,047)          (2,475)          (5,985)
                                                                                    ---------        ---------        ---------
                                                                                      (14,579)          (6,046)         (10,602)

(c)  To eliminate cost of goods sold related to the Au Bon
          Division and wholesale sales                                                (66,132)         (45,235)         (50,200)

(d)  To eliminate Au Bon Pain Division restaurant operating expenses

              Labor                                                                   (45,584)         (34,812)         (35,597)
              Occupancy                                                               (23,624)         (16,931)         (17,997)
              Other                                                                   (19,994)         (14,237)         (15,446)
                                                                                    ---------        ---------        ---------
                                                                                      (89,182)         (65,980)         (69,040)

(e)  To eliminate depreciation and amortization associated
          with the Au Bon Pain Division and wholesale                                 (12,659)          (7,667)          (9,743)

(f)  To eliminate Au Bon Pain Division general and administrative expenses leaving pro forma Saint Louis Bread Co. Division corporate
          overhead  expenses on a stand alone basis                                    (9,345)          (7,575)          (7,401)

(g)  To eliminate the non-recurring charge related to the
          Au Bon Pain Division cafes                                                        -          (25,445)               -

(h)  To eliminate interest expense associated with debt
          existing prior to the transaction                                            (7,203)          (4,972)          (5,424)

(i)  To eliminate Au Bon Pain Division other (income) expense, and to eliminate the loss on the sale of the Mexico, Missouri facility in
          1998

              Au Bon Pain Division other
              expense, net                                                               (212)            (394)            (146)
              Loss on sale of Mexico, Missouri facility                                     -             (734)               -
                                                                                    ---------        ---------        ---------
                                                                                         (212)          (1,128)            (146)

              NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   Fiscal Year Ended          40 Weeks Ended
                                                                                       12/27/97          10/3/98         10/4/97
                                                                                       --------          -------         -------
(j)     To eliminate minority interest associated with the
             Au Bon Pain Division                                                      $    42            $    80        $    (4)

(k)     To eliminate federal and state income tax associated with the Au
             Bon Pain Division and the loss on the sale of the Mexico, Missouri
             manufacturing facility in 1998.                                             2,907              6,673          2,082

(l) Calculation for EBITDA consists of net income plus interest, income taxes, depreciation and amortization, non-cash non-recurring charges and expense associated with the Company-owned life insurance. The
           Company recognizes that there are alternative methods of measuring cash flow from operations.

                          INFORMATION ABOUT THE COMPANY

BUSINESS

General

     Au Bon Pain Co., Inc. ("the Company") was formed in March 1981 with three Boston area bakeries and one cookie store serving croissants, breads and cookies. As of December 26, 1998, the Company had grown to 222 Company-operated and 159 franchised bakery cafes operating under two concepts: the Au Bon Pain Division, with 151 Company-operated and 114 franchise-operated bakery cafes, and the Saint Louis Bread Co. Division, which also does business as "Panera Bread" outside of the Saint Louis area, with 71 Company-operated and 45 franchise-operated bakery cafes. Both concepts specialize in high quality food for breakfast and lunch, including fresh baked goods, made-to-order sandwiches on freshly baked breads, soups, salads, custom roasted coffees, and other cafe beverages. The Au Bon Pain Division concept, with its major metropolitan locations, serves customers where they work and shop. Saint Louis Bread Co. Division reaches suburban dwellers and workers, offering a premium specialty bakery and cafe experience with a neighborhood emphasis.

     The Au Bon Pain Division bakery cafes are principally located in the following cities: Baltimore, Boston, Chicago, Cleveland, Columbus, Hartford, Minneapolis, New Haven, New York City, Pittsburgh, Providence and Washington, DC. Internationally, franchise partners operate Au Bon Pain Division units in Chile, the Philippines, Indonesia, Thailand, Brazil, the UK and Singapore. In addition, domestic franchisees currently operate Au Bon Pain Division cafes in Doubletree Hotels, airports and in certain West Coast and East Coast cities.

     The Saint Louis Bread Co. Division bakery cafes are principally located in suburban, strip mall and regional mall locations. The concept is currently operating in Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Massachusetts, Michigan, Missouri, Ohio, Oklahoma, South Carolina and Texas.

Concept and Strategy

     The Au Bon Pain Division concept focuses on "niche" markets in high density areas of pedestrian traffic. Target customers of the Au Bon Pain Division include urban office employees, hospital employees and visitors, shoppers, travelers, students and other adults who are time sensitive, yet desire a higher quality breakfast and lunch experience than is typically found at quick service restaurants. The concept's strategy is to create distinctive food offerings based on fresh-baked breads and baked goods at reasonable prices. It strives to offer products of fresher, higher quality and greater variety than those offered by its competitors. In addition, the Company believes its operational excellence, speed of service and convenient locations further differentiate the Company from its competitors. Average revenue per Company-operated bakery cafe open for the full fiscal year ended December 27, 1997 was approximately $1,014,000 for the Au Bon Pain Division concept.

     The Saint Louis Bread Co. Division concept focuses on the emerging "Specialty Bread/Cafe" category. Its artisan sourdough breads and overall award-winning bakery expertise are at the heart of the concept's menu. Bread and baked goods account for approximately 25% of sales. The concept is designed to deliver against the key baby boomer consumer trends of today, specifically the need for an efficient but higher self-esteem experience than that offered by traditional fast food. The concept aims to become a nationally recognized brand name, and in doing so, hopes to reap the economic benefits that a strong brand name offers. Its menu, prototype, operating systems, design and real estate strategy allow it to compete successfully in four sub-businesses: lunch, breakfast, day-time "chill out" and take home specialty retailing. Average revenue per Company-operated bakery-cafe open for the full fiscal year ended December 27, 1997 was approximately $1,200,000 for the Saint Louis Bread Co. Division concept.

     The Company believes that excellence in execution is a key to success in the restaurant industry. The distinctive nature of the Company's menu offerings, the quality of its restaurant operations, the Company's unique cafe design and the prime locations of its cafes are integral to the Company's success. The Company will grow the Au Bon Pain Division concept selectively in its core urban markets, special real estate situations (hospitals, transportation centers, etc.) and through continued franchising abroad and domestically. In addition, it will continue to implement its "ABP 2000" remodel program. The Saint Louis Bread Co. Division concept has tremendous growth potential in the suburban markets which will be realized through both Company and franchise efforts.

Menu

     The menus across both concepts seek to provide the Company's target customers with products which build on the strength of the Company's bakery expertise and meet customers' new and ever-changing taste profiles. The key menu groups are fresh baked goods, made-to-order sandwiches, soups and cafe beverages. Included within these menu groups are: a variety of freshly baked bagels, breads, croissants, muffins, scones, rolls and sweet goods; sandwiches made-to-order; hearty, unique soups; custom roasted coffees and cafe beverages such as espresso and cappuccino. A primary difference in menu between the two concepts is the significant emphasis within the Saint Louis Bread Co. Division concept on sophisticated artisan and sourdough breads, which supports its significant take-home business.

     The Company regularly reviews and revises its menu offerings to satisfy changing customer preferences and to maintain customer interest amongst its target customer groups - "the Trend-Setters" and "the Good Food Traditionalists." Both of these target customers seek a quality experience that reflects their discriminating tastes. The major characteristic that sets these two groups apart is the more enthusiastic embrace of new and nutritional menu items by the Trend-Setters. New menu items are developed in corporate test kitchens and then introduced in a limited number of the Company's bakery cafes to determine customer response and verify that preparation and operating procedures maintain consistency, high quality standards and profitability. If successful, they are introduced in all the Au Bon Pain Division or the Saint Louis Bread Co. Division bakery cafes.

Marketing

     The Company believes it competes on the basis of an entire experience rather than price. Pricing is structured so that customers perceive good value at both the Au Bon Pain Division and the Saint Louis Bread Co. Division and can visit everyday (high quality food at reasonable prices). The average customer purchase for the fiscal year ended December 27, 1997 was approximately $3.09 at the Au Bon Pain Division and $4.92 at the Saint Louis Bread Co. Division. Breakfast and lunch checks typically average $2.12 and $4.23, respectively, at the Au Bon Pain Division and $3.51 and $5.84, respectively, at the Saint Louis Bread Co. Division. The Company attempts to increase its per location sales through menu development, promotions and by sponsorship of local community charitable events.

     To date, the Company has not advertised extensively; rather, it relies on location, word of mouth, customer satisfaction and promotional programs to encourage trial by new customers and to make existing customers aware of new menu offerings.

Catering

     The Au Bon Pain Division operates a catering program which offers a select group of delivered breakfast and luncheon food items appropriate for on-site consumption at corporate functions. Customers place orders by toll-free telephone with trained customer service representatives at the Company's Boston headquarters. Orders are immediately routed utilizing a computerized delivery support system to the most appropriate bakery cafe for preparation and delivery. In 1997, catering sales represented approximately 5.5% of the Au Bon Pain Division-operated restaurant sales. At present, Saint Louis Bread Co. Division does not offer catering services. With the predominance of Saint Louis Bread Co. Division cafes in suburban locations, the Company believes that the potential to develop significant catering business at the Saint Louis Bread Co. Division is lower than at the Au Bon Pain Division.

Site Selection

     For the Au Bon Pain Division concept, the Company seeks convenient locations in high-visibility, high-traffic, densely populated areas which are easily accessible to the target customers. Besides urban office buildings, the Company also operates in transportation centers, universities and hospitals. The Company believes that its menu, history of quality retail operations and bakery cafe designs enable the Company to access locations which may not be available to traditional quick service restaurants. Successful examples of the Au Bon Pain Division real estate include the following locations: Copley Place, a shopping mall/office building in Boston; Brigham and Women's Hospital, a leading medical center in Boston; South Station, a transportation center in downtown Boston; the Empire State Building in New York City; the Pittsburgh Airport in Pittsburgh and George Washington University at 2000 Pennsylvania Avenue in Washington, D.C. Saint Louis Bread Co. Division locations are typically in suburban strip malls, free standing locations and regional malls such as the Galleria Mall in Saint Louis and the Lenox Square Mall in Atlanta.

     In 1997 the Company opened one Au Bon Pain Division bakery cafe in an existing market, and franchised 11 of its existing Au Bon Pain bakery cafes in the Philadelphia market. The Company's Au Bon Pain Division franchisees also opened 38 new bakery cafes domestically and in Chile, the Philippines, Indonesia, Thailand, Brazil and the UK.

     During 1997, the Company expanded the number of Company-operated Saint Louis Bread Co. Division bakery cafes by six to 60 locations in existing markets and in the new Saint Louis Bread Co. Division markets of Boston and Detroit. The Saint Louis Bread Co.

Division franchise-operated locations expanded from 10 locations to 19 locations including new market openings in Tulsa, OK, Columbus, OH, Louisville, KY and Davenport, IA.

     Both bakery cafe concepts rely on a substantial volume of repeat business. In evaluating a potential location, the Company studies the surrounding trade area, obtaining demographic information within that area and information on quick service breakfast or lunch competitors. Management evaluates the Company's ability to establish a dominant presence within that area in order to create entry barriers to other bakery cafe competitors. Based on this information, sales and return on investment are projected.

     The Company uses sophisticated fixtures and materials in the bakery cafe design for both concepts. The Company developed and designed a new prototype for Saint Louis Bread Co. Division in 1996 which has exceeded all sales expectations. The Au Bon Pain Division concept also has a new prototype, "ABP 2000," which is being successfully utilized as a remodel program. The design visually reinforces the distinctive difference between the Company's bakery cafes and other quick service restaurants serving breakfast and lunch. Many of the Company's cafes also feature outdoor cafe seating. As of December 27, 1997 the estimated construction and equipment costs for a typical Au Bon Pain Division bakery cafe outside of New York City are approximately $475,000 before any landlord construction allowance. As of December 27, 1997 the estimated construction and equipment cost for a typical Au Bon Pain Division bakery cafe in New York City is approximately $830,000 before any landlord construction allowance. As of December 27, 1997 the estimated construction and equipment cost for a typical Saint Louis Bread Co. Division bakery cafe is approximately $560,000 after any landlord allowance.

     The average bakery cafe size for both concepts ranges between 2,500 and 4,000 square feet. Currently, all bakery cafes, including franchises, are in leased premises. Lease terms are typically ten years with one or two five-year renewal option periods thereafter. Leases typically have a minimum base occupancy charge, charges for a proportionate share of building operating expenses and real estate taxes, and contingent percentage rent based on sales above a stipulated sales level.

Production

     Breads, cookies and pastries sold at Au Bon Pain Division bakery cafes are baked on premises from frozen dough. Saint Louis Bread Co. Division bakery cafes use fresh dough for their sourdough breads, certain other breads and bagels, and frozen dough for most other baked goods products. Baked goods prepared from frozen dough products represent approximately 30% of the Au Bon Pain Division's total bakery cafe sales and approximately 18% of the Saint Louis Bread Co. Division's total bakery cafe sales.

     During 1996, the Company completed construction of a state of the art frozen dough production facility in Mexico, MO to supply frozen dough; this replaced its original South Boston frozen dough facility which was out of capacity. On March 23, 1998 the Company sold the Mexico, MO production facility and its wholesale frozen dough business to Bunge Foods Corporation ("Bunge") for approximately $13 million in cash. In conjunction with the sale, the Au Bon Pain Division and the Saint Louis Bread Co. Division entered into five year supply agreements with Bunge for the supply of substantially all their frozen dough needs, excluding bagels, for their domestic bakery cafes. The net proceeds of the sale were used to reduce debt. The Company recognized a pre-tax loss on the sale of the facility of approximately $700,000 in the Company's results of operations for the first quarter of 1998.

     The sale of the frozen dough production facility provides economies of scale in plant production which are reflected in the economics of the five-year supply agreements and allows the Company to take advantage of Bunge's significant purchasing power. The five year supply agreements allow the bakery cafes to continue to offer the same high quality fresh baked goods, as the frozen dough products purchased from Bunge will be made on the same equipment, by the same management team, using the same proprietary processes and specifications as prior to the sale to Bunge.

     The Company also operates an Au Bon Pain Division Commissary in South Boston which produces frozen dough bagels and certain other menu items. Each of the Saint Louis Bread Co. Division bakery cafes is supported by a regional commissary which daily provides fresh sourdough and bagel products for baking and sale within the Saint Louis Bread Co. Division bakery cafes.

Competition

     The Au Bon Pain Division and Saint Louis Bread Co. Division experience competition from numerous sources in their respective trade areas. Au Bon Pain Division bakery cafes compete within approximately a two city block radius with other providers of breakfast and lunch. Saint Louis Bread Co. Division bakery cafes compete with bread only stores, supermarkets and other bakeries that supply high quality breads and with other restaurants that seek to use quality breads to define a breakfast, lunch and light dinner menu. Both divisions compete for leased space in desirable locations; methods of competition are price, service and quality of products. Certain of the Company's competitors may have capital resources exceeding those available to the Company.

Management Information Systems

     Each Company-operated bakery cafe has computerized cash registers to collect point-of-sale transaction data, which are used to generate pertinent marketing information, including product mix and average check. All product prices are programmed into the system from the Company's corporate office.

     The Company's in-store personal computer-based management support system is designed to assist in labor scheduling and food cost management, to provide corporate and retail operations management quick access to retail data and to reduce managers' administrative time. The system supplies sales, bank deposit and variance data to the Company's accounting department in Boston on a daily basis. The Company uses this data to generate weekly consolidated reports regarding sales and other key elements, as well as detailed profit and loss statements for each bakery cafe every four weeks. Additionally, the Company monitors the average check, customer count, product mix and other sales trends.

Distribution

     The Company currently utilizes an independent distributor to distribute frozen dough products and other materials to Company-operated Au Bon Pain Division and Saint Louis Bread Co. Division bakery cafes. By contracting with an independent distributor, the Company has been able to eliminate investment in distribution assets and systems and to focus its managerial and financial resources on its retail operations. The distributor picks up frozen dough products throughout the week from the plants and delivers them to the bakery cafes. Virtually all other supplies for retail operations, including paper goods, coffee and small-wares, are contracted for by the Company and delivered by the vendors to the distributor for delivery to the bakery cafes. The individual bakery cafes order directly from the distributor two to three times per week.

     Franchised bakery cafes operate under individual contracts with either the Company's distributor or other regional distributors.

Joint Ventures

     The Company currently operates 14 Au Bon Pain Division bakery cafes in New York City, which are owned under a joint venture agreement between the Company and an independent investor group. Under the terms of this agreement, the Company has an obligation to offer the group up to 49% of the equity in each bakery cafe opened in the metropolitan tri-state area of New York City. The equity participation percentage is based on the cost of the initial construction upon opening of the bakery cafe. This equity percentage is fixed prior to the date of the respective bakery cafe openings. The group has no obligation to participate in any bakery cafe, and the percentage participation must be elected by the group prior to the opening of the bakery cafe. Each joint venture bakery cafe must purchase all of its frozen dough products from the Company's supplier and is operated by the Company under a management agreement under which the Company receives a management fee of 6% of sales of each joint venture bakery cafe. The Company has agreed to provide a guaranty to one or more institutional lenders acceptable to the Company to assist the group in financing its acquisition of up to 5% of the equity in new bakery cafes opened after January 1, 1993. As of December 27, 1997, approximately $83,062 was outstanding under this arrangement.

Franchises

     Au Bon Pain Division
     Domestic

     As of September 30, 1998 the Company had domestic franchising agreements with sixteen organizations: Northern Bakers, Inc., CA One, ABP Southern California LLC, Wayne ABP, Inc., R.C. Menzer, Romallso, Inc., The Lauren Group, Inc., FGR Food Group, Host Marriott Corp., Boston Concessions Group, Inc., Crowne Plaza Ravinia, ABP Delaware Valley, LLC, BP Oil Company, ABP Caribbean Ltd., Statewide Management Group, Inc. and DoubleTree Hotels. In general, the Company has two sources of revenue from its domestic Au Bon Pain Division franchisees: fees for new locations and royalties on sales by franchisees. New domestic locations, other than airport locations, to be developed by franchisees typically require a $25,000 initial franchise fee per location and a 5% royalty. Airport franchise fees range between $10,000 and $50,000, depending upon passenger traffic and the Company's assistance in obtaining the concession. All domestic franchisees are obligated to use Company-approved ingredients, including the Au Bon Pain Division -approved frozen dough products.

     In 1997, the Company sold 11 bakery cafes to ABP Delaware Valley for $2.6 million, in connection with the execution of a franchise area development agreement covering certain portions of Pennsylvania, New Jersey and Delaware. The purchase price was paid by delivery of a ten-year note payable to the Company which bears interest at 8.25% per annum. Under the terms of the area development agreement, the franchisee must open 17 new bakery cafes according to a minimum opening schedule in order to maintain development exclusivity in the territory and has the right to open either the Au Bon Pain Division or the Saint Louis Bread Co. Division bakery cafes within the specified territory.

     International

     The Company currently has international franchise development agreements with developers in Chile, Argentina, Brazil, Paraguay, Uruguay, Bolivia, Peru, Thailand, Indonesia, the Philippines, Malaysia, Singapore, the United Kingdom "Eastern Canada" and the Caribbean. Bakery cafes have been opened to date in Chile, Indonesia, the Philippines, Thailand, Singapore, Brazil and England. Under these agreements, the Company has granted exclusive development rights to franchise and operate the Au Bon Pain Division bakery cafes in the respective country or countries. The agreements generally require the payment of up front development fees, which have ranged from $50,000 to $750,000, a franchise fee, typically from $10,000 to $30,000 for each Au Bon Pain Division bakery cafe opened, depending upon the size of the bakery cafe, and royalties from the sale of products from each bakery cafe of 5% of sales. The developer is, in most instances, required to open bakery cafes according to a specific minimum schedule. The Company may also agree to provide advice, consultation and training for the development and operation of a frozen dough plant. Currently, the Company considers international franchising and licensing arrangements as a means of business expansion for its Au Bon Pain Division concept and is actively pursuing additional international franchising relationships.

     Saint Louis Bread Co. Division

     In connection with the Saint Louis Bread Co. Division acquisition in 1993, the Company assumed two area development agreements pursuant to which Saint Louis Bread Co. Division granted exclusive development rights to two franchisees. One area development agreement covers the cities of Kansas City, Saint Joseph and Topeka, Kansas and Kansas City, Missouri. The second area development agreement covers various counties in Missouri and includes the City of Springfield.

     In 1996, the Company began a broad-based franchising program. The Saint Louis Bread Co. Division franchise agreements typically require the payment of an up-front franchise fee of $35,000 and continuing royalties of 4% to 5% on sales from each bakery cafe. The franchisees are required to purchase all of their dough products from sources approved by the Saint Louis Bread Co. Division.

     The Company has entered into 31 separate franchise area development agreements for a total of approximately 500 bakery cafes of which 45 have been opened to date. The Company's strategy is to execute growth in a controlled and disciplined manner. Under the terms of the franchise development agreements, a schedule is determined with respect to a set number of franchise openings as to which the developer pays a non-refundable fee. In the event that the schedule is not adhered to, the developer will lose development exclusivity in the territory.

Employees

     As of December 27, 1997 the Company had approximately 1,378 full-time employees, of whom approximately 170 were employed in general or administrative functions principally at or from the Company's executive offices in Boston, Massachusetts; approximately 84 were employed at the Boston commissary; approximately 61 were employed in the Saint Louis Bread Co. Division corporate office in Saint Louis, MO; approximately 91 were employed in the Saint Louis Bread Co. Division production facilities in Saint Louis, MO, Chicago, IL, Detroit, MI, and Atlanta, GA; and approximately 684 and 288 were employed in the Au Bon Pain Division and Saint Louis Bread Co. Division retail operations, respectively. The Company also had approximately 4,141 part-time employees as of December 27, 1997, of whom 2,665 and 1,476 were employed in the Au Bon Pain Division and the Saint Louis Bread Co. Division bakery cafes, respectively. These totals include employees of the joint venture locations in New York City. There are no collective bargaining agreements. The Company considers its employee relations to be excellent.

Trademarks

     The "Au Bon Pain" and "Au Bon Pain The Bakery Cafe" names are of material importance to the Company and are trademarks registered with the United States Patent and Trademark Office and in certain foreign countries. In addition, the name "Saint Louis Bread Company" and "Panera Bread" are of material importance to the Company. "Saint Louis Bread Company" is registered with the United States Patent and Trademark Office. In addition, "Saint Louis Bread Company and design" and "Panera Bread" and "Panera Bread and design" and various other marks of lesser importance have been filed with the United States Patent and Trademark Office.

Government Regulation

     Each Company-operated and franchised bakery cafe is subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire, alcoholic beverage control and other departments. Difficulties or failures in obtaining and retaining the required licensing or approval could result in delays or cancellations in the opening of restaurants.

     The Company is also subject to federal and a substantial number of state laws regulating the offer and sale of franchises. Such laws impose registration and disclosure requirements on franchisors in the offer and sale of franchises and may also apply substantive standards to the relationship between franchisor and franchisee. The Company does not believe that current or potential future regulations of franchises have or will have any material impact on the Company's operations. The Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions.

     The Company's Boston commissary and the Saint Louis Bread Co. Division commissaries are subject to various federal, state and local environmental regulations. Compliance with applicable environmental regulations is not believed to have any material effect on capital expenditures, earnings or competitive position of the Company. Estimated capital expenditures for environmental compliance matters are not material.

     The Americans With Disabilities Act prohibits discrimination in employment and public accommodations on the basis of disability. Under the Americans With Disabilities Act, the Company could be required to expend funds to modify its bakery cafes to provide service to, or make reasonable accommodations for the employment of, disabled persons. The Company believes that compliance with the requirements of the Americans With Disabilities Act will not have a material adverse effect on its financial condition, business or operations.

PROPERTIES

     All Company-operated bakery cafes are located in leased premises with lease terms typically for ten years with one or two five-year renewal option periods thereafter. Leases typically have a minimum base occupancy charge, charges for a proportionate share of building operating expenses and real estate taxes and contingent percentage rent based on sales above a stipulated sales level. The joint venture bakery cafes operate in leased premises under similar lease arrangements.

     In 1983, the Au Bon Pain Division established its plant and headquarters in South Boston, Massachusetts. The executive offices occupy approximately 17,000 square feet and the production facility an additional 25,000 square feet. The Company leases the land and building from the City of Boston. The annual rent is approximately $180,000. The lease expires, assuming exercise of renewal options, in 2017.

     In 1997, the Company leased short-term office space in Waltham, MA to house its Accounting and Development functions.

     In 1997, the Saint Louis Bread Co. Division leased new office space in Webster Grove, MO for its corporate offices. The space occupies approximately 10,300 square feet. The annual rent is approximately $144,000. The lease expires, assuming exercise of renewal options, in 2007.

     The Company considers its physical properties to be in good operating condition and suitable for the purposes for which they are used.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following table sets forth the percentage relationship to total revenues of certain items included in the Company's consolidated statements of operations for the periods indicated:

                                                                                      For the                    For the
                                          For the fiscal years ended              12 weeks ended              40 weeks ended
                                     ------------------------------------      -------------------         -------------------
                                     Dec. 30,      Dec. 28,      Dec. 27,      Oct. 3,      Oct. 4,        Oct. 3,       Oct. 4,
                                       1995          1996          1997         1998          1997          1998           1997
                                      ------        ------        ------       ------        ------        -------       -------
Revenues:
     Restaurant sales                  95.6%         95.2%         93.0%         95.5%         93.3%         94.7%         93.4%
     Franchise sales and
      other revenues                    4.4           4.8           7.0           4.5           6.7           5.3           6.6
                                      -----         -----         -----         -----         -----         -----         -----
                                      100.0%        100.0%        100.0%        100.0%        100.0%        100.0%        100.0%
                                      =====         =====         =====         =====         =====         =====         =====

Costs and expenses:
     Cost of food and paper
      products                         34.1%         36.1%         36.0%         33.7%         35.3%         35.2%         35.6%
     Restaurant operating
      expenses                         49.5          48.7          47.7          51.0          48.7          48.8          48.0
     Depreciation and
      amortization                      6.6           6.8           6.7           3.8           6.6           6.1           6.8
     General and administrative         5.7           6.3           6.5           7.1           6.5           7.4           6.6
     Non-recurring charge               3.7           1.9            --          41.7            --          13.4            --
                                      -----         -----         -----         -----         -----         -----         -----
                                       99.6          99.8          96.9         137.3          97.1         110.9          97.0
                                      -----         -----         -----         -----         -----         -----         -----
Operating margin                        0.4           0.2           3.1         (37.3)          2.9         (10.9)          3.0
Interest expense, net                   1.5           2.2           2.9           2.5           2.8           2.6           2.8
Other (income) expense, net             0.9           1.0           0.1           0.3          (0.6)          0.2           0.1
Loss of sale on assets                   --            --            --            --            --           0.4            --
Minority interest                        --            --            --          (0.2)           --            --            --
                                      -----         -----         -----         -----         -----         -----         -----
Income (loss) before (benefit)
  from income taxes                    (2.0)         (3.0)          0.1         (39.9)          0.7         (14.1)          0.1
Benefit from income taxes              (1.3)         (1.2)         (0.6)         (8.6)         (1.7)         (3.0)         (0.6)
                                      -----         -----         -----         -----         -----         -----         -----
Net income (loss)                      (0.7)%        (1.8)%         0.7%        (31.3)%         2.4%        (11.1)%         0.7%
                                      =====         =====         =====         =====         =====         =====         =====


GENERAL

     The Company's revenues are derived from restaurant sales and franchise sales and other revenues. Franchise sales and other revenues include sales of frozen and fresh dough products to franchisees and others, royalty income and franchise fees. Certain expenses (cost of food and paper products, restaurant operating expenses and depreciation and amortization) relate primarily to restaurant sales, while general and administrative expenses relate to all areas of revenue generation.

     The Company's fiscal year ends on the last Saturday in December. The fiscal years from 1995 through 1997 ended on December 30, 1995, December 28, 1996 and December 27, 1997 and included 52, 52 and 52 weeks, respectively. The Company's fiscal year normally consists of 13 four-week periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks, respectively, into the fiscal year.

RESULTS OF OPERATIONS

     THIRD QUARTER 1998 COMPARED TO THIRD QUARTER 1997

     Total revenues for the twelve weeks ended October 3, 1998 decreased 3.3% to $58.2 million from $60.2 million for the comparable period of 1997. Total revenues at the Saint Louis Bread Co. Division increased 17.2% to $19.6 million, while total revenues at the Au Bon Pain Division decreased 11.3% to $38.6 million. The increase in the Saint Louis Bread Co. Division in the third quarter of 1998 was driven by positive comparable restaurant sales, incremental revenues from the fourteen company-owned bakery cafes opened in 1997 and 1998 to-date, and higher franchise income. Comparable restaurant sales at the Saint Louis Bread Co. Division increased 2.0% in the third quarter of 1998 versus the comparable period of 1997. This increase is on top of the 7.2% comparable restaurant sales increase of the third quarter of 1997. In the Au Bon Pain Division, the decrease in total revenues reflects the closing of certain restaurants in 1997 and 1998 and the franchising of eleven stores in the Philadelphia market in the third quarter of 1997. Comparable restaurant sales for the Au Bon Pain Division in the third quarter of 1998 decreased by 0.4%.

     Operating income in the third quarter of 1998 increased to $2,546,000 (before the non-recurring charge of $24.2 million), versus $1,722,000 in the third quarter of 1997. Operating income in the third quarter of 1998 was favorably impacted by $ 1,735,000 due to the suspension of depreciation and amortization associated with the Au Bon Pain Division assets held for resale (See Note D). Operating margin was 1.4% in the third quarter of 1998 versus 2.9% in the comparable period of 1997. The decline in operating income was a result of lower contribution in the quarter in the Au Bon Pain Division of 1.5%, as the Saint Louis Bread Co. Division contribution was $55,000 higher in the third quarter of 1998 versus the comparable quarter of 1997. The lower contribution in the Au Bon Pain Division was due to several factors. First, the decline in comparable restaurant sales produced a negative leverage against the normal inflationary cost elements, reducing contribution. Second, the Au Bon Pain Division was significantly impacted by extraordinarily high market prices for butter, increasing food costs. On average, the Company utilizes approximately 22,000 pounds of butter per week with approximately two thirds allocated to the Au Bon Pain Division and the remaining one third for use within the Saint Louis Bread Co. Division. The Company's cost of butter was approximately $1.20 higher per pound in the third quarter of 1998 than the comparative cost for the third quarter of 1997. In addition, the level of franchise income from the Au Bon Pain International & Trade Channels area was reduced by 0.4% due both to the Asian economic crisis and to the pending sale of the Au Bon Pain Division overall.

     Contribution in the Saint Louis Bread Co. Division in the third quarter of 1998 was only modestly higher than that of the comparable quarter of 1997, as increases in store profits from company-owned cafes and greater franchise income in the 1998 third quarter were largely offset by higher overhead costs, particularly related to the field organization which increased approximately 0.4% over the third quarter of 1997 as a percentage of restaurant sales and the commissary infrastructure which increased expenses approximately 35% for the third quarter of 1998 over the comparable quarter in 1997, in response to the Company's projected growth in 1998.

     During the third quarter of 1998, four Saint Louis Bread Co. Division franchise area development agreements were signed, representing commitments for the development of 102 bakery cafes and increasing the number of franchise commitments to a total of 577 bakery cafes to be developed. Eight Saint Louis Bread Co. Division bakery cafes were opened in the third quarter of 1998, including two company-owned cafes and six franchise-operated cafes. Within the Au Bon Pain Division, five franchise-operated units were opened in the third quarter of 1998.

     During the third quarter of 1998, the Company recorded a non-recurring, non-cash charge of 24.2 million principally to reflect a write-down under Statement of Financial Accounting Standards, 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of" ("SFAS 121"). The charge is included as a separate component of operating expense. The non-cash charge was taken to record an impairment for long lived assets to be disposed of as a result of the agreement entered into for the Sale of the Au Bon Pain Division (see Note E - Subsequent Events.)

     FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     Total restaurant sales from Company-operated bakery cafes increased 3.1% to $233 million in 1997 from $226 million in 1996 due to several factors. Incremental sales of $7.6 million were generated from the opening of 6 new Saint Louis Bread Co. Division-operated bakery cafes opened throughout 1997 and 3 Au Bon Pain Division and 2 Saint Louis Bread Co. Division-operated bakery cafes opened throughout 1996. In addition, comparable restaurant sales increases in the Saint Louis Bread Co. Division and the Au Bon Pain Division contributed to the sales growth. Restaurant sales increased 18.3% in the Saint Louis Bread Co. business due to the store openings and strong comparable restaurant sales of 9.3%, which were slightly offset by the sale of one Saint Louis Bread Co. Division -operated restaurant in connection with the execution of a franchise area development agreement. Sales from Company-owned restaurants in the Au Bon Pain Division declined 1.7% as the sales from new Company-operated restaurants and an increase in comparable restaurant of 1.6% sales were more than offset by the effect of the disposition throughout 1997 of a number of underperforming bakery cafes.

     Other revenues increased to $17.7 million in 1997 from $11.3 million in 1996, principally from growth in wholesale sales to $8.0 million in 1997, from $5.7 million in 1996 and an increase in franchise revenue to $9.4 million in 1997, from $5.5 million in 1996. The wholesale sales increase was due to additional customers and distribution. The franchise revenue increase was driven by the execution of new franchise area development agreements, fees from opening new franchise locations and higher royalty income.

     Operating income increased to $7.7 million in 1997 from $330,000 in 1996. Operating income in 1996 included a non-recurring charge recorded by the Company of $4.4 million ($3.8 million after-tax), related principally to the write-down of certain assets under FAS #121. Before the non-recurring charge, operating income increased 61% in 1997 to $2.9 million above 1996, driven by increased sales and contribution, especially in the Saint Louis Bread Co. Division, where a significant increase in franchise contribution of $1.3 million combined with sales growth and operational efficiencies drove Saint Louis Bread Co. Division's operating income to $8.0 million which was nearly double 1996. In addition, manufacturing contribution improved by $1.6 million versus 1996, as the new production facility opened in 1996 in Mexico, MO stabilized its operating performance.

     Operating margin in the Au Bon Pain Division declined by .5 points in 1997 versus 1996, due to higher food and paper costs of 1.2 points caused by higher commodity costs for butter and the use of less than full capacity in the manufacturing facility in Mexico, Missouri. Restaurant operating expenses decreased by .7 points as sales growth and the closing of unprofitable restaurants provided leverage against occupancy of 0.4 points and store overhead costs of 0.38 points. Depreciation and amortization and general and administrative expenses as a percentage of revenue remained flat with the prior year.

     Operating margin in the Saint Louis Bread Co. Division increased by 4.3 points or $3.9 million versus the prior year, as higher sales leveraged the fixed costs within the operational expenses and significantly higher franchise contribution increased operating margin. Food and paper costs were .4 points lower in 1997 versus 1996, as operational efficiencies offset commodity cost increases. Restaurant operating expenses as a percentage of revenue declined by
1.3 points with the sales improvement providing leverage against occupancy costs, which declined by .5 points, overhead costs, which declined by .1 points and labor, which declined by .6 points. Franchise contribution grew by over 700%, increasing margin by 1.5 points in 1997 versus 1996, as the broad-based franchise program initiated in 1996 for the Saint Louis Bread Co. Division successfully expanded the number of committed stores to 356 total stores.

     FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

     Restaurant sales from Company-operated bakery cafes increased 4.2% to $226 million in 1996 from $216 million in 1995, due principally to several factors: incremental sales in 1996 over 1995 from the 15 Au Bon Pain Division and 20 Saint Louis Bread Co. Division-operated bakery cafes opened throughout 1995, strong comparable restaurant sales in the Saint Louis Bread Co. Division and sales from the 3 Au Bon Pain Division and 2 Saint Louis Bread Co. Division-operated bakery cafes opened throughout 1996. Company-operated restaurant sales decreased 2.9% in the Au Bon Pain Division, as additional sales stemming from the new Company-operated bakery cafes opened in 1995 and 1996 were more than offset by the effect on sales of the disposition throughout 1996 of a series of underperforming bakery cafes under an initiative begun in late 1995. Company-operated restaurant sales increased 33.6% in the Saint Louis Bread Co. Division in 1996 over 1995, due to sales stemming from the new Company-operated bakery cafes opened in 1995 and 1996 and from strong comparable restaurant sales. Comparable restaurant sales in 1996 decreased 1.3%, or $1.96 million, in the Au Bon Pain Division. In the Saint Louis Bread Co. Division comparable restaurant sales increased 10.2%, or $3.32 million, in 1996 over the previous year driven by a highly successful bagel product line introduction.

     Operating income declined to $330,000 in 1996 from $858,000 in 1995. Operating income was significantly affected by separate non-recurring charges recorded by the Company of $4.4 million ($3.7 million after-tax) in 1996 and of $8.5 million ($5.3 million after-tax) in 1995. The non-recurring charge recorded in 1996 related principally to the write-down of certain assets in accordance with FAS #121. The non-recurring charge recorded in 1995 related principally to the closure of certain under-performing bakery cafes. Before the non-recurring charges, operating margin decreased in 1996 to 2.0% from 4.1% in 1995, as operating margin improvements at the Saint Louis Bread Co. Division were more than offset by lower operating margins in the Au Bon Pain Division, driven primarily by costs associated with the start-up of a new frozen dough manufacturing facility opened during 1996 in Mexico, Missouri which were approximately $2.1 million.

     Operating margin in the Au Bon Pain Division declined by 4.3 points in 1996 versus 1995, due principally to start-up costs and inefficiencies related to the opening of the new manufacturing facility and significantly higher commodity costs for butter and flour in 1996 versus the previous year. In total, these manufacturing related costs constituted the majority of the 2.6 point increase in cost of food and paper as a percentage of revenues in the Au Bon Pain
Division compared to the prior year. Restaurant operating expenses increased by
 .4 points in 1996 versus 1995, as percentage increases in occupancy costs due to negative leverage stemming from the slight comparable restaurant sales decline more than offset percentage improvements in both labor costs and controllable expenses at the retail store level. Depreciation and amortization expense as a percentage of revenues increased by .4 points in 1996 due to incremental depreciation related to the new Missouri manufacturing facility and the negative leverage associated with the comparable restaurant sales decline. General and administrative expenses as a percentage of revenues increased by .9 points in 1996 versus 1995 due primarily to greater investment in infrastructure in the international franchise area, information systems and other overhead areas.

     At the Saint Louis Bread Co. Division, operating margin improved by 4.8 points in 1996 versus 1995, as the new management team established at the end of 1995 improved operational focus and control throughout 1996 and the significantly positive comparable restaurant sales increase in 1996 leveraged many of the largely fixed costs within the operations. Percentage food and paper costs decreased by .4 points in 1996 compared to 1995, despite higher allocated costs associated with frozen dough provided by the new manufacturing facility opened during the year. Percentage restaurant operating expenses decreased by
4.2 points driven by improved management controls surrounding labor costs and store-level controllable expenses. Depreciation and amortization expense and general and administrative expenses each decreased by .2 points versus the previous year due to leverage from the significantly higher sales in 1996.

BENEFIT FROM INCOME TAXES

     FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     The Company had a benefit from income taxes of $2.8 million, $2.9 million and $1.5 million for the years ended December 30, 1995, December 28, 1996 and December 27, 1997, respectively, due to federal and state net operating loss carryforwards, tax credit carryforwards and the fact that the Company has incurred net losses. As of December 27, 1997, the Company had federal and state net operating loss carryforwards of approximately $40.0 million, as well as approximately $3.1 million of tax credit carryforwards available for income tax purposes. Approximately $13.1 million of these carryforwards expire in the years 2000-2002, while the remaining $26.9 million expires in the years 2010-2012. For the year ended December 31, 1997, the Company provided a valuation allowance of $1.3 million to reduce its deferred tax assets to a level which, more likely than not, will be realized. The valuation allowance is primarily attributable to the potential expiration of charitable contribution deduction carryforwards and certain state net operating loss carryforwards. The Company reevaluates the positive and negative evidence impacting the realization of its deferred tax assets on an annual basis.

NET INCOME (LOSS)

     THIRD QUARTER 1998 COMPARED TO THIRD QUARTER 1997

     Including the non-recurring after tax charge of $17.7 million, the Company recorded a net loss in the third quarter of 1998 of $18,198,030 versus net income of $1,464,184 in the comparable 1997 period. Interest expense decreased to $1,438,000 in the third quarter of 1998 versus $1,680,000 in the comparable period in 1997 with other expense of $177,000 at October 3, 1998 compared to other income of $355,000 at October 4, 1997. The year over year decrease in other income of $532,000 mostly represents the sale of stock and assets consummated in the third quarter of 1997.

     FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     Higher operating income in 1997 versus 1996 and deferred tax assets generated during 1997 from federal net operating loss carryforwards and tax credit carryforwards (see "Benefit from Income Taxes"), partially offset by higher interest costs incurred in 1997, produced a significant increase in net income for the year ended December 27, 1997 versus a net loss of $4.3 million for the year ended December 28, 1996, which included a non-recurring charge of $3.8 million.

     FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

     The lower operating income in 1996 versus 1995, combined with higher interest expense and other expenses, resulted in a net loss of $4.4 million in 1996, as compared with a net loss of $1.6 million in 1995. The higher interest expense was due primarily to higher average long-term debt outstanding, as higher average interest rate due to the issuance of $15 million senior subordinated debentures in July, 1996 which carry a significantly higher coupon rate than the other outstanding long-term debt.

LIQUIDITY AND CAPITAL RESOURCES

     THIRD QUARTER 1998 COMPARED TO THIRD QUARTER 1997

     The Company's principal requirements for cash are capital expenditures for constructing and equipping new bakery cafes, maintaining or remodeling existing bakery cafes and working capital. To date, the Company has met its requirements for capital with cash from operations, proceeds from the sale of equity and debt securities and bank borrowings.

     For the forty weeks ended October 3, 1998, operating activities provided $11.7 million versus $11.4 million for the comparable period of 1997. Funds provided by operating activities were primarily the result of the sale of assets and decreases in accounts receivable and inventories, offset by an increase in prepaid expenses. In 1997, cash was generated by disposal of assets offset by a decrease in accounts payable and an increase in accounts receivable.

     Total capital expenditures for the forty weeks ended October 3, 1998 of $13.8 million were related primarily to the construction of new Saint Louis Bread Co. Division bakery cafes and commissaries and the remodeling of existing the Au Bon Pain Division bakery cafes. The expenditures were funded principally by net cash from operating activities and by use of the Company's revolving line of credit. Total capital expenditures for the forty weeks ended October 4, 1997 were $12.0 million.

     On July 24, 1996, the Company issued $15 million senior subordinated debentures maturing in July, 2000. The debentures accrue interest at varying fixed rates over the four-year term, ranging between 11.25% and 14.0%. In connection with the private placement, warrants with an exercise price of $5.62 per share were issued to purchase between 400,000 and 500,000 shares of the Company's Class A common stock, depending on the term during which the debentures remain outstanding and certain future events. The net proceeds of the financing were used to reduce the amount outstanding under the Company's bank revolving line of credit. With the senior subordinated financing and the Company's revolving line of credit, the Company's management believes it has the capital resources necessary to meet its growth goals through 1998.

     On March 23, 1998 the Company sold its Mexico, MO production facility and its wholesale frozen dough business to Bunge Foods Corporation ("Bunge") for approximately $13 million in cash. The net proceeds of the sale were used to repay the $7.9 million outstanding for the Industrial Revenue Bond and to reduce amounts outstanding under the revolving credit line. There were no gains or losses associated with the early retirement of the Industrial Revenue Bond or the partial repayment of the revolving credit line.

     The Company has a $22.0 million unsecured revolving line of credit which bears interest at either the commercial bank's prime rate plus .25% or LIBOR plus 2.75%, at the Company's option. As of October 3, 1998, $17.2 million was outstanding under the line of credit and an additional $1.1 million of the remaining availability was utilized by outstanding letters of credit issued by the bank on behalf of the Company.

     The Company intends to repay all of its outstanding debt with the proceeds from the Sale (see Note E).The recording of the non-recurring, non-cash charge during the third quarter of 1998 caused the Company to be in violation of certain covenants within the Company's revolving line of credit agreement. All outstanding debt at October 3, 1998 has been included in current liabilities. The agreement with the bank group has been amended to eliminate such defaults through the end of the Company's fiscal first quarter of 1999 (April 17, 1999). The Company expects the Sale will become effective during the fiscal first quarter of 1999, resulting in the repayment of the revolving line of credit.

     In 1998, the Company currently anticipates spending approximately $19.0 million for capital expenditures, principally for the opening of new bakery cafes and the remodeling of existing units. The Company expects to fund these expenditures principally through internally generated cash flow.

     The unsecured revolving line of credit agreement requires that proceeds form the sale of assets be used toward a reduction to the revolving credit line. Upon consummation of the sale of the Au Bon Pain Division, the Company expects to retire all outstanding debt, including the revolving credit line. In conjunction with the paydown the Company will record a non-cash write-off of capitalized deferred financing costs of approximately $800,000. The Company expects to incur expense associated with the early retirement of the convertible subordinated notes of approximately $750,000.

     Upon consummation of the Sale, the Company anticipates the availability of sufficient capital on a going forward basis. If the Sale of the Au Bon Pain Division is not completed, the Company believes it has the ability to replace outstanding debt at maturity through use of existing instruments in the marketplace. The Company cannot, however, guarantee that said debt can be replaced at terms similar or identical to terms currently existing.

     FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     Cash and cash equivalents decreased to $853,000 at December 27, 1997 from $2.6 million at December 28, 1996. The Company's principal requirements for cash are capital expenditures for constructing and equipping new bakery cafes and maintaining or remodeling existing bakery cafes and working capital. To date, the Company has met its requirements for capital with cash from operations, proceeds from the sale of equity and debt securities and bank borrowings.

     Net cash provided by net income plus depreciation was $17.3 million in 1997 versus $10.3 million in 1996. A total of $13.5 million was provided by operating activities in 1997 compared to $14.8 million in 1996. In 1997, funds provided by operating activities were primarily the result of an increase in accrued expenses, offset by growth in accounts receivable and a decrease in accounts payable. In 1996, funds provided by operating activities were primarily the result of an increase in accounts payable and accrued expenses, offset by growth in accounts receivable and inventories.

     The Company utilized $7.7 million and $21.8 million for investing activities in 1997 and 1996, respectively. The investing activities in 1997 resulted primarily from three transactions. In the third quarter of 1997, the Company sold its interest in Peet's Coffee and Teas, Incorporated back to Peet's for $2 million in cash, resulting in a pre-tax gain of $930,000. Also in the third quarter of 1997, the Company sold a Saint Louis Bread Co. Division cafe for $1.1 million in cash in conjunction with the execution of a franchise area development agreement, resulting in a pre-tax gain of $325,000. In the fourth quarter of 1997 the Company sold its Woburn, MA office building for $4.9 million in cash, resulting in a gain of $660,000. The pre-tax gains on these transactions were recognized as a component of other expense, net in the Company's consolidated financial statements for the year ended December 27, 1997. The Company used the proceeds of $3.3 million from these transactions to reduce debt during 1997.

     Total capital expenditures in 1997 of $14.7 million were related primarily to the opening of one Au Bon Pain Division and six Saint Louis Bread Co. Division new Company-operated bakery cafes and to the construction of four new local Saint Louis Bread Co. Division commissaries. The expenditures were mainly funded by net cash from operating activities of $13.5 million and cash proceeds from the non-operating transaction described above.

     The Company utilized $7.5 million and generated $3.2 million from financing activities in 1997 and 1996, respectively. The financing activities in 1997 and 1996 resulted primarily from proceeds from and principal payments on long-term debt, and the issuance of common stock under the Company's employee stock option and employee stock purchase plans.

CERTAIN FACTORS AFFECTING FUTURE OPERATING RESULTS

     Statements made or incorporated in this Proxy Statement include a number of forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, statements containing the words "estimates," "projects," "anticipates," "believes," "expects," "intends," "future," and words of similar import which express management's belief, expectations or intentions regarding the Company's future performance. The Company believes that such statements are protected by the safe-harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those set forth in the forward-looking statements. Additionally, the Company's operating results may be affected by many factors, including but not limited to, variations in the number and timing of bakery cafe openings and public acceptance of new bakery cafes, competition and other factors that may affect retailers in general.

     The "Year 2000 Issue" is the result of manufactured equipment and computer programs using two digits rather than four to define the applicable year. If the Company's equipment and computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, but not limited to, a temporary inability to process transactions, generate invoices or engage in similar normal business practices.

     During 1997, the Company formed an ongoing internal review team to address the Year 2000 issue that encompasses operating and administrative areas of the Company. Internal information technology professionals are working to identify and resolve all significant Year 2000 issues in a timely and effective manner. The Company's executive management monitors the status of the Year 2000 remediation plans, including an assessment of issues and development of said remediation plans, where necessary, as they relate to internally used software, computer hardware and use of computer applications. To date, the Company has assigned a full time Year 2000 manager, completed a comprehensive inventory of all systems in the cafes, commissaries and corporate offices and has notified critical vendors of the Company's requirements pertaining to the Year 2000 issue.

     The Company has completed its assessment of the Year 2000 impact for both information technology ("IT") and Non-IT systems. In regards to IT systems, the Company has identified the following as the main areas of Year 2000 focus:
Payroll systems, financial systems, network/integration systems, register and store management systems. Network/integration systems are corporate office electronic systems and tools which link various information subsystems and databases, encompassing e-mail and all major financial systems, such as general ledger database systems, and all major operational systems, such as store operating performance database systems. Register systems are the point-of-sale systems used within each retail bakery cafe, which are electronically linked with the personal computer-based store management systems also located within each retail bakery cafe, providing cafe management tools for the cafe management.

     The cost of addressing the Year 2000 issues has not been finalized. However, including the cost of a full time Year 2000 manager, the Company has estimated the cost to be approximately $500,000.

     In addition to the above IT systems, the Company has identified the following as the primary Non-IT systems subject to Year 2000 issues: ovens, alarms, proofers, HVAC-freezers, and safes. The Company is currently in contact with vendors and/or landlords in order to assess the potential impact. Based on initial review the Company believes the potential impact of Year 2000 issues pertaining to Non-IT systems to be minor. Upon full assessment of the impact of Year 2000 issues, the Company will address, in order of criticality, the potential issues, and will develop remediation and contingency plans.

     While the Company believes it is taking all appropriate steps to assure Year 2000 compliance, it is dependant on key business partner and/or vendor compliance to some extent. The Year 2000 issue is pervasive and complex as virtually every computer operation will be affected in some way. If, due to unforeseen circumstances, the implementation is not completed on a timely basis, or key business partners and/or vendors fail to resolve all significant Year 2000 issues in a timely and effective manner, the Year 2000 could have a material adverse impact on the Company. In addition to the estimated costs outlined above, the Company has estimated the costs for adopting all "worst case" contingency plans to be approximately $900,000.

     The following chart depicts the phases, status, timetable, estimated cost of completion, contingency plans and risks, and estimated cost of implementing contingency plans pertaining to year 2000 Issues associated with IT systems. The most reasonably likely worst case scenarios are outlined under the columns "Contingency Plan/Risks" and "Estimated Contingency Cost".

                              AU BON PAIN CO., INC.
                        YEAR 2000 SUMMARY FOR IT SYSTEMS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       ESTIMATED
                                                                              ESTIMATED  CONTINGENCY                  CONTINGENCY
AREA/SYSTEM                PHASES              STATUS              TIMETABLE    COST      PLAN/RISKS                     COST
-----------------------------------------------------------------------------------------------------------------------------------
PAYROLL      - Software vendor to provide    In process               1/99    $     0   Outsource payroll              $100,000
               updated Year 2000 compliant                                              processing to third party.
               version of currently used                                                This process would begin
               software                                                                 in June 1999 and constitutes
                                                                                        the worst case scenario.

             - Review software code to       In process               2/99    $60,000
               identify non-compliant
               components

             - Test upgraded software for    Upon completion          3/99    $     0
               operational effectiveness     of code scan

             - Vendor to complete            If necessary             3/99    $     0
               remediation

             - Remediation                   Upon completion of       4/99    $     0
                                             Integration testing

             - Implementation                Upon completion of       4/99          -
                                             remediation
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL    - Software vendor to provide    Complete                  -      $     0   Outsource services to
SYSTEM         updated Year 2000 compliant                                              third party. This process
               version of currently used                                                would begin June 1999 and
               software                                                                 constitutes the worst case
                                                                                        scenario.

             - Review software code to       Complete                  -      $60,000                                  $500,000
               identify non-compliant
               components

             - Test upgraded software for    Upon completion of      2/99     $     0
               operational effectiveness     code scan

             - Implementation                Upon completion         4/99     $65,000
                                             code scan

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         ESTIMATED
                                                                               ESTIMATED        CONTINGENCY             CONTINGENCY
AREA/SYSTEM                PHASES              STATUS              TIMETABLE      COST           PLAN/RISKS                 COST
------------------------------------------------------------------------------------------------------------------------------------
NETWORK       - Evaluate all individual      Complete                  -       $      0   Many of the subsystems           $150,000
INTEGRATION     systems for Year 2000                                                     are not critical in day
SYSTEMS         compliance                                                                to day operations. If  not
                                                                                          internal remediation is
                                                                                          successful, the contingency
                                                                                          plan is to replace subsystems
                                                                                          as needed. In the worst case
                                                                                          scenario, those subsystems which
                                                                                          have not been fully remediated
                                                                                          already could be replaced or
                                                                                          reverted to more manual
                                                                                          processes.

              - Remediate internally         In process              10/99     $100,000

------------------------------------------------------------------------------------------------------------------------------------
REGISTER      - Upgrade currently used       Complete                  -       $      0   As a remediate software          $      0
SYSTEMS         software to be Year                                                       currently exists, a contingency
(SAINT LOUIS    2000 compliant                                                            plan is not necessary at this
BREAD CO.                                                                                 time.
DIVISION)     - Test upgraded software for   In progress              3/99     $      0
                operational effectiveness

              - Implementation               Upon completion of       6/99     $ 60,000
                                             integration testing
------------------------------------------------------------------------------------------------------------------------------------

STORE         - Upgrade currently used       In progress              5/99     $      0   This is an internally used       $150,000
MANAGEMENT      software to be                                                            reporting software that is
SYSTEMS         Year 2000 compliant                                                       considered non-critical to
(SAINT LOUIS                                                                              day to day operations. Year 2000
BREAD CO.     - Test upgraded software for   Upon completion of       6/99     $      0   compliant replacement software
DIVISION)       operational effectiveness    remediation                                  is known to be available and
                                                                                          could be rolled out.

------------------------------------------------------------------------------------------------------------------------------------
REGISTER AND  - Selection of Replacement     Complete                  -       $      0   As compliant hardware/software   $      0
STORE           Hardware/software                                                        currently exists, a contingency
MANAGEMENT                                                                                plan is not necessary at this time.
SYSTEMS
(AU BON PAIN
DIVISION)     - Pilot test of new            In progress             3/99    The new
                hardware/software                                            systems
                                                                             are
                                                                             expected
                                                                             to be
                                                                             leased
                                                                             at the
                                                                             same
                                                                             annual
                                                                             cost as
                                                                             the
                                                                             current
                                                                             leased
                                                                             systems.

              - Complete rollout             Upon completion         8/99
                                             of Pilot Test
                                             Program
------------------------------------------------------------------------------------------------------------------------------------

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB"), issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for annual periods beginning after December 15, 1997 and the Company will adopt its provisions in fiscal 1998. Reclassifications for earlier periods is required for comprehensive purposes. Management does not expect the statement to have an impact on its financial position or results of operations.

     In June 1997, the Financial Accounting Standards Board issued Statement of Accounting standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the manner in which public companies report information about their operating segments. SFAS No 131 which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the geographic locations in which the entity holds assets and reports revenues. Management is currently evaluating the effects of this change on its reporting of segment information. The company will adopt SFAS No. 131 for its fiscal year ending December 26, 1998.

           MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED MATTERS

     (a) MARKET INFORMATION.

     The Company's Class A Common Stock is traded on The Nasdaq National Market tier of the Nasdaq Stock Market under the symbol ABPCA. The following table sets forth the high and low sale prices as reported by Nasdaq for the fiscal periods indicated.

1996                                HIGH                           LOW
----                                ----                           ---

First quarter ................     9-5/16                         6-3/4
Second quarter ...............     9                              6-7/8
Third quarter ................     7-1/4                          6-1/8
Fourth quarter ...............     8-1/4                          5-1/2

1997
----

First quarter.................     8-7/16                         5-7/8
Second quarter ...............     7-3/8                          6
Third quarter ................    10-1/4                          7
Fourth quarter ...............     9-13/16                        7-1/4

1998
----

First quarter.................     8-5/8                          7-1/2
Second quarter................    11-5/8                          8
Third quarter.................    11-5/8                          4-1/4
Fourth quarter................     7-5/16                         4-1/8

     On January 11, 1999, the last sale price for the Class A Common Stock, as reported on the Nasdaq National Market System, was $6.625.

     (b) HOLDERS.

     On January 11, 1999, the Company had approximately 1,398 holders of record of its Class A Common Stock and approximately 86 holders of its Class B Common Stock.

     (c) DIVIDENDS.

     The Company has never paid cash dividends on its capital stock and has no intention of paying cash dividends in the foreseeable future.

                              FINANCIAL STATEMENTS


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Report of Independent Accountants..........................................F-2

Consolidated Balance Sheets as of December 28, 1996 and
December 27, 1997..........................................................F-3

Consolidated Statements of Operations for the fiscal years ended
December 30, 1995, December 28, 1996 and December 27, 1997.................F-4

Consolidated Statements of Cash Flows for the fiscal years ended
December 30, 1995, December 28, 1996 and December 27, 1997.................F-5

Consolidated Statements of Stockholders' Equity for the fiscal years ended December 30, 1995, December 28, 1996 and December 27, 1997...........F-7

Notes to Consolidated Financial Statements.................................F-9

Consolidated Balance Sheets as of October 3, 1998 and December 27, 1997....F-25

Consolidated Statements of Operations for the twelve and forty weeks ended October 3, 1998 and October 4, 1997............................F-26

Consolidated Statements of Cash Flows for the forty weeks
ended October 3, 1998 and October 4, 1997..................................F-27

Notes to Consolidated Financial Statements.................................F-28

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Au Bon Pain Co., Inc.:

     We have audited the accompanying consolidated financial statements and the financial statement schedules of Au Bon Pain Co., Inc. as of December 27, 1997 and December 28, 1996, and for each of the three fiscal years in the period ended December 27, 1997. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Au Bon Pain Co., Inc. as of December 27, 1997 and December 28, 1996, and the consolidated results of its operations and cash flows for each of the three fiscal years in the period ended December 27, 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included herein.

                                           /s/  PricewaterhouseCoopers LLP
                                          --------------------------------
                                               Coopers & Lybrand L.L.P.

Boston, Massachusetts
February 13, 1998, except for Note 17,
as to which the date is March 23, 1998.

                              AU BON PAIN CO., INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                             Dec. 28,   Dec. 27,
                                                               1996       1997
                                                             --------   --------

ASSETS
Current assets:
 Cash and cash equivalents ...............................   $  2,579   $    853
 Accounts receivable, less allowance of $104 and
  $134 in 1996 and 1997, respectively ....................      7,730      9,427
 Inventories (Note 3) ....................................      8,997      9,117
 Prepaid expenses ........................................      2,353        775
 Refundable income taxes .................................      2,117        596
 Deferred income taxes (Note 11) .........................        488        600
                                                             --------   --------
      Total current assets ...............................     24,264     21,368
                                                             --------   --------

Property and equipment, net (Note 4) .....................    121,733    112,232
                                                             --------   --------
Other assets:
 Notes receivable (Note 5) ...............................      2,291      4,743
 Intangible assets, net of accumulated amortization
  of $4,702 and $6,121 in 1996 and 1997, respectively ....     32,657     31,361
 Deferred financing costs ................................      1,382        953
 Deposits and other (Note 12) ............................      9,110      9,097
 Deferred income taxes (Note 11) .........................      4,991      6,762
                                                             --------   --------
      Total other assets .................................     50,431     52,916
                                                             --------   --------
      Total assets .......................................   $196,428   $186,516
                                                             ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ........................................   $ 11,141   $  7,071
 Accrued expenses (Note 7) ...............................     14,169     13,917
 Current maturities of long-term debt (Note 8) ...........        702        438
                                                             --------   --------
      Total current liabilities ..........................     26,012     21,426
Long-term debt (Note 8) ..................................     49,736     42,527
Convertible subordinated notes (Note 9) ..................     30,000     30,000
                                                             --------   --------
      Total liabilities ..................................    105,748     93,953

Commitments and contingencies (Notes 8 and 10)

Minority interest ........................................        624        289
Stockholders' equity (Note 13):
 Preferred stock, $.0001 par value:
  Class B, shares authorized 2,000,000;
   issued and outstanding 20,000 and 0 in
   1996 and 1997, respectively ...........................       --         --
 Common stock, $.0001 par value:
  Class A, shares authorized 50,000,000;
   issued and outstanding 10,066,671 and
   10,187,042 in 1996 and 1997, respectively .............          1          1
  Class B, shares authorized 2,000,000; issued and
   outstanding 1,647,354 and 1,610,038 convertible
   to Class A, in 1996 and 1997, respectively ............       --         --
 Additional paid-in capital ..............................     68,075     68,486
 Retained earnings .......................................     21,980     23,787
                                                             --------   --------
      Total stockholders' equity .........................     90,056     92,274
                                                             --------   --------
      Total liabilities and stockholders' equity .........   $196,428   $186,516
                                                             ========   ========

The accompanying notes are an integral part of the consolidated financial statements.

                              AU BON PAIN CO., INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                 for the fiscal years ended
                                            -----------------------------------
                                             Dec. 30,     Dec. 28,     Dec. 27,
                                               1995         1996         1997
                                            ---------    ---------    ---------

Revenues:
  Restaurant sales ......................   $ 216,411    $ 225,625    $ 233,212
  Franchise sales and other
    revenues ............................      10,055       11,309       17,678
                                            ---------    ---------    ---------
                                              226,466      236,934      250,890

Costs and expenses:
  Cost of food and paper products .......      77,250       85,631       90,385
  Restaurant operating expenses:
    Labor ...............................      57,860       60,266       63,593
    Occupancy ...........................      26,709       28,529       28,514
    Other ...............................      27,592       26,569       27,430
                                            ---------    ---------    ---------
                                              112,161      115,364      119,537
  Depreciation and amortization .........      14,879       16,195       16,861
  General and administrative ............      12,818       14,979       16,418
  Non-recurring charge (Note 6) .........       8,500        4,435         --
                                            ---------    ---------    ---------
                                              225,608      236,604      243,201
                                            ---------    ---------    ---------
Operating income ........................         858          330        7,689
Interest expense, net ...................       3,363        5,140        7,204
Other expense, net (Notes 12 and 15) ....       2,016        2,513          212
Minority interest (income) ..............         (94)         (40)         (42)
                                            ---------    ---------    ---------
Income (loss) before benefit
  from income taxes .....................      (4,427)      (7,283)         315
Benefit from income
  taxes (Note 11) .......................      (2,813)      (2,918)      (1,492)
                                            ---------    ---------    ---------
Net income (loss) .......................   $  (1,614)   $  (4,365)   $   1,807
                                            =========    =========    =========

Net income (loss) per common share
 - basic ................................   $    (.14)   $    (.37)   $     .15
                                            =========    =========    =========
Net income (loss) per common share
 - diluted ..............................   $    (.14)   $    (.37)   $     .15
                                            =========    =========    =========
Weighted average number of shares
  outstanding - basic ...................      11,621       11,705       11,766
                                            =========    =========    =========
Weighted average number of shares
  outstanding - diluted .................      11,621       11,705       11,913
                                            =========    =========    =========


The accompanying notes are an integral part of the consolidated financial statements.

                              AU BON PAIN CO., INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                  for the fiscal years ended
                                              ---------------------------------
                                               Dec. 30,    Dec. 28,    Dec. 27,
                                                 1995        1996        1997
                                              ---------    --------    --------

Cash flows from operations:
  Net income (loss) .......................   $  (1,614)   $ (4,365)   $  1,807
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
    Depreciation and amortization .........      14,879      16,195      16,861
    Amortization of deferred
      financing costs .....................          77         308         619
    Provision for losses on
      accounts receivable .................          73          44          49
    Minority interest .....................         (94)        (40)        (42)
    Deferred income taxes .................      (4,234)       (430)     (1,883)
    Non-recurring charge ..................       7,770       4,435          --
    Gain on sale of investment ............          --          --        (930)
    Gain on sale of property and
      equipment ...........................          --          --        (986)
    Loss on disposal of property and
      equipment ...........................          31          --         308
Changes in operating assets and
 liabilities:
    Accounts receivable ...................         119      (1,178)     (1,747)
    Inventories ...........................      (1,779)     (1,221)       (294)
    Prepaid expenses ......................        (355)        343       1,514
    Refundable income taxes ...............         289      (1,423)      1,521
    Accounts payable ......................        (154)        820      (4,070)
    Accrued expenses ......................         771       1,287         769
                                              ---------    --------    --------
      Net cash provided by operating
        activities ........................      15,779      14,775      13,496
                                              ---------    --------    --------

Cash flows from investing activities:
    Additions to property and equipment ...     (38,650)    (17,062)    (14,681)
    Proceeds from sale of property
      and equipment .......................          --          --       6,044
    Proceeds from sale of investment ......          --          --       2,000
    Payments received on notes
      receivable ..........................          59          82         139
    Increase in intangible assets .........         (50)        (73)       (122)
    Decrease (increase) in deposits
      and other ...........................       1,450      (4,321)     (1,058)
    Increase in notes receivable ..........        (951)       (475)         --
                                              ---------    --------    --------
      Net cash used in investing
        activities ........................     (38,142)    (21,849)     (7,678)
                                              ---------    --------    --------

The accompanying notes are an integral part of the consolidated financial statements.

                              AU BON PAIN CO., INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (CONTINUED)


                                                  for the fiscal years ended
                                              ---------------------------------
                                               Dec. 30,    Dec. 28,    Dec. 27,
                                                 1995        1996        1997
                                              ---------    --------    --------

Cash flows from financing activities:
    Exercise of employee stock options ....         241         184         168
    Issuance of warrants ..................          --         679          --
    Proceeds from long-term debt
      issuance ............................     115,418      87,561      57,530
    Principal payments on long-term debt ..     (87,713)    (83,958)    (65,003)
    Proceeds from issuance of
      common stock ........................         346         320         243
    Increase in deferred financing costs ..        (152)     (1,211)       (189)
    Decrease in minority interest .........        (349)       (342)       (293)
                                              ---------    --------    --------
      Net cash provided by (used
        in) financing activities ..........      27,791       3,233      (7,544)

Net increase (decrease) in cash
  and cash equivalents ....................       5,428      (3,841)     (1,726)
Cash and cash equivalents, at
  beginning of period .....................         992       6,420       2,579
                                              ---------    --------    --------
Cash and cash equivalents, at
  end of period ...........................   $   6,420    $  2,579    $    853
                                              =========    ========    ========

Supplemental cash flow information:
 Cash paid during the period for:
     Interest .............................   $   4,097    $  4,637    $  6,602
     Income taxes .........................   $   1,543    $    370    $    700
 Satisfaction of Notes Receivable
     in exchange for PP&E .................   $      --    $    356    $     --
 Note received from sale of
     property and equipment ...............   $      --    $     --    $  2,591


The accompanying notes are an integral part of the consolidated financial statements.

                              AU BON PAIN CO., INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           FOR THE FISCAL YEARS ENDED
           DECEMBER 30, 1995, DECEMBER 28, 1996 AND DECEMBER 27, 1997
                                 (IN THOUSANDS)



                                                  Common Stock              Preferred Stock
                                                $.0001 Par Value            $.0001 Par Value
                                            Class A           Class B            Class B       Additional                  Total
                                        ---------------   ---------------   ----------------     Paid-in    Retained   Stockholders'
                                        Shares   Amount   Shares   Amount   Shares    Amount     Capital    Earnings       Equity
                                        ------   ------   ------   ------   ------    ------   ----------   --------   -------------

Balance, Dec. 26, 1994                   9,828    $   1    1,732   $   -      20      $   -      $66,204    $27,959       $94,164
Exercise of employee stock options          45                                                       241                      241
Income tax  benefit related to
 stock option plan                                                                                   101                      101
Issuance of common stock                    31                                                       346                      346
Conversions of Class B to Class A           25               (25)
Net loss                                                                                                    (1,614)        (1,614)
                                        ------    -----   ------   -----     ---      -----      -------    -------       -------
Balance, Dec. 30, 1995                   9,929    $   1    1,707   $   -      20      $   -      $66,892    $26,345       $93,238
                                        ------    -----   ------   -----     ---      -----      -------    -------       -------

Exercise of employee stock options          30                                                       147                      147
Income tax benefit related to
 stock option plan                                                                                    37                       37
Issuance of common stock                    48                                                       320                      320
Warrants Issued for debt financing                                                                   679                      679
Conversions of Class B to Class A           60               (60)
Net loss                                                                                                     (4,365)       (4,365)
                                        ------    -----   ------   -----     ---      -----      -------    -------       -------
Balance, Dec. 28, 1996                  10,067    $   1    1,647   $   -      20      $   -      $68,075    $21,980       $90,056
                                        ------    -----   ------   -----     ---      -----      -------    -------       -------



                       The accompanying notes are an integral part of the consolidated financial statements.

                                                 Common Stock              Preferred Stock
                                               $.0001 Par Value            $.0001 Par Value
                                           Class A           Class B            Class B       Additional                  Total
                                       ---------------   ---------------   ----------------     Paid-in    Retained   Stockholders'
                                       Shares   Amount   Shares   Amount   Shares    Amount     Capital    Earnings       Equity
                                       ------   ------   ------   ------   ------    ------   ----------   --------   -------------

Exercise of employee stock options         23                                                       152                      152
Income tax benefit related to
 stock option plan                                                                                   16                       16
Issuance of common stock                   40                                                       243                      243
Conversions of Class B to Class A          37               (37)
Conversions of preferred stock
 to Class A common stock                   20                               (20)
Net loss                                                                                                     1,807         1,807
                                       ------    -----   ------   -----     ---      -----      -------    -------       -------
Balance, Dec. 27, 1997                 10,187    $   1    1,610   $   -       0      $   -      $68,486    $23,787       $92,274
                                       ======    =====   ======   =====     ===      =====      =======    =======       =======


                       The accompanying notes are an integral part of the consolidated financial statements.

                              AU BON PAIN CO., INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.         Nature of Business

           Au Bon Pain Co., Inc. and its subsidiaries operate two retail bakery cafe businesses and two franchising businesses under the concept names "Au Bon Pain" and "Saint Louis Bread Co." Certain Saint Louis Bread Co. Division stores began operating under the name "Panera Bread" during 1997. Included in franchise sales and other revenues are sales of product to franchisees and others of $7.4 million, $8.3 million and $11.7 million for the fiscal years ended December 30, 1995, December 28, 1996 and December 27,1997, respectively. Included in costs and expenses are charges related to franchise sales of approximately $1.3 million, $1.9 million and $2.6 million for the fiscal years ended December 30, 1995, December 28, 1996 and December 27, 1997, respectively.

2.         Summary of Accounting Policies

           Principles of Consolidation

           The consolidated statements include the accounts of Au Bon Pain Co., Inc., ABP Holdings, Inc., a wholly owned subsidiary, Saint Louis Bread Co., Inc. ("Saint Louis Bread Co."), a wholly owned subsidiary, ABP Midwest Manufacturing, a wholly owned subsidiary, and investments in joint ventures in which a majority interest is held (the "Company"). All intercompany balances and transactions have been eliminated.

           Preparation of Financial Statements

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Reclassifications

           Certain items in the prior year financial statements have been reclassified to conform to current year presentation.

           Cash and Cash Equivalents

           The Company considers all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents.

           Inventories

           Inventories are valued at the lower of cost (first-in, first-out) or market.

           Property, Equipment and Depreciation

           Property and equipment are stated at cost Upon retirement or sale, the cost of assets disposed of and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while betterments are capitalized. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the terms of the leases (including available option periods) or over their useful lives, whichever is shorter. The estimated useful lives used for financial statement purposes are:

           Machinery and equipment                            3-10 years
           Furniture and fixtures                             3-10 years
           Leasehold improvements                             10-23 years
           Signs                                              10 years

           Interest is capitalized in connection with the construction of new locations or facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Capitalized interest amounted to $792,000, $581,000 and $70,780 in 1995, 1996 and 1997 respectively.

           Intangible Assets

           Intangible assets consist of goodwill arising from the excess cost over the value of net assets of joint ventures, businesses and stores acquired, as well as the original acquisition of the Company. Goodwill is amortized on a straight-line basis over periods ranging from twenty-five to forty years. Periodically management assesses, based on undiscounted cash flows, if there has been a permanent impairment in the carrying value of its intangible assets and, if so, the amount of any such impairment, by comparing anticipated discounted future operating income from acquired businesses with the carrying value of the related intangibles. In performing this analysis, management considers such factors as current results, trends, future prospects and other economic factors.

           Income Taxes

           The provision for income taxes is determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred taxes are determined based on the difference between the financial statements and the tax bases of assets and liabilities using enacted income tax rates in effect in the years in which the differences are expected to reverse. The Company's temporary differences consist primarily of depreciation and amortization and reserves.

           Deferred Financing Costs

           Costs incurred in connection with obtaining debt financing are amortized over the terms of the related debt.

           Franchise and Development Fees

           Franchise fees are the result of sales of area development rights and the sale of individual franchise locations to third parties, both domestically and internationally. Fees from the sale of area development rights are 100% recognized as revenue upon completion of all commitments related to the agreements. Fees from the sale of individual franchise locations are 100% recognized as revenue upon the commencement of franchise operations.

           Capitalization of Certain Development Costs

           The Company capitalizes certain expenses associated with the development and construction of new store locations. Capitalized costs of $2.4 million and $2.7 million as of December 28, 1996 and December 27, 1997, respectively, are recorded as part of the asset to which they relate and are amortized over the asset's useful life.

           Advertising Costs

           Advertising costs are expensed when incurred.

           Pre-Opening Costs

           All pre-opening costs associated with the opening of new retail locations are expensed when incurred.

           Fiscal Year

           The Company's fiscal year ends on the last Saturday in December. Fiscal years for the consolidated financial statements included herein include 52 weeks for the fiscal years ended December 30, 1995, December 28, 1996 and December 27, 1997.

           Income Per Share Data

           Earnings per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, for common stock equivalents, including stock options, warrants and preferred stock. Statement of Financial Accounting Standards No. 128, "Earnings Per Share", requires dual presentation of basic and diluted EPS. SFAS 128 has been adopted in the Company's 1997 financial statements with comparable disclosures for the prior year.

           Fair Value of Financial Instruments

           The carrying amount of the Company's long term debt, including current maturities, approximates fair value because the interest rates on these instruments change with market interest rates. The carrying amounts for accounts receivable and accounts payable approximate their fair values due to the short maturity of these instruments.

           Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB"), issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for annual periods beginning after December 15, 1997 and the Company will adopt its provisions in fiscal 1998. Reclassifications for earlier periods is required for comprehensive purposes. Management does not expect the statement to have a material impact on its financial position or results of operations.

           In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which changes the manner in which public companies report information about their operating segments. SFAS No. 131 which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the geographic locations in which the entity holds assets and reports revenues. Management is currently evaluating the effects of this change on its reporting of segment information. The company will adopt SFAS No. 131 for its fiscal year ending December 26, 1998.

3.         Inventories

           Inventories consist of the following (in thousands):

                                  December 28,     December 27,
                                      1996             1997
                                  ------------     ------------
           Production                $3,071           $3,389
           Retail stores              1,762            1,680
           Paper goods                  456              392
           Smallwares                 3,161            3,008
           Other                        547              648
                                     ------           ------
                                     $8,997           $9,117
                                     ======           ======

4.         Property and Equipment

           Major classes of property and equipment consist of the following (in thousands):

                                                December 28,     December 27,
                                                    1996             1997
                                                ------------     ------------
           Leasehold improvements                 $ 91,161         $101,619
           Machinery and equipment                  59,414           63,319
           Furniture and fixtures                   19,063           18,603
           Construction in progress                 19,585            1,083
           Signage                                   3,634            3,515
                                                  --------         --------
                                                   192,857          188,139
           Less accumulated depreciation
             and amortization                       71,124           75,907
                                                  --------         --------
           Property and equipment, net            $121,733         $112,232
                                                  ========         ========

           In the fourth quarter of 1997, the Company sold its Woburn, MA office building for $4.9 million in cash, resulting in a gain of $660,000. The gain was recognized as a component of other expense, net.

           In the third quarter of 1997, the Company sold a Saint Louis Bread Co. Division cafe for $1.1 million in cash in conjunction with the execution of a franchise area development agreement, resulting in a pre-tax gain of $325,000. The gain was recognized as a component of other expense, net.

           The Company recorded depreciation expense related to these assets of $13.4 million, $14.7 million and $15.4 million in 1995, 1996 and 1997, respectively.

5.         Notes Receivable

           Notes receivable relate to the sale of certain retail locations and to the funding for the opening of new locations of a franchisee. In the third quarter of fiscal 1997 the Company franchised 11 of its existing ABP stores in the Philadelphia market to ABP Delaware Valley LLC. As part of the sale the Company received a note receivable in the amount of $2.6 million which bears interest at the rate of 8.25% per annum. There was no gain or loss recognized on the transaction. The note requires monthly principal and interest payments of $28,765 commencing in November 1997 which reflect an interest rate of 6.00%. The difference of 2.25% interest shall accrue with respect to the outstanding principal amount of this note. Commencing November 4, 1999, ABP Delaware Valley LLC will make the scheduled payment plus any accrued interest until it is paid in full. The note matures August 11, 2007.

           In addition, the Company holds five additional notes receivable with two other franchisees with an outstanding principal balance of $2.2 million at December 27, 1997. These notes bear interest at between 8.00% and 9.25%. Two of these notes require monthly payments while the remaining three notes require payments of interest with a balloon payment of $1.4 million due in 2004. The notes mature between 2003 and 2004.

6.         Non-Recurring Charges

           During the third quarter of fiscal 1996, the Company recorded a non-recurring charge of $4.4 million principally to reflect a write-down under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of." SFAS 121, adopted at the beginning of fiscal year 1996, establishes accounting standards for recognizing and measuring the impairment of long-lived assets and requires reducing the carrying amount of any impaired asset to fair value. The charge was taken as a result of continued less than expected performance results at certain Au Bon Pain Division restaurants. The $4.4 million non-cash charge included a $1.4 million goodwill write-down, a $0.6 million fixed asset write-down and a $1.4 million write-down of an office building held for resale. The charge represented a reduction of the carrying amounts of the assets to their estimated fair values as determined by using discounted estimated future cash flows. In addition, the $4.4 million charge included a $1.0 million charge to write-down the book value of six restaurants whose leases expired in 1997 and which were not renewed. For the fifty-two weeks ended December 28, 1996 and December 27, 1997 the restaurants included in the reserve had sales of $3,096,000 and $1,559,000, respectively and a pre-tax loss of $578,000 and $313,000, respectively.

           During the third quarter of fiscal 1995, the Company recorded a non-recurring pre-tax charge of $8.5 million principally to cover the expected costs of closing certain under-performing restaurants. The components of the non-recurring charge included cash costs of approximately $2.1 million for lease obligations, professional and consulting services, employee relocation and termination costs and non-cash charges of approximately $6.4 million related to fixed asset disposals. The store closures were completed in fiscal 1996 for a total cost of approximately $221,000. For the fifty-two weeks ended December 28, 1996 and December 27, 1997 the stores included in the reserve had sales of $4,247,000 and $0, respectively and a pre-tax loss of $946,000 and $209,000, respectively.

7.         Accrued Expenses

           Accrued expenses consist of the following (in thousands):

                                          December 28,      December 27,
                                              1996              1997
                                          ------------      ------------
           Accrued insurance                 $ 1,310           $ 1,384
           Rent                                3,503             3,799
           Payroll and related taxes           2,554             2,182
           Interest                            1,319             1,390
           Other                               5,483             5,162
                                             -------           -------
                                             $14,169           $13,917
                                             =======           =======

8.         Long-term Debt

           Long-term debt consists of the following (in thousands):

                                             December 28,      December 27,
                                                 1996              1997
                                              -----------      ------------
Revolving credit line at prime + .5%
  (9.00% at December 27, 1997)                  $22,000           $18,326
Term loan - variable rate                         3,533                 -
Industrial development bond for
  Mexico, Missouri plant at weekly
  floating rate (4.25% at
  December 27, 1997)                              8,300             7,900
Loan at prime less .75%
  (7.75% at December 27, 1997)                    2,000             2,000
Term loan at 7.0% payable in
  annual installments of $50,000
  including interest, due January 2001              205               169
Senior Subordinated Debenture (13.00%
  at December 27, 1997)                          14,400            14,570
                                                -------           -------
Total debt                                       50,438            42,965
Less current maturities                             702               438
                                                -------           -------
Total long-term debt                            $49,736           $42,527
                                                =======           =======

           As of both December 28, 1996 and December 27, 1997, the Company had a $28 million unsecured revolving line of credit. The revolving credit agreement contains restrictions relating to future indebtedness, liens, investments, distributions, the merger, acquisition or sale of assets and certain leasing transactions. The agreement also requires the maintenance of certain financial ratios and covenants, the most restrictive being a debt to net worth ratio. There is a fee of 3/8% of the unused portion of the revolving line of credit. Available unused borrowings totaled approximately $5.1 million at December 28, 1996 and $8.5 million at December 27, 1997. At December 28, 1996 and December 27, 1997 the Company had outstanding letters of credit against the revolving line of credit aggregating $0.9 million and $1.2 million, respectively. Interest is calculated on the $3.5 million term loan at the lower of prime plus .5% or LIBOR plus an amount ranging from 1.25% to 3.0% depending on certain financial tests. Interest-only payments are due under the revolving credit line monthly, in arrears, with principal balance payable at maturity September 30, 1999.

           In March 1995, the Company signed a note for the purpose of purchasing a building in Woburn, MA. The Company had originally planned to move their corporate offices to this location. Principal and interest on the note were paid quarterly, with interest being calculated based on the applicable Eurodollar rate plus .75%. Under the term loan, the Company had the right, at its election, to repay the outstanding amount as a whole or in part, at any time without penalty or premium. The Company sold the building in December of 1997 and retired the note which had a balance of $3.2 million.

           In July, 1995 the Company obtained an industrial development bond issued by the City of Mexico, Missouri, secured by a $8.7 million letter of credit with a commercial bank. The bond matures in July, 2000 and interest is payable monthly at a weekly floating rate, which was 4.25% on December 27, 1997.

           On July 24, 1996, the Company issued $15 million senior subordinated debentures maturing in July, 2000. The debentures accrue interest at varying fixed rates over the four year term, ranging from 11.25% to 14.0%. In connection with the private placement, warrants with an exercise price of $5.62 per share were issued to purchase between 400,000 and 580,000 shares of the Company's Class A Common Stock, depending on the term which the debentures remain outstanding and certain future events. At December 27, 1997, 400,000 warrants were issued and outstanding, all of which were vested.

           The Company has recognized interest expense of $3.4 million, $5.1 million and $7.2 million as of December 30, 1995, December 28, 1996, and December 27, 1997, respectively.

           The Company is prohibited from paying dividends based on the terms and conditions to the Revolving Line of Credit Agreement.

           Maturities of debt outstanding at December 27, 1997 (including the convertible subordinated notes) are as follows (in thousands):

           1998                                  $   438
           1999                                   20,867
           2000                                   15,013
           2001                                   30,447
           2002                                      500
           Thereafter                              5,700
                                                 -------
                                                 $72,965
                                                 =======

9.         Convertible Subordinated Notes

           In December 1993, the Company issued $30.0 million of its unsecured 4.75% Convertible Subordinated Notes due 2001 ("1993 Notes"). The 1993 Notes are convertible at the holders' option into shares of the Company's Class A Common Stock at $25.50 per share. In December 1997, the Company could have, at its option, redeemed all or a part of the outstanding 1993 Notes upon payment of a premium. The Company did not redeem all or part of the outstanding notes. The note agreement requires the Company to maintain minimum permanent capital, as therein defined.

10.        Commitments

           The Company is obligated under noncancelable operating leases for a production facility, a commissary and retail stores. Lease terms are generally for ten years with renewal options at certain locations and generally require the Company to pay a proportionate share of real estate taxes, insurance, common area and other operating costs. Substantially all store leases provide for contingent rental payments based on sales in excess of specified amounts.

           Aggregate minimum requirements under these leases are, as of December 27, 1997, approximately as follows (in thousands):

           1998                    $ 20,047
           1999                      18,473
           2000                      17,217
           2001                      15,010
           2002                      12,914
           Thereafter                40,907
                                   --------
                                   $124,568
                                   ========

           Rental expense under long-term leases was approximately $22.3 million, $29.3 million and $24.5 million in 1995, 1996 and 1997, respectively, which included contingent rentals of approximately $2.9 million, $3.0 million and $3.0 million, respectively.

11.        Income Taxes Payable

           The benefit from income taxes in the consolidated statements of operations is comprised of the following (in thousands):

                                    December 30,   December 28,   December 27,
                                        1995           1996           1997
                                    ------------   ------------   ------------

Current:
  Federal                             $ 1,202        $(1,650)       $   259
  State                                   219           (838)           132
                                      -------        -------        -------
                                        1,421         (2,488)           391
                                      -------        -------        -------

Deferred:
  Federal                              (3,597)          (365)        (1,433)
  State                                  (637)           (65)          (450)
                                      -------        -------        -------
                                       (4,234)          (430)        (1,883)
                                      -------        -------        -------
Total benefit from income taxes       $(2,813)       $(2,918)       $(1,492)
                                      =======        =======        =======

           A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income is as follows:

                                                1995        1996        1997
                                               -------     ------     -------
Statutory rate (benefit)                       (34.0)%     (34.0)%      34.0%
State income taxes, net of
  federal tax benefit                           (4.0)        2.2      (432.8)
Utilization of tax credits                      (2.8)          -           -
Charitable contributions                        (4.0)       (3.7)      (89.9)
Company-owned Life Insurance (See Note 12)     (28.8)      (15.4)     (451.0)
Non-deductible goodwill and meals
 and entertainment                               5.7         9.1        51.0
Other, net                                       4.3         1.8         (.4)
Change in valuation allowance                      -           -       415.4
                                               -----       -----      ------
                                               (63.6)%     (40.0)%    (473.7)%
                                               =====       =====      ======

           The tax effects of the significant temporary differences which comprise the deferred tax assets are as follows (in thousands):

                                                 1996        1997
                                               --------    --------
Current assets:
    Receivables reserve                        $    42     $    56
    Accrued expenses                               368         544
    Other reserves                                  78           -
                                               -------     -------
                                                   488         600
Non-current assets/liabilities:
    Property, plant and equipment                  799         443
    Accrued expenses                             1,073       1,135
    Goodwill                                    (1,325)     (1,648)
    Tax credit carried forward                   2,862       3,368
    Net operating loss carried forward           1,363       4,484
    Charitable contribution carried forward        219         296
    Other reserves                                   -          (8)
                                               -------     -------
                                                 4,991       8,070

    Total deferred tax asset                     5,479       8,670
    Valuation allowance                              -      (1,308)
                                               -------     -------
Total net deferred tax asset                   $ 5,479     $ 7,362
                                               =======     =======

           A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The valuation allowance is primarily attributable to the potential expiration of charitable contribution deduction carryforwards and certain state net operating loss carryforwards. The Company estimates that after filing its federal income tax returns for the year ended December 27, 1997, it will have net operating losses of

$5,844,000 which can be carried forward from thirteen to fifteen years to offset Federal taxable income. The Company also estimates that after filing its state income tax returns for the year ended December 27, 1997 it will have state net operating losses of $13,142,000 which can be carried forward from three to five years and $20,693,000 which can be carried forward from thirteen to fifteen years to offset state taxable income. The Company has Federal jobs tax credit carryforwards of approximately $594,000 which expire in twelve to thirteen years. In addition, the Company has Federal alternative minimum tax credit carryforwards of approximately $2,499,000 which are available to reduce future regular Federal income taxes over an indefinite period. The Company reevaluates the positive and negative evidence impacting the realizability of its deferred income tax assets on an annual basis.

12.        Deposits and Other

           During fiscal 1997, the Company established a $4.3 million deposit with its distributor. This financial arrangement allows the Company to receive lower distribution costs. The savings exceed the carrying value of the deposit. The deposit is flexible and the Company may at times decrease the amount on deposit, at its discretion.

           In the third quarter of 1997, the Company sold its interest in Peet's Coffee and Teas, Incorporated back to Peet's for $2 million in cash, resulting in a pre-tax gain of $930,000. The gain was recognized as a component of other expense, net.

           During fiscal year 1994, the Company established a company-owned life insurance program ("COLI") covering a substantial portion of its employees. At December 27, 1997, the cash surrender value and prepaid premiums of $75.9 million and the insurance policy loans of $74.8 million were netted and included in other assets on the consolidated balance sheet. The loans are collateralized by the cash values of the underlying life insurance policies and require interest payments at a rate of 10.3%. Tax law changes adopted as part of the Health Insurance Portability and Accountability Act significantly reduced the level of tax benefits recognized under the Company's COLI program in the third quarter of 1996. The Company included $.5 million of expenses in other (income) expense, net, relating to COLI in 1997.

13.        Stockholders' Equity

           Class B Preferred Stock

           In April 1994, the Company issued 20,000 shares of Class B Preferred Stock (Series 1) as part of the ABP Midwest acquisition. In 1997 these shares were converted to Class A Common Stock.

           Common Stock

           Each share of Class B Common Stock has the same dividend and liquidation rights as each share of Class A Common Stock. The holders of Class B Common Stock are entitled to three votes for each share owned. The holders of Class A Common Stock are entitled to one vote for each share owned. Each share of Class B Common Stock is convertible, at the shareholder's option, into Class A Common Stock on a one-for-one basis. The Company had reserved at December 27, 1997, 7,589,719 shares of its Class A Common Stock for issuance upon conversion of Class B Common Stock and exercise of awards granted under the Company's 1992 Equity Incentive Plan, Formula Stock Option Plan for Independent Directors and conversion of the 1993 Notes (see
Note 9).

           Registration Rights

           Certain holders of Class A and Class B Common Stock, pursuant to stock subscription agreements, can require the Company, under certain circumstances, to register their shares under the Securities Act of 1933 or have included in certain registrations all or part of such shares, at the Company's expense.

           1992 Equity Incentive Plan

           In May 1992, the Company adopted its Equity Incentive Plan ("Equity Plan") to replace its Non-Qualified Incentive Stock Option Plan. Under the Equity Plan, a total of 950,000 shares of Class A Common Stock was initially reserved for awards under the Equity Plan. The Equity Plan was amended by the Board of Directors and the stockholders in May 1994 and June 1997 to increase the number of shares available thereunder from 950,000 to 2,500,000, and from 2,500,000 to 4,300,000 respectively. Awards under the Equity Plan can be in the form of stock options (both qualified and non-qualified), stock appreciation rights, performance shares, restricted stock or stock units.

           Activity under the Equity Plan and its predecessor is summarized below:

                                                                Weighted Average
                                             Shares              Exercise Price
                                             ------             ----------------
Outstanding at December 31, 1994            1,407,313                $18.50
      Granted                               1,543,052                $ 7.47
      Exercised                               (45,425)               $ 5.30
      Canceled                             (1,473,503)               $17.88
                                           -----------               ------
Outstanding at December 30, 1995            1,431,437                $ 7.32
      Granted                                 742,345                $ 7.67
      Exercised                               (30,200)               $ 4.87
      Canceled                               (211,548)               $ 7.92
                                           -----------               ------
Outstanding at December 28, 1996            1,932,034                $ 7.42
      Granted                               1,226,169                $ 7.49
      Exercised                               (23,148)               $ 6.56
      Canceled                               (143,537)               $ 8.05
                                           -----------               ------
Outstanding at December 27, 1997            2,991,518                $ 7.44
                                           ==========                ======

           Options vest over a five year period and must be exercised within ten years from the date of the grant. Of the options at December 27, 1997, 1,168,134 were vested and exercisable.

           Formula Stock Option Plan for Independent Directors

           On January 27, 1994, the Company's Board of Directors authorized the Formula Stock Option Plan for Independent Directors, as defined in the agreement. This plan authorized a one-time grant of an option to purchase 10,000 shares of the Company's Class A Common Stock at its closing price on January 26, 1994. The plan also allows for independent directors elected after that time to receive a similar option at the closing price for the day immediately preceding the individual's election to the board.

           Each independent director who is first elected as such after the effective date of the Directors' Plan shall receive, as of the date he or she is so elected, a one-time grant of an option to purchase 5,000 shares of Class A Common Stock at a price per share equal to the closing price of the Class A Common Stock as reported by the NASDAQ/National Market System for the trading day immediately preceding the date of the person's election to the board.

           In addition, all independent directors serving in such capacity as of the last day of each fiscal year commencing with the fiscal year ending December 31, 1994 receive an option to purchase 5,000 shares of Class A Common Stock at the closing price for the prior day.

           Each option granted is fully vested at the grant date, and is exercisable, either in whole or in part, for 10 years following the grant date. The Company has granted 113,248 options under this plan as of December 27, 1997.

           Stock-Based Compensation

           In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", which is effective for the Company's financial statements for fiscal years beginning after December 15, 1995. SFAS 123 allows companies to either account for stock-based compensation under the new provisions of SFAS 123 or under the provisions of Accounting Principles Board Opinion No. 25 ("APB25"), "Accounting for Stock Issued to Employees", but requires pro-forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has elected the disclosure-only alternative and, accordingly, no compensation costs have been recognized for the stock option plans. Had compensation costs for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of SFAS 123, the Company's net loss for the years ended December 28, 1996 and December 27, 1997 would have been increased to the pro forma amounts indicated below:

                          1995                         1996                         1997
               --------------------------   --------------------------   ---------------------------
                  Net Loss      Net Loss       Net Loss      Net Loss      Net Income     Net Income
               (in thousands)   Per Share   (in thousands)   Per Share   (in thousands)    Per Share
As Reported       $(1,614)        $(.14)       $(4,365)        $(.37)        $1,807          $.15

Pro Forma         $(1,819)        $(.16)       $(4,965)        $(.42)        $  953          $.08

           The effects of applying SFAS 123 in this pro-forma disclosure are not likely to be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

           The fair value of the options granted during 1995, 1996 and 1997 is $3.20 per share, $3.46 per share and $3.69 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 35% in 1995 and 1996 and 40% in 1997, risk-free interest rate of 6.14% in 1995, 5.99% in 1996 and 6.38% in 1997, and an expected life of 6 years.

           The following table summarizes information concerning currently outstanding and exercisable options:

                              Options                         Options
                            Outstanding                     Exercisable
               ------------------------------------   ----------------------
                              Weighted
                               Average
    Range of                  Remaining    Weighted                 Weighted
    Exercise     Number      Contractual    Average     Number       Average
    Price      Outstanding      Life         Price    Exercisable     Price
------------   -----------   -----------   --------   -----------   --------
$ 4.50- 6.75      259,013       6.13        $ 6.16       141,780     $ 6.04
$ 6.75-10.13    2,711,240       8.20        $ 7.51     1,020,003     $ 7.32
$10.13-15.19       20,089       8.36        $13.07         5,812     $12.91
$15.19-21.25        1,176       6.92        $21.25           539     $23.16
                ---------       ----        ------     ---------     ------
                2,991,518       7.93        $ 7.44     1,168,134     $ 7.20

           1992 Employee Stock Purchase Plan

           In May 1992, the Company adopted its 1992 Employee Stock Purchase Plan ("1992 Purchase Plan") to replace its Employee Stock Purchase Plan. The 1992 Purchase Plan was amended in June 1997 by the Board of Directors and Stockholders to increase the number of shares of Class A Common Stock reserved for issuance from 150,000 to 350,000. The 1992 Purchase Plan gives eligible employees the option to purchase Class A Common Stock (total purchases in a year may not exceed 10% of an employee's prior year compensation) at 85% of the fair market value of the Class A Common Stock at the date of purchase.

14.        Employee Benefit Plans

           Employee Savings Plan

           The Au Bon Pain Employee 401(k) Plan ("Savings Plan") was adopted by the Company in 1991 under Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees of the Company, including executive officers, are eligible to participate in the Savings Plan. A participating employee may elect to defer on a pre-tax basis up to 15% of his or her salary. This amount is contributed to the Savings Plan. All amounts vest immediately and are invested in various funds as directed by the participant. The full amount in a participant's account will be distributed to a participant upon termination of employment, retirement, disability or death. The Company does not currently contribute to the Savings Plan.

           The Saint Louis Bread Co. Division Employee 401(k) Plan ("Saint Louis Bread Co. Division Savings Plan") adopted by the former Saint Louis Bread Co. Division in 1993 under Section 401(k) of the Internal Revenue Code of 1986, as amended. In 1997 the "Saint Louis Bread Co. Division Savings Plan" was merged into the Au Bon Pain "Savings Plan". Plan participants of the "Saint Louis Bread Co. Division Savings Plan" retained the matching contributions made through 1996 with a vesting schedule of seven years. There has been no further matching as of December 27, 1997.

15.        Legal Proceedings

          During the third quarter of 1997, the Company entered into a definitive agreement to settle a lawsuit filed by a former vendor of the Company. The Company recognized a charge of $675,000 in the third quarter of 1997 as a component of other expense (income), net, to cover the settlement and other expenses incurred in connection therewith.

16.        Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                         For the fiscal years ended
                                     ----------------------------------
                                     Dec. 30,     Dec. 28,     Dec. 27,
                                       1995         1996         1997
                                     --------     --------     --------
Net income (loss) used in net
   income (loss) per common
   share - basic                     $ (1,614)    $ (4,365)    $ 1,807
Net income (loss) used in net
   income (loss) per common
   share - diluted                   $ (1,614)    $ (4,365)    $ 1,807



Weighted average number of
   shares outstanding - basic          11,621       11,705      11,766
   Effect of dilutive securities:
   Employee stock options                   -            -          42
        Stock warrants                                             106
                                     --------     --------     -------

Weighted average number of
   shares outstanding - diluted        11,621       11,705      11,914
Net income (loss) per common
   share - basic                     $  (0.14)    $  (0.37)    $  0.15
Net income (loss) per common
   share - diluted                   $  (0.14)    $  (0.37)    $  0.15

           During 1995, 1996 and 1997, options to purchase 1,176,000 shares of common stock at $25.50 per share were outstanding in conjunction with the issuance of $30 million of convertible subordinated notes (see Note 9). These shares were not included in the computation of diluted earnings per share for the fiscal years ended December 30, 1995, December 28, 1996 or December 27, 1997 because the addition of interest expense, after the effect of income taxes, of $855,000 to net income (loss) would have been antidilutive.

           During 1995 and 1996, options to purchase 422,080 and 248,450 shares of common stock at an average price of $6.69 and $5.77 per share, respectively, and warrants to purchase 0 and 96,000 shares of common stock at $5.62 per share were outstanding but were not included in the computation of diluted earnings per share for the fiscal years ended December 30, 1995 or December 28, 1996 because the effect would have been antidilutive.

17.        Subsequent Event

           On March 23, 1998 the Company sold the Mexico, MO production facility and its wholesale frozen dough business to Bunge Foods Corporation ("Bunge") for approximately $13 million in cash. In conjunction with the sale, the Au Bon Pain Division and the Saint Louis Bread Co. Division entered into five year supply agreements with Bunge for the supply of substantially all their frozen dough needs, excluding bagels, in their domestic bakery cafes. The Company expects the supply agreements will result in an improved operating margin of approximately
 .5% of total revenues, along with reduced interest expense. The net proceeds of the sale were used to reduce the $7.9 million outstanding for the Industrial Revenue Bond and $4.9 million for a permanent reduction to the revolving credit line. This reduction of the revolving credit line reduced the total commitment of the Banks in the Credit Agreement so that the amount available under the revolving credit line decreased to $23.1 million from $28 million (see Note 8). In addition, approximately $2 million of related receivables at December 27, 1997 will be used to further reduce debt. The Company expects to recognize a pre-tax loss on the sale of the facility of approximately $700,000 in the Company's results of operations for the first quarter of 1998. There were no gains or losses associated with the early retirement of the Industrial Revenue Bond or the partial repayment of the revolving credit line.

                              AU BON PAIN CO., INC.
                           CONSOLIDATED BALANCE SHEETS


                                                              October 3,    December 27,
                                                                1998            1997
                                                            ------------    ------------
                                                            (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents ............................    $    680,240    $    853,025
  Accounts receivable, net .............................       7,065,115       9,427,190
  Inventories ..........................................       6,285,697       9,116,794
  Prepaid expenses .....................................       2,625,544         775,036
  Refundable income taxes ..............................         595,272         595,916
  Deferred income taxes ................................       2,300,040         600,040
                                                            ------------    ------------
      Total current assets .............................      19,551,908      21,368,001
                                                            ------------    ------------

Property and equipment, less accumulated
  depreciation and amortization ........................      91,300,662     112,231,916
                                                            ------------    ------------
Other assets:
  Notes receivable .....................................       4,984,966       4,742,994
  Intangible assets, net of accumulated amortization ...     20,259,446      31,360,459
  Deferred financing costs .............................         902,434         952,591
  Deposits and other ...................................      11,327,264       9,097,477
  Deferred income taxes ................................       9,861,983       6,761,983
                                                            ------------    ------------
      Total other assets ...............................      47,336,093      52,915,504
                                                            ------------    ------------
      Total assets .....................................    $158,188,663    $186,515,421
                                                            ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .....................................    $  7,164,430    $  7,070,881
  Accrued expenses .....................................      14,369,276      13,917,058
  Current maturities of long term debt (Note D) ........      64,071,240         438,100
                                                            ------------    ------------
      Total current liabilities ........................      85,604,946      21,426,039
Long-term debt, less current maturities ................               0      42,526,752
Convertible Subordinated Notes .........................               0      30,000,000
                                                            ------------    ------------
      Total liabilities ................................      85,604,946      93,952,791
                                                            ------------    ------------

Minority interest ......................................           1,448         287,847
Stockholders' equity:
  Preferred Stock, $.0001 par value:
   Class B, shares authorized 2,000,000; issued and
    outstanding none in 1998 and 1997, respectively ....
  Common stock, $.0001 par value:
   Class A, shares authorized 50,000,000; issued
    and outstanding 10,410,421 and 10,144,840 in
    in 1998 and 1997, respectively .....................           1,042           1,019
   Class B, shares authorized 2,000,000; issued
    and outstanding 1,557,658 and 1,572,907 in 1998
    and 1997, respectively .............................             156             161
 Additional paid-in capital ............................      69,720,343      68,485,661
 Retained earnings .....................................       2,860,728      23,787,942
                                                            ------------    ------------
      Total stockholders' equity .......................      72,582,269      92,274,783
                                                            ------------    ------------
      Total liabilities and stockholders' equity .......    $158,188,663    $186,515,421
                                                            ============    ============


The accompanying notes are an integral part of the consolidated financial statements.

                              AU BON PAIN CO., INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                         for the 12 weeks ended              for the 40 weeks ended
                                     ------------      -----------       ------------      ------------
                                      October 3,        October 4,        October 3,        October 4,
                                         1998             1997               1998              1997
                                     ------------      -----------       ------------      ------------
Revenues:
  Restaurant sales................   $ 55,529,242      $56,153,956       $179,190,997      $177,930,040
  Franchise sales and other
    Revenues......................      2,625,133        4,014,229         10,057,019        12,567,752
                                     ------------      -----------       ------------      ------------
                                       58,154,375       60,168,185        189,248,016       190,497,792

Costs and expenses:
  Cost of food and paper
   Products.......................     19,595,843       21,288,633         66,505,149        67,865,101
  Restaurant operating expenses:
      Labor.......................     15,870,570       15,339,169         50,610,516        48,885,248
      Occupancy...................      7,060,020        7,177,517         21,043,416        21,571,163
      Other.......................      6,722,875        6,762,642         20,759,702        20,902,095
                                     ------------      -----------       ------------      ------------
                                       29,653,465       29,279,328         92,413,634        91,358,506

  Depreciation and amortization...      2,217,358        3,973,962         11,420,108        12,972,301
  General and administrative
    Expenses......................      4,141,187        3,903,652         14,087,755        12,571,269
  Non-recurring charge (Note D)...     24,235,000                -         25,445,000                 -
                                     ------------      -----------       ------------      ------------
                                       79,842,853       58,445,575        209,871,646       184,767,177
                                     ------------      -----------       ------------      ------------

Operating profit (loss)...........    (21,688,478)       1,722,610        (20,623,630)        5,730,615
Interest expense, net.............      1,437,606        1,680,717          4,972,282         5,423,953
Other expense (income), net.......        177,461         (354,803)           393,466           145,821
Loss on sale of assets............              0                -            734,823                 -
Minority interest.................       (105,515)         (15,943)           (79,988)            4,339
                                     ------------      -----------       ------------      ------------
Income (loss) before provision
  for income taxes................    (23,198,030)         412,639        (26,644,213)          156,502

Benefit for income taxes..........     (5,000,000)      (1,051,545)        (5,717,000)       (1,154,000)
                                     ------------      -----------       ------------      ------------
Net income (loss).................   $(18,198,030)     $ 1,464,184       $(20,927,213)     $  1,310,502
                                     ============      ===========       ============      ============

Net income (loss) per common
  share - basic...................   $     ($1.52)     $      0.12       $     ($1.76)     $       0.11
                                     ============      ===========       ============      ============
Net income (loss) per common
  share - diluted.................   $     ($1.52)     $      0.12       $     ($1.76)     $       0.11
                                     ============      ===========       ============      ============
Weighted average number of
  common and common equivalent
  shares outstanding - basic......     11,966,493       11,769,882         11,896,858        11,756,981
                                     ============      ===========       ============      ============
Weighted average number of
  common and common equivalent
  shares outstanding - diluted....     11,966,493       12,192,048         11,896,858        11,917,501
                                     ============      ===========       ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

                              AU BON PAIN CO., INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                           for the 40 weeks ended
                                                        ----------------------------
                                                         October 3,      October 4,
                                                            1998            1997
                                                        ------------    ------------
Cash flows from operations:
   Net income (loss) ...............................    $(20,927,213)   $  1,310,502
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization ..................      11,420,108      12,972,301
    Amortization of deferred financing costs .......         533,988         375,950
    Provision for losses on accounts receivable ....          43,165          46,575
    Minority interest ..............................         (79,988)          4,339
    Deferred income taxes ..........................      (4,800,000)       (583,987)
    Expenditures towards closing of stores .........              --       1,063,909
    Non-recurring charge ...........................      25,445,000              --
    Loss(Gain) on sale of assets ...................         734,823        (325,426)
    Gain on sale of investment .....................              --        (930,344)

Changes in operating assets and liabilities:
    Accounts receivable ............................         410,382      (1,593,282)
    Inventories ....................................         628,828        (473,380)
    Prepaid expenses ...............................      (2,040,723)     (1,181,958)
    Refundable income taxes ........................             644       1,667,914
    Accounts payable ...............................          93,549       1,015,438
    Accrued expenses ...............................         213,069      (2,065,999)
                                                        ------------    ------------
      Net cash provided by operating activities ....      11,675,632      11,302,552
                                                        ------------    ------------

Cash flows from investing activities:
    Additions to property and equipment ............     (13,809,108)    (12,083,345)
    Proceeds from sale of assets ...................      12,693,917       3,641,043
    Proceeds from sale of investment ...............            --         2,000,000
    Payments received on notes receivable ..........         178,028          91,253
    Increase in intangible assets ..................        (121,032)        (78,506)
    Increase in deposits and other .................      (2,388,804)     (1,299,143)
    Increase in notes receivable ...................         (45,000)     (2,591,044)
                                                        ------------    ------------
      Net cash used in investing activities ........      (3,491,999)    (10,319,742)
                                                        ------------    ------------

Cash flows from financing activities:
    Exercise of employee stock options .............       1,017,777         185,969
    Proceeds from issuance of warrants .............              --              --
    Proceeds from debt issuance net
      of deferred financing costs ..................      56,057,388      46,136,488
    Principal payments on debt .....................     (64,951,000)    (45,639,600)
    Proceeds from issuance of common stock .........         216,923            --
    Deferred financing costs .......................        (491,095)       (188,026)
    (Decrease) in minority interest ................        (206,411)       (242,307)
                                                        ------------    ------------
      Net cash provided by (used in)financing
        Activities .................................      (8,356,418)        252,524
                                                        ------------    ------------

Net increase (decrease) in cash and cash
  Equivalents ......................................        (172,785)      1,235,334
                                                        ------------    ------------
Cash and cash equivalents, at beginning of period ..         853,025       2,578,830
                                                        ------------    ------------
Cash and cash equivalents, at end of period ........    $    680,240    $  3,814,164
                                                        ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Basis of Presentation

           The accompanying unaudited, consolidated financial statements of Au Bon Pain Co., Inc. and Subsidiaries (the "Company") have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all information and footnotes normally included in financial statements prepared in conformity with generally accepted accounting principles. They should be read in conjunction with the financial statements of the Company for the fiscal year ended December 27, 1997.

           The accompanying financial statements are unaudited and include all adjustments (consisting of normal recurring adjustments and accruals) that management considers necessary for a fair presentation of its financial position and results of operations for the interim periods, and are not necessarily indicative of the results that may be expected for the entire year.

Note B - Earnings Per Share

           The following table sets forth the computation of basic and diluted earnings per share.

                                                    For the twelve weeks ended     For the forty weeks ended
                                                   ------------    ------------   ------------   ------------
                                                   OCT. 3, 1998    OCT. 4, 1997   OCT. 3, 1998   OCT. 4, 1997
                                                   ------------    ------------   ------------   ------------
Net income (loss) used in net income
 (loss) per common share - basic ..............    $(18,198,030)   $  1,464,184   $(20,927,213)   $ 1,310,502
                                                   ============    ============   ============    ===========
Net income (loss) used in net income
 (loss) per common share - diluted ............    $(18,198,030)   $  1,464,184   $(20,927,213)   $ 1,310,502
                                                   ============    ============   ============    ===========
Weighted average number of shares

   outstanding - basic ........................      11,966,493      11,769,882     11,896,858     11,756,981
  Effect of dilutive securities:
    Employee stock options ....................              --         229,013             --         67,205
    Stock warrants ............................              --         123,153             --         93,315
                                                   ------------    ------------   ------------    -----------
Weighted average number of shares
   outstanding -
   diluted ....................................      11,966,493      12,192,048     11,896,858     11,917,501
                                                   ============    ============   ============    ===========
Net income (loss) per common share - basic ....    $      (1.52)   $       0.12   $      (1.76)   $      0.11
                                                   ============    ============   ============    ===========
Net income (loss) per common share - diluted ..    $      (1.52)   $       0.12   $      (1.76)   $      0.11
                                                   ============    ============   ============    ===========

Note C - Recent Accounting Pronouncements

           In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information", which changes the manner in which public companies report information about their operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the geographic locations in which the entity holds assets and reports revenue. Management is currently evaluating the effects of this change on its reporting of segment information. The Company will adopt SFAS No. 131 for its fiscal year ending December 26, 1998.

Note D - Non-recurring Charges

           During the third quarter of 1998, the Company recorded a non-recurring, non-cash charge of $24.2 million principally to reflect a write-down under Statement of Financial Standards, 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of" ("SFAS 121"). The charge is included as a separate component of operating expense. The non-cash charge was taken to record an impairment for long lived assets to be disposed of as a result of the agreement entered into for the sale of the Au Bon Pain Division (see Note E Subsequent Events).

           As a result of this charge, operating income in the third quarter of 1998 was favorably impacted by $1,735,000 due to the suspension of depreciation and amortization associated with the Au Bon Pain Division assets held for resale. In addition, a tax benefit of $5.4 million was recorded related to this charge. The benefit is less than the benefit obtained by applying the statutory tax rate to the pretax loss due to the fact that certain deferred state tax assets will no longer be realizable following the Sale.

           The Company intends to repay all of its outstanding debt with the proceeds from the Sale (see Note E). The recording of the non-recurring, non-cash charge during the third quarter of 1998 caused the Company to be in violation of certain covenants within the Company's revolving line of credit agreement. All outstanding debt at October 3, 1998 has been included in current liabilities. The agreement with the bank group has been amended to eliminate such defaults through the end of the Company's fiscal first quarter of 1999 (April 17, 1999). The Company expects the Sale will become effective during the fiscal first quarter of 1999, resulting in the repayment of the revolving line of credit.

           The Company anticipates costs of approximately $1.6 million associated with the repayment of all outstanding debt at the time of the sale.

Note E - Subsequent Events

           On October 28, 1998, Au Bon Pain Co., Inc. (the "Company"), ABP Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("ABPH"), and ABP

Corporation, a Delaware corporation controlled by Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm based in New York (the "Buyer"), entered into an amendment (the "Amendment") to the Stock Purchase Agreement dated as of August 12, 1998 (the "Original Agreement," and together with the Amendment, the "Amended Agreement"), which Original Agreement was the subject of a Form 8-K filed by the Company on August 21, 1998, the contents of which are hereby incorporated by reference. The Amended Agreement contemplates (a) the transfer, in the aggregate, from the Company to ABPH and a new Delaware corporation to be formed as a wholly owned subsidiary of the Company ("ABP Newco," and collectively with ABPH, the "Subsidiaries"), of substantially all of the operating assets, store leases, contracts and liabilities associated with the Company's bakery cafe food service and franchise business concept generally known as Au Bon Pain (the "Au Bon Pain Division"), (b) the merger of ABP Newco with and into ABPH, with ABPH being the surviving corporation and (c) the sale of all the capital stock of ABPH to the Buyer, whereby the Buyer will become the owner of the Au Bon Pain Division (the "Sale").

           The Sale will become effective subject to the terms and conditions of the Amended Agreement, including, but not limited to, the approval of the stockholders of the Company, consents of certain landlords, governmental approvals, and consummation of financing by Buyer (as to which no assurance can be given). With regard to these contingencies, the Buyer has advised the Company that its proposed original lender has withdrawn its commitment relative to the acquisition, however, the Buyer has also advised the Company that it has obtained commitments from new lenders sufficient to consummate the transactions contemplated by the agreement. In the event that any of the above-referenced conditions remain unfulfilled, including, but not limited to the existence of a material adverse change in the Au Bon Pain Division as described in the Agreement, the closing of the Sale may not be consummated in a timely fashion, or the Buyer may seek to renegotiate or terminate the agreement.

           The description of the Amended Agreement contained herein is qualified in its entirety by reference to (a) the Original Agreement and certain letter agreements with respect to the Sale, attached as Exhibits 2, 10.1 and 10.2, respectively, to the Company's Form 8-K filed August 21, 1998 and incorporated herein by reference and (b) the Amendment, attached as Exhibit 2 to the Company's Form 8-K filed November 6, 1998 and incorporated by reference herein. Pursuant to the Amended Agreement, the purchase price payable to the Company upon the effectiveness of the Sale shall be seventy three million dollars ($73,000,000), subject to possible purchase price adjustments, as described in the Amended Agreement.

                                                                         ANNEX A



                                                                  EXECUTION COPY


================================================================================
















                            STOCK PURCHASE AGREEMENT

                              DATED AUGUST 12, 1998

                                  BY AND AMONG

                              AU BON PAIN CO., INC.

                               ABP HOLDINGS, INC.

                                       AND

                                 ABP CORPORATION
















================================================================================

                                TABLE OF CONTENTS

ARTICLE I......................................................................4

    DEFINITIONS................................................................4
       Section 1.01     DEFINITIONS............................................4

ARTICLE II.....................................................................8

    TRANSACTIONS AND CLOSING...................................................8
       Section 2.01     CLOSING TRANSACTIONS...................................8
       Section 2.02     FORM AND PAYMENT OF PURCHASE PRICE.....................8
       Section 2.03     PURCHASE PRICE ADJUSTMENTS.............................8
       Section 2.04     CLOSING...............................................10
       Section 2.05     UNASSIGNED STORE LEASES...............................10
       Section 2.06     SPECIAL PROVISIONS FOR CERTAIN LEASES.................11

ARTICLE III...................................................................12

    REPRESENTATIONS AND WARRANTIES OF THE SELLER..............................12
       Section 3.01     ORGANIZATION AND GOOD STANDING........................12
       Section 3.02     CAPITAL STOCK/SUBSIDIARIES AND AFFILIATES.............12
       Section 3.03     EXECUTION AND EFFECT OF AGREEMENT.....................13
       Section 3.04     CONSENTS..............................................13
       Section 3.05     ABP DIVISION FINANCIAL STATEMENTS.....................13
       Section 3.06     LAWSUITS AND PROCEEDINGS..............................14
       Section 3.07     COMPLIANCE WITH LAWS..................................14
       Section 3.08     LICENSES AND PERMITS..................................14
       Section 3.09     INSURANCE.............................................14
       Section 3.10     AGREEMENTS............................................14
       Section 3.11     TAXES.................................................15
       Section 3.12     BANKS.................................................16
       Section 3.13     CLAIMS OF EMPLOYEES, DIRECTORS, AND OFFICERS..........16
       Section 3.14     AFFILIATE TRANSACTIONS................................16
       Section 3.15     INTELLECTUAL PROPERTY.................................16
       Section 3.16     EXTRAORDINARY TRANSACTIONS............................17
       Section 3.17     ACCOUNTS RECEIVABLE...................................17
       Section 3.18     BROKER AND FINDER FEES................................17
       Section 3.19     EMPLOYEES.............................................17
       Section 3.20     EMPLOYMENT MATTERS....................................17
       Section 3.21     EMPLOYEE BENEFIT MATTERS..............................18
       Section 3.22     ENVIRONMENTAL MATTERS.................................19
       Section 3.23     REAL PROPERTY.........................................19
       Section 3.24     TITLE TO ASSETS.......................................20

ARTICLE IV....................................................................20

    REPRESENTATIONS AND WARRANTIES OF BUYER...................................20
       Section 4.01     ORGANIZATION AND GOOD STANDING........................20
       Section 4.02     EXECUTION AND EFFECT OF AGREEMENT.....................20
       Section 4.03     RESTRICTIONS..........................................21
       Section 4.04     CONSENTS..............................................21
       Section 4.05     LAWSUITS AND PROCEEDINGS..............................21
       Section 4.06     BROKER AND FINDER FEES................................21
       Section 4.07     FINANCING AND NET WORTH...............................21
       Section 4.08     ACKNOWLEDGEMENT OF CERTAIN SAINT LOUIS
                        BREAD PROPRIETARY RIGHTS..............................21

ARTICLE V.....................................................................22

    COVENANTS OF THE SELLER...................................................22
       Section 5.01     CONDUCT OF BUSINESS OF SELLER.........................22
       Section 5.02     ACCESS TO INFORMATION.................................24
       Section 5.03     RESOLUTION OF AFFILIATED TRANSACTIONS.................24
       Section 5.04     TRANSFER OR ENCUMBRANCE OF THE ABPH COMMON STOCK......24
       Section 5.05     NON-SOLICITATION OF EMPLOYEES.........................25
       Section 5.06     TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES......25
       Section 5.07     CHANGE OF CORPORATE NAME..............................25

ARTICLE VI....................................................................25

    COVENANTS OF BUYER AND SELLER.............................................25
       Section 6.01     SELLER CONSENTS.......................................25
       Section 6.02     BUYER CONSENTS........................................26
       Section 6.03     STOCKHOLDERS'MEETING..................................26
       Section 6.04     BUYER'S FINANCING.....................................26

ARTICLE VII...................................................................27

    OTHER  COVENANTS OF THE PARTIES...........................................27
       Section 7.01     FURTHER ASSURANCES....................................27
       Section 7.02     CERTAIN FILINGS; CONSENTS.............................27
       Section 7.03     PUBLIC ANNOUNCEMENTS..................................27
       Section 7.04     H-S-R ACT.............................................28
       Section 7.05     POST-CLOSING RESTRICTIVE COVENANTS....................28
       Section 7.06     BUYER EMPLOYEE COVENANTS..............................28
       Section 7.07     SELLER EMPLOYEE COVENANT..............................29
       Section 7.08     TRANSITION SERVICES AGREEMENT.........................29

ARTICLE VIII..................................................................29

    CONDITIONS TO CLOSING.....................................................29
       Section 8.01     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...........29
       Section 8.02     CONDITIONS TO OBLIGATIONS OF THE SELLER...............30
       Section 8.03     CONDITIONS TO OBLIGATION OF BUYER.....................30

ARTICLE IX....................................................................32

    SURVIVAL; INDEMNIFICATION.................................................32
       Section 9.01     SURVIVAL..............................................32
       Section 9.02     INDEMNIFICATION.......................................32
       Section 9.03     PROCEDURES............................................32
       Section 9.04     DEDUCTIBLE AMOUNT.....................................34

ARTICLE X.....................................................................36

    TERMINATION...............................................................36
       Section 10.01    TERMINATION...........................................36
       Section 10.02    EFFECT OF TERMINATION.................................37

ARTICLE XI....................................................................38

    MISCELLANEOUS.............................................................38
       Section 11.01    NOTICES...............................................38
       Section 11.02    AMENDMENTS; WAIVERS...................................39
       Section 11.03    EXPENSES..............................................39
       Section 11.04    SUCCESSORS AND ASSIGNS................................39
       Section 11.05    CONSTRUCTION..........................................39
       Section 11.07    GOVERNING LAW.........................................40
       Section 11.08    COUNTERPARTS; EFFECTIVENESS...........................40
       Section 11.09    JURISDICTION..........................................40
       Section 11.10    SPECIFIC PERFORMANCE..................................40
       Section 11.11    CAPTIONS..............................................40

                            STOCK PURCHASE AGREEMENT

           This STOCK PURCHASE AGREEMENT (together with the Schedules and Attachments hereto, this "AGREEMENT") is made as of the 12th day of August, 1998, by and among AU BON PAIN CO., INC., a Delaware corporation ("SELLER"); ABP HOLDINGS, INC., a Delaware corporation ("ABPH") and ABP CORPORATION, a Delaware corporation ("BUYER").

                              W I T N E S S E T H:

           WHEREAS, Seller is the owner, operator and franchisor of a certain bakery/cafe food service business concept generally known as Au Bon Pain (the "AU BON PAIN DIVISION"); and

           WHEREAS, in connection with and in contemplation of the stock transfer described below, Seller shall be transferring to ABPH, pursuant to a contribution agreement in form mutually satisfactory to Buyer and Seller and consistent with the Restructuring described herein, substantially all of the operating assets, store leases, contracts and liabilities associated with its Au Bon Pain Division to ABPH; and

           WHEREAS, Seller owns 100% of the issued and outstanding capital stock of ABPH, free and clear of any and all "Encumbrances" (as that term is defined in Section 1.01); and

           WHEREAS, Seller desires to transfer, sell and convey to Buyer all of Seller's capital stock of ABPH, and Buyer desires to purchase, buy and acquire all of the issued and outstanding capital stock of ABPH, upon the terms and subject to the conditions of this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

           Section 1.01        DEFINITIONS.

           (a)       The following terms have the following meanings:

           "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by virtue of the office held by such Person, by contract or otherwise.

           "AFFILIATED GROUP" means any affiliated group within the meaning of Tax Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

           "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law and building and zoning laws, ordinances, rules and regulations) applicable to such Person or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

           "ABPH" means ABP Holdings, Inc. a Delaware corporation.

           "ABPH COMMON STOCK" shall mean all of the issued and outstanding Common Stock, par value $.0001 per share, of ABPH as of the Closing, which Common Stock shall constitute 100% of the issued and outstanding capital stock of ABPH.

           "BENEFIT PLAN" means any qualified or non-qualified Employee Pension Benefit Plan (including a Multiemployer Plan), Employee Welfare Benefit Plan or fringe benefit plan, program, policy or arrangement, regardless of whether funded or subject to ERISA.

           "BUSINESS" means the particular business conducted by each of the Au Bon Pain Division of the Seller and/or ABPH, respectively, as of the date of this Agreement.

           "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to close.

           "BUYER" shall mean ABP Corporation, a Delaware corporation.

           "CONTROLLED GROUP OF COMPANIES" shall have the meaning set forth in
Section 414 of the Tax Code.

           "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement by way of insurance or third party indemnification). Any provision hereof to the contrary notwithstanding, Damages shall not include any demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, or charges that are not reasonably foreseeable or that represent lost profits, opportunities or expectancies.

           "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning set forth in
Section 3(2) of ERISA.

           "EMPLOYEE WELFARE BENEFIT PLAN" shall have the meaning set forth in
Section 3(1) of ERISA.

           "ENCUMBRANCES" means all liens (including, but not limited to, tax liens), security interests, charges, pledges, encumbrances, mortgages, claims or rights, restrictions on transfer or other alienation of rights of any kind, nature or description whatsoever.

           "ENVIRONMENTAL LAWS" means any and all past, present or future federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, or injunctions, which impose liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendment and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, and any other so-called "Superfund" or "Superlien" law.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations thereunder.

           "FUNDED DEBT" means the sum of, as of the date of determination, the total amount of all obligations due under indebtedness for borrowed money and capitalized leases (as determined in accordance with GAAP) of the Au Bon Pain Division, including, without limitation, all principal, interest, premiums, penalties, breakage costs, indemnities, expense reimbursements and overdrafts due thereunder.

           "GAAP" means Generally Accepted Accounting Principles as in effect on the date of the Agreement, consistently applied.

           "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

           "HAZARDOUS SUBSTANCES" means substances defined as "hazardous substances," "hazardous materials" or "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, those substances defined as "hazardous wastes" in the regulations adopted and publications promulgated pursuant to said laws, those substances defined as "pollutants" pursuant to the Federal Water Pollution and Control Act, as amended, those substances defined as "toxic substances" in the Toxic Substances Control Act, as amended, and petroleum, its derivatives and petroleum products.

           "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder.

           "INTELLECTUAL PROPERTY" means patents, copyrights, trademarks, trade names, service marks, service names, logos, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intellectual property and licenses, registrations and applications for the same.

           "1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3(37) of ERISA.

           "PERSON" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           "PURCHASE PRICE" means Seventy-Eight Million Dollars ($78,000,000), as adjusted pursuant to Article II.

           "SEC" means the Securities and Exchange Commission.

           "RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           "SELLER" shall mean Au Bon Pain Co., Inc., a Delaware corporation.

           "TAX CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "TRANSACTION DOCUMENTS" means this Agreement and any exhibits, schedules or attachments thereto, as the same may be amended from time to time, and all other agreements, instruments and documents that may be executed and delivered in connection with the transactions contemplated by this Agreement.

           (b) "TO THE KNOWLEDGE," "KNOWN BY" or "KNOWN" (and any similar phrase) means (i) with respect to Buyer, the actual knowledge of any of its directors, executive officers, including its Chairman, President, Chief Executive Officer and Chief Financial Officer, and shall be deemed to include a representation that a reasonable investigation or inquiry of such subject matter thereof has been conducted by one of the specified Persons; and (ii) with respect to Seller, the actual knowledge of any of the directors, either of its Co-Chairmen, the President of the Au Bon Pain Division, its Chief Executive Officer and Chief Financial Officer and the following executive officers of
Seller: Thomas R. Howley (Vice President and General Counsel), and shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been conducted by one of the specified Persons.

           (c) Each of the following terms is defined in the Section set forth opposite such term:

           TERM                                          LOCATION
           ----                                          --------

           "Agreement"                                   Preamble

           "Alternative Transaction"                     Section 10.01(d)

           "BRS"                                         Section 4.07

           "Benefit Plans"                               Section 3.21

           "Closing"                                     Section 2.04

           "Closing Date"                                Section 2.04

           "Deductible Amount"                           Section 9.04(a)

           "Employees"                                   Section 3.19

           "ABP Division Financial Statements"           Section 3.05(a)

           "Indemnified Claim"                           Section 9.03(a)

           "Indemnified Party"                           Section 9.03(a)

           "Indemnifying Party"                          Section 9.03(a)

           "Lease Fee Adjustment"                        Section 2.03(a)

           "Lease Loss Adjustment"                       Section 2.03(b)

           "Permits"                                     Section 3.08

           "Purchase Price Adjustments"                  Section 2.03(d)

           "Referee"                                     Section 9.03(c)

           "Restructuring"                               Section 5.06

           "Returns"                                     Section 3.11(a)

           "Taxes"                                       Section 3.11(a)

           "Third Party Claim"                           Section 9.03(a)

           "WARN Act"                                    Section 3.20

           "Net Worth Adjustment"                        Section 2.03(f)


                                   ARTICLE II

                            TRANSACTIONS AND CLOSING

           Section 2.01   CLOSING TRANSACTIONS.

           Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that on the Closing Date:

           (a) Seller shall sell, assign, transfer and deliver to Buyer the ABPH Common Stock (each share certificate representing the ABPH Common Stock so delivered shall be duly endorsed by Seller assigning the shares to Buyer), free and clear of any and all Encumbrances;

           (b) In consideration of Seller's sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer, Buyer shall pay, in accordance with the provisions of Section 2.02, the Purchase Price.

           Section 2.02   FORM AND PAYMENT OF PURCHASE PRICE.

           Subject to adjustment as herein provided, the Purchase Price shall be SEVENTY-EIGHT MILLION DOLLARS ($78,000,000). At the Closing, Buyer shall pay to Seller the Purchase Price, as adjusted by the estimated amounts provided pursuant to Section 2.03(c) plus any amounts due pursuant to Section 2.05(a), by wire transfer of immediately available funds, to the account or accounts which are designated in writing by the Seller and delivered to Buyer at least two (2) Business Days prior to Closing.

           Section 2.03   PURCHASE PRICE ADJUSTMENTS.

           (a) In the event that, prior to the Closing, Seller and/or ABPH enters into an amendment to any lease of any store listed on SCHEDULE 2.03(a) increasing or decreasing the occupancy costs for any of such leases following the Closing Date from the rent terms that would otherwise be payable by Seller and/or ABPH under any such lease, then the Purchase Price shall be decreased (in the event of a net increase in occupancy costs) or increased (in the event of a net decrease in occupancy costs), as the case may be, by an amount (the "LEASE FEE ADJUSTMENT") equal to five (5) multiplied by the difference between: (1) the total base and percentage rent plus all other occupancy expenses for the year commencing on the Closing Date under such leases calculated as if no such amendments had been entered into; and (2) the total base and percentage rent plus all other occupancy expenses for the year commencing on the Closing Date under such amended leases. For the purposes of calculating percentage rent in each of the above-mentioned cases the sales of the relevant store shall be assumed to be the sales of that store for the four consecutive full fiscal quarters of Seller immediately preceding the Closing.

           (b) Subject to Section 2.06, In the event that, at or prior to the Closing, any lease of any store listed on SCHEDULE 2.03(a) is neither transferred by Seller to ABPH with all consents from landlords necessary to permit such transfers in connection with the Restructuring contemplated by
Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer nor franchised to a designee of Buyer pursuant to the terms of
Section 6.01(b), the Purchase Price shall be adjusted downward by an amount (the "LEASE LOSS ADJUSTMENT") equal to five (5) multiplied by the total net EBITDA of all such stores during Seller's 1997 fiscal year as listed on SCHEDULE 2.03(a) opposite the relevant store. The foregoing notwithstanding, Seller and/or ABPH, as the case may be, may close those bakery/cafe stores identified on



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Schedule 5.01(a)(ii) prior to the Closing, and no Lease Loss Adjustment calculation shall be made based upon the EBITDA of such stores.

           (c) At least three (3) Business Days' prior to the Closing, Seller shall deliver to Buyer a statement estimating each of the Lease Fee Adjustment, Lease Loss Adjustment and the Net Worth Adjustment pursuant to this Section 2.03, setting forth the amount of adjustments determined by Seller and the computation of such adjustments in detail reasonably satisfactory to Buyer. The Purchase Price paid to Seller at the Closing pursuant to Section 2.02 shall be adjusted by the net amount of these adjustments.

           (d) Within sixty (60) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a consolidated balance sheet of the Au Bon Pain Division as of the Closing Date (the "CLOSING DATE BALANCE SHEET"), together with a computation of the "Lease Fee Adjustment" and the "Lease Loss Adjustment" and the "Net Worth Adjustment" (as those terms hereinafter are defined; such adjustments are referred to collectively herein as the "PURCHASE PRICE ADJUSTMENTS"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied consistently with the ABP Division Financial Statements.

           (e) Buyer and its representatives shall have fifteen (15) calendar days to review the computations of the Purchase Price adjustments pursuant to this Section 2.03. If Buyer disputes any of the Purchase Price Adjustments, it shall, within such fifteen (15) day period, provide Seller with a written notice specifying in reasonable detail such item(s) of dispute. Any items not specifically disputed shall be deemed conclusively determined. Buyer and Seller shall attempt to resolve by mutual agreement the item(s) in dispute in good faith within thirty (30) calendar days (the "RESOLUTION PERIOD") following the delivery of such written notice. If any of the item(s) in dispute are not resolved within the Resolution Period, the parties shall promptly submit the dispute(s) for resolution to a so-called "Big Five" accounting firm (the "ARBITRATOR") mutually agreed upon by Buyer and Seller (but which shall not be PricewaterhouseCoopers LLP), who shall determine the disputed Purchase Price Adjustments items on a basis consistent with the provisions hereof and whose decision shall be final and binding on the parties, and when made, shall be deemed to be an agreement between the parties on the issues so determined. The expense of the Arbitrator shall be borne equally by the parties. The Arbitrator shall determine the Purchase Price Adjustments items specifically in dispute as soon as practicable, and, in any event, within fifteen (15) days, all in accordance with the standards and definitions set forth herein. The Arbitrator shall determine the Purchase Price Adjustments items specifically in dispute within the ranges of values established for each such item as determined by reference to the value assigned to each such item by Buyer's objection notice and the Seller in the Closing Financial Statements, respectively, and without regard to their materiality, individually or in the aggregate. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Financial Statements shall be calculated in accordance with GAAP, as applied to the Au Bon Pain Division balance sheet, and shall be consistent with the books and records of the Au Bon Pain Division. With respect to the calculation of the levels of the accounts set forth above, no change in accounting principles shall be made from those utilized in preparing the ABP Financial Statements (without regard to their materiality) including, without limitation, with respect to the nature or classification of accounts, closing proceedings, level of reserves or levels of accruals. For purposes of the preceding sentence, "change in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions, or assumptions (unless required by objective changes in underlying events as reasonably agreed upon by Buyer and Seller) utilized in making accounting estimates. The Net Worth Adjustment, as finally determined by Section 2.03(d)-(e), shall be referred to as the Final Net Worth Adjustment.

           (f) The term "NET WORTH ADJUSTMENT" shall mean the amount, if any, by which the difference between: (1) the "Consolidated Assets" (as hereinafter defined) minus net plant, property and equipment, and (2) "Consolidated Liabilities" (as hereinafter defined) of ABPH, on a consolidated basis as of the Closing Date, minus the difference between the Consolidated Assets and Consolidated Liabilities of the Au Bon Pain Division, on a consolidated basis as of April 18, 1998. If the Net Worth Adjustment is positive (up to Three



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
Million Dollars ($3,000,000)), it shall be added to the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to Section 2.02. If the Net Worth Adjustment is negative, it shall be deducted from the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to Section 2.02. As used herein the terms: (1) "CONSOLIDATED ASSETS" shall mean the sum of cash, accounts receivable, inventories, prepaid expenses and plant, property and equipment and "Other Assets"; and (2) "CONSOLIDATED LIABILITIES" shall mean the sum of accounts payable, accrued expenses and minority interests, in each case calculated in accordance with GAAP applied consistently with the ABP Division Financial Statements.

           (g) If the amount of the Final Net Worth Adjustment is a positive number, then the difference between such amount and the estimate made pursuant to Section 2.03(c) shall be paid by Buyer to Seller, together with interest at a per annum rate of eight percent (8%) from the Closing Date until the date of payment, within three (3) Business Days after the final determination of the Net Worth Adjustment, such payment to be made by wire transfer of immediately available funds to the account or accounts designated by Seller. If the amount of the Final Net Worth Adjustment is a negative number, then the difference between such amount and the estimate made pursuant to Section 2.03(c) shall be paid by Seller to Buyer, together with interest at a per annum rate of eight percent (8%) from the Closing Date until the date of payment, within three (3) Business Days after the final determination of the Final Net Worth Adjustment, such payment to be made by wire transfer of immediately available funds to the account or accounts designated by Buyer.

           Section 2.04   CLOSING.

           Subject to the provisions of Article X, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Kirkland & Ellis in New York, New York on the day which is at least one (1) Business Day after the day on which the last of the conditions set forth in Article VIII (other than those that can be fulfilled only on the date of Closing) is fulfilled or waived, or on such other day as the parties to this Agreement may agree (such date being referred to herein as the "CLOSING DATE").

           Section 2.05   UNASSIGNED STORE LEASES.

           (a) With respect to any of the store leases listed on SCHEDULE 2.03(a) that cannot be transferred to ABPH with all consents from landlords necessary to permit such transfers in connection with the Restructuring contemplated by Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer, if Seller and Buyer mutually agree at the Closing that ABPH should undertake to manage any of each of such stores (such stores being referred to herein as the "MANAGEMENT STORES"), then Seller and ABPH shall enter into a Management Agreement at the Closing and ABPH shall undertake the management of each such store from and after the Closing as provided in such Management Agreement until the first to occur of: (1) the expiration of the relevant lease for each such store (plus all option periods); or (2) Seller is able to obtain the consent of the landlord to the transfer of such lease to ABPH. At the Closing, Buyer shall pay to the Seller, in respect of the Management Stores, an amount equal to three and one-half (3 1/2) multiplied by the total net EBITDA of all Management Stores during Seller's 1997 fiscal year as listed on SCHEDULE 2.03(a) opposite the relevant store. At such time, if ever, Seller shall thereafter obtain from any of the landlords of the Management Stores the consent necessary to transfer any of the Management Store leases to ABPH, Seller shall transfer such leases to ABPH and Buyer or ABPH shall pay to Seller, in exchange therefor, an amount equal to one and one-half (1 1/2) multiplied by the total net EBITDA of all Management Stores during Seller's 1997 fiscal year as listed on SCHEDULE 2.03(a) opposite the relevant store.

     (b) With respect to any of the store leases listed on SCHEDULE 2.03(a) that cannot be transferred to ABPH with all consents from landlords necessary to permit such transfers in connection with the Restructuring contemplated by
Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer, and Seller and Buyer do not mutually agree at the Closing that ABPH should undertake to manage any of such stores in accordance with Section 2.05(a), at the Closing Seller and ABPH shall enter into a franchise agreement pursuant to which Seller shall become a franchisee of ABPH from and after the Closing with respect to such stores (the "SELLER FRANCHISE STORES") until the first to occur of: (1) the



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expiration of the relevant lease for each such store; or (2) Seller is able to obtain the consent of the landlord to the transfer of such lease to ABPH. The form of franchise agreement to be used for each store franchised to Seller pursuant to this Section 2.05(b) shall be the standard form of franchise agreement used for Au Bon Pain franchisees as of the Closing, with the following exceptions: (1) the term of each franchise agreement shall expire upon the expiration of the lease applicable to such franchise agreement; (2) bakery products manufactured by Bunge Foods Corporation ("BUNGE") pursuant to that certain Bakery Product Supply Agreement (the "BUNGE SUPPLY AGREEMENT") dated March 23, 1998 by and between Seller and Bunge shall be sold to Seller at Buyer's cost under the Bunge Supply Agreement (i.e., at the "Invoice Price per Case of Product" as set forth in Section 3.2 of the Bunge Supply Agreement); (3) there shall be no royalty or franchise fees; and (4) there shall be no noncompetition provisions applicable to Seller. At such time after the Closing as Seller shall, if ever, obtain from any of the landlords of the Seller Franchise Stores the consent necessary to transfer any of the Seller Franchise Store leases to ABPH, Seller shall transfer such leases to ABPH and Buyer or ABPH shall pay to Seller, in exchange therefor, an amount equal to five (5) multiplied by the total net EBITDA of all such Seller Franchise Stores: (x) during Seller's 1997 fiscal year as listed on SCHEDULE 2.03(a) opposite the relevant store, in the event that such transfer is made during the first six (6) months following the Closing; and (y) for any transfer thereafter, during the applicable fifty-two (52) week period ending immediately prior to delivery of each such consent, multiplied by a fraction the numerator of which is the number of months then remaining on the relevant lease from the date of transfer (including option periods) and the denominator of which is the number of months remaining on the relevant lease (including option periods) as of the Closing Date. The computation of EBITDA shall be consistent with the methodology used to compute the EBITDA for the stores as reflected on SCHEDULE 2.03(a), and shall reflect prices for products purchased from Bunge Foods Corporation at the "Invoice Price" from Bunge to the distributor pursuant to that certain Bakery Product Supply Agreement dated March 23, 1998 by and between Bunge Foods Corporation and Au Bon Pain Co., Inc.

           (c) Except for stores managed by ABPH by the mutual agreement of Buyer and Seller pursuant to Section 2.05(a), nothing contained herein shall preclude Seller from at any time discontinuing any store operations prior to or after the Closing for any lease for which Seller fails or is unable in a commercially reasonable manner to obtain the consents necessary to transfer such lease to ABPH in connection with the Restructuring contemplated by Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer; provided, however, Seller shall not operate, and shall not permit its wholly-owned subsidiary, Saint Louis Bread Company, Inc. or any of its franchisees, to operate a Saint Louis Bread or Panera Bread bakery/cafe at the location of any such discontinued store, in each such case within one (1) year after the termination of the lease for such store. If ABPH or any of its Affiliates enters into a lease or license for the operation of an Au Bon Pain bakery/cafe at the location of any discontinued store within one (1) year of the termination of any such discontinued store, Buyer or ABPH shall pay to Seller upon its entering into such lease or license an amount equal to five (5) multiplied by the total net EBITDA of such discontinued store during the most recent fifty-two (52) week period during which such store was operated by Seller (adjusted for differences in the occupancy costs of Seller during such fifty-two
(52) week period and the standard occupancy costs in such lease or license with ABPH or such Affiliate).

           Section 2.06   SPECIAL PROVISIONS FOR CERTAIN LEASES.

           Any provision hereof to the contrary notwithstanding, in the event that a landlord for any one or more of those stores identified on SCHEDULE 2.06 conditions any consent necessary for the transfer of such lease to ABPH and/or the subsequent transfer of the ABPH Common Stock to the Buyer following the transfer of such lease to ABPH on the renewal of such lease, the Buyer shall have the right to conduct the negotiations regarding the renewal terms for such lease and to approve any such renewal terms entered into in connection therewith. In the event that the consent necessary for the transfer to ABPH of any such lease or the ABPH Common Stock following such transfer to ABPH thereafter is not obtained, the Lease Loss Adjustment pursuant to Section 2.03(b) shall not apply with regard to that particular lease and the Purchase Price shall be reduced with respect to such lease by an amount equal to the estimated EBITDA for such store over the remaining term of the lease, based upon the 1997 EBITDA for such store.



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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

           In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller, and to the extent applicable, ABPH hereby makes the following representations and warranties which are subject to the disclosure items set forth on the Schedules hereto, regardless of whether any such Schedule refers to the Section in which such representation or warranty is made:

           Section 3.01   ORGANIZATION AND GOOD STANDING.

           SCHEDULE 3.01 sets forth a list of the states of incorporation of Seller and ABPH and each foreign jurisdiction in which each of Seller (solely by virtue of its ownership and operation of the Au Bon Pain Division) and ABPH is qualified to do business. Each of Seller and ABPH is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted, and to enter into this Agreement and perform its obligations hereunder. Each of Seller and ABPH is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where such qualification would not have a material adverse effect on the Business. The organizational documents, bylaws and minutes of proceedings of ABPH is complete and correct, has not been amended or repealed since delivery to Buyer, and are in full force and effect.

           Section 3.02   CAPITAL STOCK/SUBSIDIARIES AND AFFILIATES.

           (a) Seller owns all right, title and interest in and to one hundred percent (100%) of the issued and outstanding capital stock of ABPH free and clear of all Encumbrances, voting agreements, proxies and restrictions on transfer, except as imposed under Applicable Law. The capital stock and ownership of ABPH is set forth on SCHEDULE 3.02(a) hereto. Seller owns an interest in fourteen (14) separate joint ventures with ABP/LI Associates (the "ABP/LI JOINT VENTURES"). The ABP/LI Joint Ventures and the percentage of equity interests owned by Seller in each such venture, are set forth on SCHEDULE 3.02(a) hereto. At the Closing, except as described in this Section 3.02, there shall be no issued or outstanding equity securities or instruments convertible into equity securities of ABPH. Except as provided in the Contribution Agreement to be entered into pursuant to Section 5.06, ABPH is not subject to any commitment or obligation which would require the issuance or sale or repurchase of additional shares of its capital stock or debt securities at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations (including, without limitation, under any phantom stock or stock appreciation rights agreements).

           (b) Except for the ownership interests of Seller in the ABP/LI Joint Venture interests to be transferred to ABPH on or prior to the Closing Date in connection with the Restructuring contemplated by Section 5.06, ABPH does not own or control, directly or indirectly, shares of capital stock or other securities of or has any ownership interests in any other corporation or other entity.

           (c) The delivery at the Closing of the certificates representing the ABPH Common Stock owned by the Seller, duly endorsed, shall transfer to Buyer good and valid title to such shares, which title shall be free and clear of all Encumbrances.



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
           Section 3.03   EXECUTION AND EFFECT OF AGREEMENT.

           (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Restructuring), including, without limitation, the sale, conveyance, transfer and assignment of the ABPH Common Stock to Buyer, have been duly and effectively authorized by all necessary corporate action on the part of Seller, except for the approval of the shareholders of Seller authorizing the transaction contemplated hereby. This Agreement has been duly executed and delivered by Seller and, subject to shareholder approval, constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium, or other similar laws relating to creditors' rights.

           (b) Except as set forth on SCHEDULE 3.03(b), neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby (including the Restructuring) by Seller and ABPH will, with or without the passage of time, or the giving of notice, or both, (i) violate any of the provisions of the certificate of incorporation or bylaws of Seller or ABPH, (ii) violate in any material respect the provisions of any Applicable Law to which Seller or ABPH is subject, (iii) result in the creation of any Encumbrance upon any of the ABPH Common Stock or any of the assets of the Au Bon Pain Division or of ABPH, or (iv) conflict with or result in a breach of or give rise to the right of termination of, or constitute a default of, or accelerate the performance required by, the terms of any Applicable Law or any other restriction of any kind or character, or any material agreement, indenture, mortgage, deed of trust, lease, contract, note, bond, license, permit, authorization or other instrument to or by which Seller, or ABPH is a party or bound.

           Section  3.04   CONSENTS.

           Except as set forth on SCHEDULE 3.04, no consent or approval of any Governmental Authority, or of any other Person is required as a condition to the validity or enforceability of this Agreement or any other Transaction Documents to be executed by Seller, or for the completion or validity of any of the transactions contemplated by this Agreement, including the Restructuring contemplated by Section 5.06.

           Section 3.05   ABP DIVISION FINANCIAL STATEMENTS.

           (a) Attached as SCHEDULE 3.05 are true and complete copies of the pro-forma consolidated balance sheet of the Au Bon Pain Division as of December 27, 1997 and at April 18, 1998, and pro-forma consolidated statements of revenue, EBIT and EBITDA for each of such fiscal years in the three (3) year period ended December 27, 1997, for the sixteen (16) week period ended April 18, 1998, and for the twelve (12) week period ended July 11, 1998 (collectively, the "ABP DIVISION FINANCIAL STATEMENTS"). Except as disclosed in the footnotes to the ABP Division Financial Statements, the ABP Division Financial Statements have been prepared from the books and records of the Au Bon Pain Division in accordance with GAAP, and fairly present the financial condition and pro forma results of operations of each of the Au Bon Pain Division on a consolidated basis at and for the dates and periods indicated.

           (b) The ABP Division Financial Statements fairly and accurately reflect all transactions since December 25, 1994 on a pro forma basis and include all adjustments that the Seller considers necessary for a fair presentation of the financial condition and results of operations of the Au Bon Pain Division as of the date thereof and for the period covered thereby.

           (c) As of the date of this Agreement, ABPH has no liabilities or obligations, whether known or unknown, accrued, absolute, contingent or otherwise, except and to the extent as incurred in connection with the usual and ordinary course of ABPH's business since April 18, 1998 and that are reflected in the books of account of ABPH subject to period end adjustments which are not, in the aggregate, material to ABPH. At Closing, ABPH will have no liabilities or obligations, whether known or unknown, accrued, absolute, contingent or otherwise except and to the extent (i) disclosed in any of the Transaction Documents, (ii)



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
reflected or reserved against in the ABP Division Financial Statements or (iii) of current liabilities incurred in connection with the usual and ordinary course of the Business of ABPH consistent with its past practices since April 18, 1998, and that are reflected in the books of account of ABPH subject to period end adjustments which are not, in the aggregate, material to ABPH. No dividends or other distributions to their shareholder are currently due or unpaid by ABPH.

           Section 3.06   LAWSUITS AND PROCEEDINGS.

           Except as set forth on SCHEDULE 3.06, there is no suit, claim, action, audit, investigation or proceeding pending or, to Seller's knowledge, threatened against Seller or ABPH before or involving any Governmental Authority. Neither the Seller nor ABPH is in default with respect to any decree, injunction or other order of any Governmental Authority. Neither the Seller nor ABPH is a party to any consent decree or settlement with any Governmental Authority, nor is there such a consent decree or settlement affecting the Au Bon Pain Division.

           Section 3.07   COMPLIANCE WITH LAWS.

           Except as set forth on SCHEDULE 3.07, each of Seller and ABPH has conducted and conducts its business, and has maintained and maintains its assets, in material compliance with all (and has not received notice of a claimed material violation of any) Applicable Laws applicable to, binding upon or affecting the Au Bon Pain Division and ABPH or any of their respective assets.

           Section 3.08   LICENSES AND PERMITS.

           Each of the Seller and ABPH possess all material licenses, permits, and other governmental consents, certificates, approvals, or other authorizations necessary for operation of the Business at the locations and in the manner presently operated (the "PERMITS"). Except as set forth on SCHEDULE 3.08, (a) each of the Seller and ABPH and the Au Bon Pain Division has complied with the terms and conditions of all such Permits and all such Permits are in full force and effect (and no notice of a claimed material violation of any such Permits has been received), and (b) there has occurred no event nor is any event, action, investigation or proceeding pending or threatened which would cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any such Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any such Permits.

           Section 3.09   INSURANCE.

           SCHEDULE 3.09 sets forth a list and description of all policies of fire, casualty, liability, worker's compensation, life and other forms of insurance currently carried by the Seller for the Au Bon Pain Division and ABPH, including with respect to each policy a description of the types and limits of the coverage, the amount of premiums, the name of the carrier, the policy number, the expiration date of the current premium period. Neither Seller nor ABPH is in default with respect to any material provision contained in any insurance policy or has failed to give any notice or present any claim thereunder in due and timely fashion, and no cancellation or non-renewal has been threatened or occurred with respect to any policy. There are no pending claims against any insurance policy which have been denied.

           Section 3.10   AGREEMENTS.

           (a) SCHEDULE 3.10 sets forth a correct and complete list of all material written contracts, agreements and other instruments to which each of Seller (only with respect to those material contracts, agreements and other instruments to be assigned to ABPH in connection with the Restructuring) and/or ABPH is a party (the "MATERIAL CONTRACTS"). Each of the Material Contracts is the valid and binding obligation of Seller and/or ABPH, as applicable, enforceable against it or them in accordance with its terms, except to the extent limited by: (1) bankruptcy, insolvency, reorganization, fraudulent conveyance and



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
transfer, moratorium, or other similar laws relating to creditors' rights, and
(2) the discretionary nature of any remedies relating to specific performance, injunctive and other equitable relief. Except as set forth on SCHEDULE 3.10, neither Seller nor ABPH, nor to the best of Seller's knowledge, any other party, is in material default with respect to, and to Seller's knowledge, there exists no event, condition or occurrence which with notice, lapse of time or both, would constitute such a default by Seller or ABPH under, any of the Material Contracts. As of the Closing Date, Seller or ABPH will have paid all sums and performed all obligations under the Material Contracts which are required to be paid or performed prior to the Closing Date.

           (b) Except as set forth on SCHEDULE 3.10, there are no contractual agreements which prohibit or limit the right of Seller to establish and operate, or to allow others to establish and operate, Au Bon Pain bakery/cafes.

           Section 3.11   TAXES.

           (a) Each of Seller and ABPH has duly and timely filed all applicable Returns with respect to all income, property, sales, use, gross receipts, value-added, profits, occupancy, employment, excise, withholding, customs, duties or other taxes of any nature whatsoever, whether of the United States, a state or otherwise, including, without limitation, penalties and interest thereon, ("TAXES") required to be filed prior to the date hereof and, as of the Closing Date, to the Closing Date. All Taxes, regardless of whether shown on the Returns or pursuant to any declarations or assessments received by ABPH (including estimated taxes, penalties and interest) have been duly and timely paid, or, if not yet due, properly accrued and reserved for and reflected in the books of account of ABPH. All such Returns are true, correct and complete, and Seller knows of no currently pending or threatened claims or assessments that have not been accrued for in the ABP Financial Statements. There exists no tax deficiency or unpaid tax assessed by any authority against ABPH.

           (b) ABPH has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case, for any Tax period that remains open.

           (c) ABPH has not filed a consent under Tax Code Section 341(f) concerning collapsible corporations. ABPH has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Tax Code Section 280G. ABPH has not been and is not party to any Tax allocation or sharing agreement. ABPH has not been a member of an Affiliated Group filing a consolidated federal income Return, other than groups the common parent of which is Seller.

           (d) Except with respect to income Taxes, all tax accruals and deferrals are properly and accurately reflected on the ABP Division Financial Statements. Except with respect to income Taxes, the unpaid Taxes of ABPH (A) did not exceed the reserve for Tax Liability set forth on the face of the ABP Division Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ABPH and Seller in filing their Returns.

           (e) Schedule 3.11(e) contains a list of all states and other jurisdictions where Seller (solely with respect to its ownership and operation of the Au Bon Pain Division) and ABPH has filed Returns during the past three years or expects to file Returns during the Seller's current fiscal year.
SCHEDULE 3.11(e) also indicates those Returns, including consolidated Returns, that have been audited to which ABPH was a party, and those Returns, including consolidated Returns, that currently are the subject of audit to which ABPH was a party. Seller has delivered or made available to Buyer correct and complete copies of all federal income Returns, including consolidated Returns, to which ABPH was a party, examination reports, and statements of deficiencies assessed against or agreed to by ABPH, either directly or indirectly as the result of being a



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member of a consolidated group, for all tax years that the statute of limitations for assessments has not ended.

           (f) Each Affiliated Group has filed all income Returns that it was required to file for each taxable period during which ABPH was a member of the group. All such Returns were correct and complete (A) in all respects in so far as they relate to ABPH and (B) in all material respects in so far as they do not relate to ABPH. All income Taxes owed by any Affiliated Group (regardless of whether shown on any Return) have been paid for each taxable period during which ABPH was a member of the group.

           (g) None of Seller or any director or officer (or employee responsible for Tax matters) of any of Seller and its subsidiaries expects any authority to assess any additional income Taxes against any Affiliated Group for any taxable period during which ABPH was a member of the group. Except as set forth on SCHEDULE 3.11(g), no Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which ABPH was a member of the group.

           (h) ABPH has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

           Section 3.12   BANKS.

           SCHEDULE 3.12 sets forth the name of each bank or other depository in which Seller (solely with respect to the Au Bon Pain Division) and ABPH has an account and the number assigned to each account, and the names of all authorized signatories thereto.

           Section 3.13   CLAIMS OF EMPLOYEES, DIRECTORS, AND OFFICERS.

           No Employee, director or officer of ABPH, either individually or in any other capacity, has asserted a claim against Seller or any of ABPH which has not been resolved, except in respect of their right to current salary or wages, any accrued vacation pay, and reasonable reimbursable expenses, all arising in the ordinary course of business.

           Section 3.14   AFFILIATE TRANSACTIONS.

           SCHEDULE 3.14 sets forth a true and complete list of all amounts that are due and payable (including amounts that have arisen in respect of intercompany transactions) by any Affiliate (including Seller) of ABPH to ABPH.

           Section 3.15   INTELLECTUAL PROPERTY.

           SCHEDULE 3.15 contains a true, correct and complete list and description of all Intellectual Property of the Seller and ABPH, in each case relating to the Business, consisting of registered patents, copyrights, trademarks, trade names, service marks, service names and any applications for registrations of any of the foregoing, and further consisting of (i) computer software (other than mass-marketed software purchased or licensed for less than a total of $10,000), and (ii) licenses or similar agreements for Intellectual Property to which Seller (to the extent relating to the Business) or ABPH is a party. To Seller's knowledge, except as set forth on SCHEDULE 3.15, the conduct of the Business does not infringe upon, conflict with, or violate the rights of others in respect of any Intellectual Property and none of the Seller or ABPH has received notice that any claim or proceeding is pending or threatened in respect of any Intellectual Property or that Seller or ABPH



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has infringed upon, conflicted with, or violated any Intellectual Property of any third party. Except as set forth on SCHEDULE 3.15, all of the Intellectual Property necessary for the conduct of the Business will be owned by or licensed to ABPH as of the Closing, including, without limitation, the unregistered trademarks, service marks, copyrights and trade names described on SCHEDULE
3.15. With respect to the compatibility of the Au Bon Pain Division's computer systems upon the advent of the year 2000 (the so-called "Year 2000" or "Y2k" issue), Seller's computer systems are in the process of being tested for Year 2000 compliance, which testing is expected to continue into 1999. Seller expects that the Au Bon Pain Division's Point-Of-Sale system and store managers' work stations will require modification or replacement. Other secondary systems associated with the Au Bon Pain Division's retail operations are in the process of being tested and may require modification or replacement.

           Section 3.16   EXTRAORDINARY TRANSACTIONS.

           Except as set forth on SCHEDULE 3.16, since April 18, 1998, neither Seller nor ABPH has, nor as of the Closing will have (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any material claim of or material debts owed to it in respect of the Business; (iii) except in the ordinary course of business, sold, leased or transferred any of the assets of the Business; (iv) sold, assigned or transferred any of the Intellectual Property of the Business; (v) suffered any material destruction, loss or damage to any of the assets of the Business; (v) paid any dividends in respect of its capital stock; (vi) increased any salaries or bonuses of employees of the Au Bon Division for any employee with an annual salary of $50,000 or higher; (vii) made any material change in its accounting or cash management policies and practices; (viii) committed ABPH to make any capital expenditures except in the ordinary course of its business or as permitted pursuant to Section 6.01 in connection with Seller's ABP2000 program; or (ix) entered into any transactions with any of its Affiliates except in the ordinary course of business or as may otherwise be disclosed in this Agreement and the Schedules hereto.

           Section 3.17   ACCOUNTS RECEIVABLE.

           To the best of Seller's knowledge, the accounts receivable of the Business are good and collectible in amounts equal to the aggregate face amounts thereof, after giving effect to any reserves for bad debts and contractual allowances reflected on the books of the Seller. The foregoing notwithstanding, the note receivable of Northern Bakers and the long-term receivables reflected on Seller's "Other Asset" account shall be assigned to ABPH at the Closing without representation or warranty by Seller as to their collectability.

           Section 3.18   BROKER AND FINDER FEES.

           Other than Peter J. Solomon Company Limited (whose fee shall be paid by Seller), neither Seller nor ABPH has engaged any broker or finder in connection with this transaction, and no action by any of the foregoing will cause or support any claim to be asserted against ABPH or Buyer by any broker, finder or intermediary in connection with this transaction.

           Section 3.19   EMPLOYEES.

           SCHEDULE 3.19 sets forth a true, correct and complete list of all current employees of ABPH and of Seller who shall be offered employment with ABPH upon the completion of the Restructuring contemplated by Section 5.06 immediately prior to the Closing and whose current annual salary exceeds $80,000 (the "EMPLOYEES").

           Section 3.20   EMPLOYMENT MATTERS.

           No employees are members of any collective bargaining unit or a party to any union agreement. Except as set forth on SCHEDULE 3.20, neither Seller nor ABPH has any written employment agreements with



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any Employees. SCHEDULE 3.20 also identifies certain other employees of Seller with written employment agreements who may be offered employment with ABPH. Except as set forth on SCHEDULE 3.20, there are no controversies pending or in progress between Seller or ABPH and its employees and, to Seller's knowledge, no such controversies are threatened nor is there any basis for such a controversy. Each of Seller (with respect to the Business) and ABPH is in substantial compliance with all material laws respecting occupational health and safety, employment, employment practices, and terms and conditions of employment, wages and hours, and is not engaged in any unfair labor practice and there is not now pending or threatened any charge or complaint against ABPH by any Governmental Authority. Prior to the date hereof, neither Seller nor ABPH has taken any acts that would subject it to liability under the U.S. Worker Adjustment and Retraining Notification Act (the "WARN ACT").

           Section 3.21   EMPLOYEE BENEFIT MATTERS.

           (a) SCHEDULE 3.21 lists all Benefit Plans that Seller or ABPH maintains, to which they contribute, or to which they have an obligation to contribute with respect to any current or former employee of Seller or ABPH, or with respect to which Seller or ABPH otherwise reasonably expects to have any liability or potential liability (regardless of whether any such plan has terminated or regardless of whether any such plan is or was maintained for current or former employees of Seller or ABPH or current or former employees of any other member of the Controlled Group of Companies).

           (b) Neither Seller nor ABPH maintains or has any obligation to contribute to (or any other liability with respect to) any Benefit Plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

           (c) Neither Seller nor ABPH has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any Multiemployer Plan.

           (d) Neither Seller nor ABPH maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement, regardless of whether terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Tax Code or as required by applicable state law).

           (e) Neither Seller nor ABPH maintains or has any obligation to contribute to (or any other liability with respect to) any Benefit Plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), regardless of whether terminated, other than the Au Bon Pain Co., Inc. 401(k) Plan.

           (f) With respect to each Benefit Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the appropriate balance sheet. The Benefit Plans have no unfunded liabilities.

           (g) Each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in all material respects with the applicable provisions of ERISA, the Tax Code and all other applicable laws. Neither Seller nor ABPH nor any trustee or administrator of the Benefit Plans has engaged in any transaction with respect to any Benefit Plan which could subject Seller or ABPH or any trustee or administrator of the Benefit Plans or any party dealing with the Benefit Plans to any tax or penalty imposed under applicable law. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Benefit Plans (other than routine claims for benefits) are pending or threatened, and neither Seller nor ABPH has any knowledge of any facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands.



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
           (h) None of the Benefit Plans obligates Seller or ABPH to pay separation, severance, termination or similar-type benefits solely as a result of the transactions contemplated by this Agreement or solely as a result of a "change in control", as such term is defined in Section 280G of the Tax Code.

           (i)   Each Benefit Plan that is intended to be qualified under
Section 401(a) of the Tax Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Tax Code of such Benefit Plan, and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust.

           (j) With respect to each Benefit Plan, Seller has provided or has made available to Buyer true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Benefit Plans are maintained, funded and administered, (ii) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the three (3) most recent actuarial reports, (iv) the three
(3) most recent financial statements, and (v) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

           Section 3.22   ENVIRONMENTAL MATTERS.

           (a) The facilities occupied or used by the Au Bon Pain Division and ABPH and any other real property leased to Seller for use by the Au Bon Pain Division or ABPH (collectively, the "PROPERTY") comply in all material respects with all Environmental Laws, and each of Seller and ABPH is in compliance in all material respects with all Environmental Laws in connection with the ownership, use, maintenance or operation of such Property and the Business.

           (b) Each of Seller (solely with respect to the Au Bon Pain Division) and ABPH has all material permits, registrations, approvals and licenses required by any Environmental Law.

           (c) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or, to Seller's knowledge, threatened by any Governmental Authority or third Person with respect to the Business or any Property in connection with any actual or alleged failure to comply with any requirement of any Environmental Law or any liabilities or potential liabilities arising under Environmental Law.

           (d) Neither the Au Bon Pain Division nor ABPH has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substances or owned or operated any Property or other facility so as to give rise to material liabilities of Seller, the Au Bon Pain Division or ABPH pursuant to Environmental Laws.

           Section 3.23   REAL PROPERTY.

           (a) Neither Seller nor ABPH owns any real property. Set forth on SCHEDULE 3.23 is a true, correct and complete list of all leases, subleases and other occupancy agreements, including all amendments and other modifications (the "LEASES") to which Seller (with respect to the Au Bon Pain Division) is the "tenant", "subtenant" or other lessee party or is otherwise bound as a guarantor, excluding a lease for property located at Two Penn Plaza, New York. The full street addresses of all real property at which Seller currently operates company-owned Au Bon Pain bakery/cafe stores pursuant to any of the Leases or maintains office or commissary facilities necessary for the operation of the Business (the "LEASED PROPERTY") is also set forth on SCHEDULE 3.23. As of the date hereof, ABPH is not a "tenant", "subtenant" or other lessee party under any lease of real property. Seller has good and valid leasehold interests in and to all of the Leased Property, subject to no liens, encroachments, Encumbrances or other defects in title (collectively, "Liens") except as described in SCHEDULE 3.23. Seller also has good and valid leasehold interests as "tenant" and as "sublessor" in and to the leases and subleases, respectively, for those store locations identified on



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SCHEDULE 3.23 as "Franchise Locations for which Seller Subleases or Guarantees the Leases" (excluding Dallas/Fort Worth International Airport) (the "SUBLEASED FRANCHISE LOCATIONS"), subject to no Liens except as described in SCHEDULE 3.23. Each Lease is in full force and effect and is enforceable in accordance with its terms. Except as disclosed on SCHEDULE 3.23, there exists no default or condition which, with the giving of notice, the passage of time or both, could become a default by Seller or, to Seller's knowledge, by the landlord under any Lease or by landlord or subtenant under any lease or sublease for any of the Subleased Franchise Locations. Seller has previously delivered or made available to Buyer true and complete copies of all the Leases.

           (b) The Leased Property and the Subleased Franchise Locations constitute all of the real property leased, occupied or otherwise utilized by Seller in connection with the Business, and there is no real property leased by Seller that will be transferred to ABPH which is not being used by Seller in the administration or operation of the Business. Other than Seller and ABPH, there are no parties in possession or parties having any current or future right to occupy any of the Leased Property during the term of any of the respective Leases for such Leased Property. Except for maintenance and repairs necessary in the ordinary course of business, the Leased Property is in good condition and repair and is sufficient for the conduct of the Business. Except as disclosed in this Agreement, there exists no material violation of any covenant, condition, restriction, easement, agreement or order to which Seller is a party or otherwise has knowledge affecting any portion of the Leased Property. Except as disclosed on SCHEDULE 3.23, there is no pending or, to the knowledge of Seller or ABPH, any threatened condemnation proceeding affecting any portion of the Leased Property.

           Section 3.24   TITLE TO ASSETS.

           Seller and ABPH has good title to all of the assets reflected in the ABP Division Financial Statements, free and clear of all Encumbrances, except for the Encumbrances reflected on SCHEDULE 3.24 and such assets, together with any assets leased by Seller for use by the Au Bon Pain Division (which leases shall be transferred to ABPH in connection with the Restructuring, except as otherwise provided in this Agreement), constitute all of the assets necessary to conduct the Business of the Au Bon Pain Division. At or prior to the Closing, all such owned and leased assets, except as otherwise provided in this Agreement, shall be transferred to ABPH in connection with the Restructuring contemplated by Section 5.06 free and clear of all Encumbrances, except to the extent otherwise disclosed on SCHEDULE 3.24.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby makes the following representations and warranties:

           Section 4.01   ORGANIZATION AND GOOD STANDING.

           Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted.

           Section 4.02   EXECUTION AND EFFECT OF AGREEMENT.

           Buyer has full corporate power and authority to enter into this Agreement and to perform the obligations to be performed by Buyer hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and



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binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium, or other similar laws relating to creditors' rights.

           Section 4.03   RESTRICTIONS.

           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the passage of time, or the giving of notice, or both, (i) violate any of the provisions of the certificate of incorporation or bylaws of Buyer, (ii) violate in any material respect the provisions of any Applicable Law to which Buyer is subject, (iii) conflict with or result in a breach of or give rise to the right of termination of, or constitute a default of, or accelerate the performance required by, the terms of any Applicable Law or any other restriction of any kind or character, or any material agreement, indenture, mortgage, deed of trust, lease, contract, note, bond, license, permit, authorization or other instrument to or by which Buyer is a party or bound.

           Section 4.04   CONSENTS.

           No consent or approval of any Governmental Authority, or of any other Person, is required by Buyer as a condition to (a) the validity or enforceability of this Agreement or any other Transaction Documents to be executed by Buyer, or (b) the completion or validity of any of the transactions contemplated by this Agreement, except for compliance with and approval under the H-S-R Act, and other consents or approvals specified in this Agreement.

           Section 4.05   LAWSUITS AND PROCEEDINGS.

           There is no suit, claim, action, audit, investigation or proceeding pending or, to Buyer's knowledge, threatened against Buyer before or involving any Governmental Authority. The Buyer is not in default with respect to any decree, injunction or other order of any Governmental Authority.

           Section 4.06   BROKER AND FINDER FEES.

           Buyer has not engaged any broker or finder in connection with this transaction, and no action by Buyer will cause or support any claim to be asserted against the Seller by any broker, finder or intermediary in connection with this transaction.

           Section 4.07   FINANCING AND NET WORTH.

           Buyer has obtained in good faith a bona fide commitment letter: (a) from Societe Generale dated July 9, 1998, a true and complete copy of which is attached hereto as SCHEDULE 4.07(a), and (b) from Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"), a true and complete copy of which is attached hereto as
SCHEDULE 4.07(b) providing for debt and equity financing sufficient to pay the Purchase Price. To the best of Buyer's knowledge, no facts or circumstances exist as of the date of this Agreement that would be reasonably likely to result in the failure to complete such financing with Societe Generale or BRS upon the terms set forth in such commitment letters. After giving effect to the transactions contemplated by this Agreement, ABPH will have a net worth, computed in accordance with GAAP, of not less than $15,000,000.

           Section 4.08 ACKNOWLEDGEMENT OF CERTAIN SAINT LOUIS BREAD PROPRIETARY RIGHTS.

           In addition to the various assets, properties and proprietary rights of Saint Louis Bread, Inc. or of Seller related to the operation of its Saint Louis Bread/Panera Bread unit (the "SLB RIGHTS"), Buyer expressly acknowledges that certain of the SLB Rights which are described on SCHEDULE 4.08, are the sole and exclusive



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property of Saint Louis Bread, Inc. and/or Seller, and shall not be transferred to ABPH in connection with the Restructuring or the transactions contemplated by this Agreement.

                                    ARTICLE V

                             COVENANTS OF THE SELLER

           Section 5.01   CONDUCT OF BUSINESS OF SELLER.

           From the date of this Agreement until the Closing Date,

           (a)   the Seller shall:

                 (i) maintain itself as a corporation duly incorporated and in good standing under the laws of the State of Delaware and conduct the Business in substantially the same manner as it historically has been conducted in the usual and ordinary course; and

                 (ii) use reasonable commercial efforts to maintain and/or preserve the Business and employees, customers, suppliers and operations as an ongoing business in accordance with past practices and customs, except that Seller shall be permitted to close certain of its restaurant operations as described in SCHEDULE 5.01(a);

           (b)   without the prior written consent of Buyer, Seller shall not:

                 (i) enter into any transaction (including commitments for capital expenditures except in accordance with Section 6.01) relating to the Business other than in the ordinary course of business;

                 (ii) materially change the extent or character of the Business;

                 (iii) sell, assign, transfer, lease or remove any material assets (tangible and intangible) from any facilities or premises of the Au Bon Pain Division, unless such assets are replaced before the Closing Date with similar items of equal quality and utility;

                 (iv) pay to any current or former employee of the Business any compensation or other benefit that is not (A) required by a plan, trust, agreement or other arrangement in effect on or before the date hereof and disclosed in a schedule to this Agreement, or (B) salaries and bonuses in the ordinary course of business;

                 (v) adopt, amend, or increase any benefits payable under, any employee benefit, welfare, compensation, or other "fringe benefit" plan, trust, agreement or arrangement, including any thrift, pension, savings, retirement, stock bonus, stock option, stock purchase, profit sharing, group insurance, medical reimbursement, deferred compensation, or other similar plan, including any Benefit Plan as defined in Section 3.21, in each such case such that any such action will not be binding upon or create any liability or obligation of ABPH prior to or after the Closing, except that the Seller may increase annual compensation to employees of the Au Bon Pain Division with an annual salary of less than $50,000 in the ordinary course of business on a basis consistent with past practices;

                 (vi) discontinue or materially diminish any insurance coverage applicable to the Business;

                 (vii) cancel or compromise any material legal right or claim of or debts owed to Seller in respect of the Business;



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                 (viii) enter into any non-competition, non-solicitation or indemnification agreements with any Person, the terms of which shall be binding upon ABPH after the Closing;

                 (ix) incur or suffer to exist any indebtedness of or Encumbrance upon any assets of Seller which shall constitute a liability of ABPH after the Closing, except: (1) to the extent incurred pursuant to contracts entered into on or prior to the date hereof; or (2) which otherwise is incurred in the ordinary and usual course of business; or (3) which shall be discharged on or prior to the Closing Date; or (4) which is contemplated by any of the Transaction Documents to be incurred prior to the Closing Date;

                 (x) (i) mortgage, pledge or subject to any Encumbrance any of its assets; (ii) cancel or compromise any material claim of or material debts owed to it in respect of the Business; (iii) except in the ordinary course of business, sell, lease or transfer any of the assets of the Business; (iv) sell, assign or transfer any of the Intellectual Property of the Business; (v) pay any dividends in respect of its capital stock; (vi) increase any salaries or bonuses of its employees for any employee with an annual salary of $50,000 or higher;
(vii) materially change its accounting or cash management policies and practices; (viii) enter into any transactions with any of its Affiliates except in the ordinary course of business or as may otherwise be contemplated by this Agreement and the Schedules hereto or (ix) unless otherwise agreed upon by both Buyer and Seller upon mutually acceptable terms and conditions, commence the conversion or remodeling of any of its bakery/cafes in accordance with its ABP2000 program;

                 (xi) enter into any amendments for any of its store leases to be transferred to ABPH in connection with the Restructuring which would have the effect of shifting the economic impact of such amendments from the first year of such lease immediately following the Closing into subsequent years so as to avoid any Lease Fee Adjustment that would otherwise result from such amendment; or

                 (xii)  agree to do, or acquiesce in, any of the foregoing acts.

           (c)   the Seller shall cause ABPH to, and ABPH shall:

                 (i) maintain itself as a corporation duly incorporated and in good standing under its state of incorporation and conduct its Business in the same manner as it historically has been conducted in the usual and ordinary course; and

                 (ii) use reasonable commercial efforts to maintain and/or preserve its assets in accordance with past practices and customs; and

                 (iii) not make any change or amendment to its certificate of incorporation or bylaws.

           (d) without the prior written consent of Buyer, the Seller shall not permit ABPH to:

                 (i) enter into any transaction other than in the ordinary course of business;

                 (ii) enter into any transaction with any Affiliate, except as otherwise provided for herein, or any transaction which is not at arms-length with any unaffiliated Person;

                 (iii) wind-up, dissolve, liquidate (completely or partially), acquire any capital assets, other than in the ordinary course of business, merge or consolidate into or with any other person, or sell, lease, exchange, transfer, or otherwise dispose of, or grant to any person a right or option to lease, acquire, or purchase any material amount of the assets of ABPH or the Au Bon Pain Division (including any part of them or any interest therein), except as expressly contemplated by this Agreement;

                 (iv) sell, assign, transfer, lease or remove or suffer any material uninsured casualty loss of any material assets (tangible and intangible) from ABPH or the Au Bon Pain Division facilities or premises,



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unless such assets are replaced before the Closing Date with similar items of equal quality and utility and without incurring any indebtedness or Encumbrance;

                 (v) issue any shares of capital stock of ABPH or any securities convertible into or exercisable or exchangeable for capital stock or options to purchase capital stock or other rights in respect of any of the foregoing; provided, however, ABPH may issue to Seller shares of its' capital stock in consideration of the Seller assigning its interest in certain leases, contracts and assets to ABPH pursuant to the Restructuring contemplated by
Section 5.06;

                 (vi) declare, set aside, pay or make any dividend or other distribution or payment with respect to, or redeem, purchase, or otherwise acquire, split, combine, or reclassify, any shares of their capital stock or otherwise change their capital structure;

                 (vii) discontinue or materially diminish any insurance coverage applicable to them;

                 (viii) cancel or compromise any material contract of, or legal right or claim of or debts owed to, ABPH or the Au Bon Pain Division;

                 (ix) enter into any non-competition, non-solicitation or indemnification agreements with any third Person, the terms of which shall survive the Closing Date;

                 (x) incur or suffer to exist any indebtedness of or Encumbrance upon any assets of any of ABPH or the Au Bon Pain Division, except:
(1) to the extent incurred pursuant to contracts entered into by Seller or ABPH on or prior to the date hereof; or (2) which otherwise is incurred in the ordinary and usual course of business; or (3) which shall be discharged on or prior to the Closing Date; or (4) which is contemplated by any of the Transaction Documents to be incurred prior to the Closing Date.

                 (xi)   agree to do, or acquiesce in, any of the foregoing acts.

           Section 5.02   ACCESS TO INFORMATION.

           Except as may be deemed appropriate by Seller to ensure compliance with any Applicable Laws, from the date of this Agreement until the Closing Date, the Seller shall, and shall cause the Au Bon Pain Division and ABPH to, give Buyer and its representatives (including financing sources) reasonable access to all information (financial or otherwise) relating to the Business reasonably requested by or on behalf of Buyer, its financing sources, and their respective representatives, including, without limitation, at all reasonable times and upon reasonable notice, access to books, records, Returns, facilities, properties, officers, accountants and representatives. Buyer shall use best efforts to minimize any disruption to the Business, and shall not otherwise interfere with the operation of the Business of the Au Bon Pain Division by Seller so long as such operation is in the ordinary course of business consistent with past custom and practice.

           Section 5.03   RESOLUTION OF AFFILIATED TRANSACTIONS.

           On or prior to the Closing, Seller shall pay, satisfy, discharge and release any and all claims of Seller against ABPH, all of which are reflected on
SCHEDULE 3.14, unless otherwise specifically noted thereon.

           Section 5.04   TRANSFER OR ENCUMBRANCE OF THE ABPH COMMON STOCK.

           From the date hereof until the Closing, the Seller shall not (a) sell, transfer, issue or otherwise convey any interest in or to any of the ABPH Common Stock or any options, warrants or other rights to acquire shares of the ABPH Common Stock or (b) incur or allow to exist any Encumbrances upon any shares of the ABPH Common Stock which shall survive the Closing.



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           Section 5.05   NON-SOLICITATION OF EMPLOYEES.

           (a) From and after the Closing Date until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall, on its own behalf or on behalf of any other Person, without prior written approval of Buyer, directly or indirectly solicit any person who is an employee (with a salary in excess of $40,000) of ABPH at any time on or after the date of this Agreement to terminate his or her relationship with ABPH.

           (b) From and after the Closing Date until the second anniversary of the Closing Date, neither the Buyer nor any of its Affiliates shall, on its own behalf or on behalf of any other Person, without prior written approval of Seller, directly or indirectly solicit any person who is an employee (with a salary in excess of $40,000) of the Seller or any of its subsidiaries on or after the date of this Agreement to terminate his or her relationship with the Seller or any of its subsidiaries.

           Section 5.06   TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

           Immediately prior to the Closing and only for the purpose of consummating the transactions contemplated by this Agreement, Seller shall transfer and assign or sublease to ABPH (for no additional consideration from Buyer) all of Seller's right, title and interest in and to the assets (including Intellectual Property), contracts, leases and agreements including, without limitation, all development agreements and individual franchise agreements (foreign and domestic) and ABPH shall assume certain liabilities, in each case relating to the Au Bon Pain Division, pursuant to a Contribution Agreement to be entered into in the form attached hereto as EXHIBIT 5.06 (the "RESTRUCTURING") on terms which include all authorizations and consents which are necessary to permit the sale of the ABPH Common Stock to Buyer; provided, however, that Seller shall not assign or sublease to ABPH any store lease or other contract for which it fails or is unable to obtain a consent required under or in connection with such lease as a condition to such assignment or sublease or to the sale of the ABPH Common Stock to Buyer as contemplated herein.

           Section 5.07   CHANGE OF CORPORATE NAME.

           At the Closing, Seller shall change its corporate name to any name which does not include the name "Au Bon Pain". From and after the Closing, Seller and its Affiliates shall cease using the trade name "Au Bon Pain" in connection with any of its business activities, except for any stores franchised by Buyer to Seller pursuant to Section 2.05(b).

                                   ARTICLE VI

                          COVENANTS OF BUYER AND SELLER

           Section 6.01  SELLER CONSENTS.

           (a) As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall use its commercially reasonable best efforts to obtain the written consent of the Persons whose approval is required in order for Seller to effect the transactions contemplated (including those transactions contemplated by the Contribution Agreement entered into pursuant to Section 5.06)) and shall furnish to Buyer executed copies of such consents. In addition, Seller shall use its commercially reasonable best efforts to obtain the written consent of all Persons necessary to permit the transfer to ABPH, and thereupon to consummate the transactions contemplated by this Agreement, of those leases designated on Attachment "A" to SCHEDULE 3.23 and designated as "Franchise Locations for which Seller Subleases or Guarantees the Leases"; provided, however, that the failure of Seller to secure any such consents shall not be a condition to the consummation of the transactions contemplated hereby. The requested form of all consents referred to above in this Section 6.01 that will be sent by Seller shall be provided to Buyer prior to their transmittal and shall be reasonably acceptable to Buyer. Seller shall



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use best efforts to obtain all governmental approvals and consents necessary or required for the consummation of the transactions contemplated hereby in form and substance reasonably satisfactory to Buyer. Seller shall pay and assume all fees and expenses incurred and paid or to be paid to all landlords of all Au Bon Pain bakery/cafes in connection with obtaining all such approvals and consents. Seller may, as an inducement to any landlord to provide such approval or consent, commit on behalf of ABPH (but not as a liability of Seller) to remodel the premises which is the subject of such approval or consent in accordance with Seller's ABP2000 remodeling program; PROVIDED, that: (i) the remaining lease term for any such store (including all option terms available under such lease) continues until at least December 31, 2001; and (ii) such commitments shall not require the remodeling of more than twenty (20) stores in the aggregate.

           (b) With respect to those leases identified on SCHEDULE 6.01, if, after a request made by Seller for consent to transfer such lease to ABPH in connection with the consummation of the transactions pursuant to this Agreement, the landlord for such lease does not provide such consent on or immediately prior to the Closing Date (or Seller reasonably determines that a request for such consent cannot be made without unduly risking a termination of such lease pursuant to any so-called "recapture" provision contained in such lease), Seller shall assign such lease to a designee of Buyer immediately prior to the Closing who shall become an Au Bon Pain franchisee pursuant to a franchise agreement in form and substance mutually satisfactory to Buyer and Seller, and no Lease Loss Adjustment shall be made with respect any such Leases.

           Section 6.02  BUYER CONSENTS.

           As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Buyer shall use its best efforts to obtain the written consent of the persons and entities (other than with respect to landlords of the stores) whose approval is required in order for Buyer to effect the transactions contemplated hereby and shall furnish to Seller executed copies of such consents. Buyer shall use best efforts to obtain all governmental approvals and consents necessary or required for the consummation of the transactions contemplated hereby.

           Section 6.03   STOCKHOLDERS' MEETING.

           Subject to Seller's right to terminate this Agreement pursuant to
Section 10.01(d), Seller shall take all action necessary to convene a special meeting of Sellers stockholders in accordance with Applicable Law and its Certificate of Incorporation and bylaws as promptly as practicable for the purpose of considering and taking action on this Agreement. The board of directors of Seller shall recommend, subject to its right to consider and recommend to stockholders an Alternative Transaction pursuant to Section 10.01(d), that Sellers' stockholders vote in favor of and approve this Agreement and the transactions contemplated hereby. In connection therewith, Seller shall prepare and file with the SEC proxy materials, and use its best efforts to respond promptly to any SEC comments with respect to such proxy materials, and thereafter to cause its final proxy statement and form of proxy to be mailed to Seller's stockholders, all in compliance with Applicable Law. Seller shall provide Buyer with a reasonable opportunity to review and comment upon Seller's proxy statement prior to its filing with the SEC, and shall keep Buyer informed of any comments and/or requests for amendments to such proxy statement from the SEC or its staff, and shall provide Buyer with a reasonable opportunity to review and comment upon any amendments or supplements to such proxy statement.

           Section 6.04   BUYER'S FINANCING.

           From and after the date hereof, Buyer shall diligently undertake in good faith to cause all conditions necessary from the completion of the financing transactions contemplated by the commitment letters attached hereto as
SCHEDULE 4.07, and shall use best efforts to complete such financing upon the terms contained in such commitment letters in a timely manner so as not to delay or prevent the consummation of the transactions contemplated by this Agreement.



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                                   ARTICLE VII

                         OTHER COVENANTS OF THE PARTIES

           Section 7.01   FURTHER ASSURANCES.

           Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under this Agreement and Applicable Laws to consummate the transactions contemplated by this Agreement. Buyer and Seller shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Except as otherwise expressly set forth in the Transaction Documents (including, without limitation, as set forth in Section 6.01), nothing in this Section 7.01 shall require Buyer or Seller or ABPH or any of their Affiliates to make any payments in order to obtain any consents or approvals necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement. Buyer and Seller acknowledge and agree that, except for the express covenants contained herein and in the Transaction Documents, nothing contained herein is intended to, nor shall operate as, any restriction or limitation on the general operating procedures, practices and policies or the marketing and business strategies (including the trade dress) of Seller's affiliate, Saint Louis Bread Company, Inc., or of the Business of the Au Bon Pain Division upon its transfer to ABPH as contemplated by this Agreement.

           Section 7.02   CERTAIN FILINGS; CONSENTS.

           Buyer and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(ii) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings (and paying any required filing fees as provided by Applicable Law), furnishing information required in connection therewith and seeking timely to perform any such actions, or obtain any such consents, approvals or waivers.

           Section 7.03   PUBLIC ANNOUNCEMENTS.

           Neither Buyer nor Seller shall make any public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other parties, except as may be required by Applicable Law based on an opinion of counsel. Upon execution of this Agreement, Seller shall issue a press release in form and content reasonably satisfactory to Buyer, and Seller may file a Current Report on Form 8-K, announcing the signing of this Agreement. Seller shall provide Buyer with a draft copy of such Form 8-K prior to its filing with the SEC. The parties agree that prior to Closing and except as may be required by Applicable Law based on an opinion of counsel, the timing and content of all other press releases and other public announcements, and all communications with Seller's and ABPH's customers, suppliers and employees relating to the transactions contemplated by this Agreement shall be mutually agreed upon and the content of which will be determined jointly by Buyer and Seller. The foregoing provision notwithstanding, in the event that Seller determines that a press release or other public announcement is necessary to comply with any Applicable Law, Seller may issue any such press release or other public announcement Seller deems necessary to comply with any such Applicable Law without Buyer's consent; provided that Seller shall use its reasonable best efforts to give Buyer an opportunity to review such press release or other public announcement prior to the issuance of such press release or other public announcement. Buyer acknowledges that Seller and ABPH will communicate with its customers, suppliers, employees and franchisees contemporaneously with the initial public announcement of the transactions contemplated by this Agreement and Buyer hereby consents to such communications.



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
           Section 7.04   H-S-R ACT.

           The Seller and Buyer shall use their best efforts to file as soon as practicable any notifications required under the H-S-R Act (and not heretofore obtained) in connection with the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other governmental authority in connection with antitrust matters.

           Section 7.05   POST-CLOSING RESTRICTIVE COVENANTS.

           (a) During the twenty-four (24) month period following the Closing Date, neither ABPH nor any of its Affiliates shall open, and shall not permit any of its franchisees to open, within the continental United States, more than sixty (60) bakery/cafes. Such sixty (60) store limit shall be exclusive of: (1) stores opened anywhere outside of the continental United States; (2) stores opened in "Trade Channel Locations" (as that term hereinafter is defined); and (3) stores located within the corporate limits of each of the following cities and counties: City of Boston; City of Cambridge, Massachusetts; New York City; the District of Columbia; City of Chicago; City of Pittsburgh; City of Philadelphia; and Dade County, Florida. As used herein, the term "TRADE CHANNEL LOCATIONS" shall mean hospitals; hotels; on-campus universities; airport, bus and railroad terminals; gasoline stations; and sports arenas.

           (b) During the eighteen (18) month period following the Closing Date, ABPH shall not engage in or be the subject of any transaction or series of transactions resulting in a "Change of Control" (including, but not limited to, a Change of Control resulting from one or more sales of assets and/or capital stock, the franchising and/or licensing of the business concept and ancillary intellectual property rights, or otherwise). As used herein the term "CHANGE OF CONTROL" shall mean any transaction or series of transactions in which as a result (a) ABPH or a substantial portion of its business, directly or indirectly, through one or more intermediaries, is controlled by (whether by a sale of assets or capital stock, franchise agreement, joint venture or otherwise), any Person in the food service and/or bakery/cafe business with at least 300 owned and/or franchised units, or its Affiliate, other than BRS; or
(b) ABPH or a substantial portion of its business, together with any Person in the retail food service and/or bakery/cafe business with at least 300 owned and/or franchised units, or its Affiliate, is under common control (whether by a sale of assets or capital stock, franchise agreement, joint venture or otherwise) by BRS; or (c) ABPH ceases to own substantially all of the assets used or useful in the ownership and operation of the principal business concept utilized by ABPH. The foregoing notwithstanding, nothing contained herein shall restrict in any way Buyer or any of its Affiliates from purchasing or acquiring any interest in any business: (1) which does not own or operate or franchise any bakery/cafe, restaurant or food service business in which the retail sale of baked goods (meaning breads, muffins, bagels, cookies and other baked sweet goods, but excluding pizza dough) and coffee constitutes less than twenty-five percent (25%) of the sales of such business, without regard to the number of units owned and/or franchised by such business; or (2) in which more than fifty percent (50%) of its sales consist of bagels, without regard to the number of units owned and/or franchised by such business.

           (c) Without limiting the provisions of Sections 9.01 and 11.04, the restrictions set forth in this Section 7.05 shall survive the Closing and shall be binding upon any and all successors and assigns of Buyer.

           Section 7.06   BUYER EMPLOYEE COVENANTS.

           (a) Buyer shall offer employment to a sufficient number of Seller's employees so that Seller shall have no duties or obligations under the WARN Act or any comparable statute under Applicable Law.



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
           (b)   If ABPH does not employ all of Seller's Employees listed on
SCHEDULE 3.19 immediately upon consummation of the Closing and Seller thereafter terminates such Employees who are not so employed by ABPH within six (6) months following the Closing and makes a severance payment to such Employee pursuant to the terms of an employment or severance agreement in effect as of the date hereof and disclosed herein, then Buyer shall reimburse Seller the full amount of any such severance payment in the event that ABPH or any of its Affiliates subsequently employs such Employee in connection with the Business within one
(1) year after the Closing; provided, however, that nothing contained herein shall impose upon Buyer any obligation in respect of any so-called "stay bonuses" (that is, any bonuses guaranteed for any employee based solely on their continued employment with Seller through a date certain) granted by Seller to any of its employees, and; provided, further, that Seller shall pay such "stay bonuses" to any of its employees who may earn them.

           (c) At the Closing, ABPH and Louis I. Kane shall enter into a Severance and Benefits Letter Agreement in the form attached hereto as
EXHIBIT 7.06.

           Section 7.07   SELLER EMPLOYEE COVENANT.

           Seller will be responsible for managing the administration of continuation coverage ("COBRA" coverage) of eligible employees who leave the employ of the Seller prior to or on the Closing Date.

           Section 7.08   TRANSITION SERVICES AGREEMENT.

           At the Closing, Seller, ABPH and Saint Louis Bread Company, Inc. shall enter into a Transition Services Agreement in the form attached hereto as
EXHIBIT 7.08.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

           Section 8.01   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

           The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or waiver) of the following conditions:

           (a) Any applicable waiting period (or extensions thereof) under the H-S-R Act relating to the transactions contemplated by this Agreement shall have expired without any adverse action having been taken by the Federal Trade Commission or the U.S. Department of Justice (or Buyer and Seller shall have received notice of early termination);

           (b) No temporary restraining order, preliminary or permanent injunction, or other order by any federal or state court of competent jurisdiction in the United States restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect (each party agreeing to use its reasonable commercial efforts to have any such restraining order, injunction or other order lifted);

           (c) All consents or actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the transactions contemplated hereby shall have been taken or obtained other than those which would not cause or have a material adverse effect on the Seller or Buyer;

           (d) The Restructuring transactions contemplated by Section 5.06 (including the execution and delivery of the Contribution Agreement) shall have been completed; and



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
           (e) The total amount of the Lease Fee Adjustments and the Lease Loss Adjustments shall not exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) in the aggregate.

           Section 8.02   CONDITIONS TO OBLIGATIONS OF THE SELLER.

           In addition to the conditions set forth in Section 8.01, the obligations of the Seller to consummate the Closing are subject to the satisfaction (or waiver) by Seller of the following further conditions:

           (a) Buyer and BRS shall each have performed in all material respects all of its obligations under the Transaction Documents required to be performed by it on or prior to the Closing Date;

           (b) The representations and warranties of Buyer and BRS contained in the Transaction Documents (except for representations and warranties that by their terms speak expressly as of a specific date) shall be true and accurate at and as of the Closing Date, as if made at and as of such date and the Seller shall have received a certificate signed by an executive officer of each of Buyer and BRS to the foregoing effect;

           (c) Seller shall have received from Buyer's and BRS's counsel, an opinion dated the Closing Date in form and substance reasonably acceptable to Seller;

           (d) A majority-in-voting-interest of the Shareholders of Seller shall have duly approved all transactions contemplated hereby;

           (e) The Board of Directors of Seller shall have received a fairness opinion to the effect that the transactions contemplated by this Agreement are fair, from a financial perspective, to the Shareholders of Seller, from a Person and in form and content reasonably satisfactory to the Board of Directors of Seller;

           (f) Seller or ABPH, as the case may be, shall have obtained all consents or approvals of third parties (except for the consents or approvals of landlords for the bakery/cafe stores of the Au Bon Pain Division) or Governmental Authorities required for the consummation of the transactions contemplated by this Agreement, including those described in SCHEDULE 5.06;

           (g) Buyer shall have executed and delivered to Seller an ABP Restriction Agreement substantially in the form attached hereto as SCHEDULE 8.02(g);

           (h) Seller shall have received a certificate of a duly authorized officer of Buyer to the effect set forth on SCHEDULE 8.02(h);

           (i) Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer to the effect set forth on SCHEDULE 8.02(i);

           (j) Seller shall have received a corporate good standing certificate concerning Buyer from the Secretary of State of Delaware; and

           (k) Buyer shall have executed and delivered to Seller all other agreements, instruments and documents contemplated in connection with the transactions described herein or in any other agreement, instrument or document executed and/or delivered in connection herewith.

           Section 8.03   CONDITIONS TO OBLIGATION OF BUYER.

           In addition to the conditions set forth in Section 8.01, the obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) of the following further conditions:



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
           (a) Seller and ABPH shall have performed in all material respects all of their respective obligations under the Transaction Documents required to be performed by them at or prior to the Closing Date;

           (b) The representations and warranties of the Seller contained in the Transaction Documents (except for representations and warranties that by their terms speak expressly as of a specific date) shall be true and accurate at and as of the Closing Date, as if made at and as of such date and Buyer shall have received certificates signed by an executive officer of Seller to the foregoing effect;

           (c) There shall have been no material adverse change since July 11, 1998 in the Business, assets, condition (financial or otherwise), operating results, customers, supplier and employer relations, or business prospects of the Au Bon Pain Division or ABPH taken as a whole;

           (e) Buyer shall have received the cash proceeds of the financings described in the commitment letters attached hereto as SCHEDULE 4.07;

           (f)   ABPH shall have no obligations with respect to Funded Debt;

           (g) Seller or ABPH, as the case may be, shall have obtained all consents or approvals of third parties (except for the consents or approvals of landlords for the bakery/cafe stores of the Au Bon Pain Division) or Governmental Authorities required for the consummation of the transactions contemplated by this Agreement, including the transactions contemplated by the Contribution Agreement to be entered into pursuant to Section 5.06;

           (h) Buyer shall have received an opinion of Gadsby & Hannah LLP, Seller's counsel, dated the Closing Date in form and substance reasonably acceptable to Buyer;

           (i) Buyer shall have received a certificate of a Co-Chairman of Seller to the effect set forth on SCHEDULE 8.03(i);

           (j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each of Seller and ABPH to the effect set forth on
SCHEDULE 8.03(j);

           (k) Buyer shall have received a corporate good standing certificate concerning Seller and ABPH from the Secretary of State of Delaware;

           (l) Seller shall have caused all officers and directors of ABPH to tender their resignations from their elected offices (but not as employees), effective as of the Closing Date;

           (m) Seller shall have delivered to Buyer one or more stock certificates representing one hundred percent of the issued and outstanding capital stock of each of ABPH, together with: (1) stock powers duly executed in blank; and (2) all corporate records of ABPH, including without limitation, all minute books, stock ledgers and corporate seals;

           (n) Seller shall have executed and delivered to Buyer all other agreements, instruments and documents contemplated in connection with the transactions described herein or in any other agreement, instrument or document executed and/or delivered in connection herewith; and

           (o) Seller shall have, as of the Closing Date, waived all rights and claims held by it against ABPH, except for any such rights and claims arising under or in connection with any of the Transaction Documents and the transactions contemplated thereby.



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                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

           Section 9.01   SURVIVAL.

           Except as otherwise specifically provided in this Agreement, each of the covenants, agreements, representations and warranties of the parties contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing for a period of three (3) months following the completion of the first full audit cycle of the Buyer following the Closing Date; provided, however, that the representations and warranties set forth in: (a) Sections 3.01, 3.02, 3.03 and 3.18 shall survive forever; (b)
Section 3.11 shall survive until thirty (30) days after the expiration of the statute of limitations provided by Applicable Law (or extensions or waivers thereof); and (c) Section 3.22 shall survive for thirty-six (36) months following the Closing Date.

           Section 9.02   INDEMNIFICATION.

           Subject to Section 9.01:

           (a) Indemnification of Buyer by the Seller. Seller hereby indemnifies Buyer and, with respect to any representation, warranty, covenant or agreement made or to be performed prior to or at the Closing, ABPH against and agrees to defend and hold Buyer and ABPH harmless from any and all Damages incurred or suffered by Buyer or ABPH or their respective Affiliates, directors, officers or shareholders arising out of any breach of any representation, warranty, covenant or agreement made or to be performed by the Seller pursuant to any of the Transaction Documents.

           (b) Indemnification of the Seller by Buyer. Buyer and, with respect to any representation, warranty, covenant or agreement made or to be performed after the Closing, ABPH hereby indemnifies Seller and its Affiliates against and agrees to defend and hold Seller and its Affiliates harmless from any and all Damages incurred or suffered by Seller and/or any of its Affiliates arising out of any breach of any representation, warranty, covenant or agreement made or to be performed by Buyer pursuant to any of the Transaction Documents. In addition, Buyer and ABPH shall indemnify, defend and hold harmless Seller as provided for in the Contribution Agreement, the ABP Restriction Agreement, or in any other agreement or instrument executed and delivered by Buyer to Seller and/or any Affiliate in connection with the transactions contemplated herein.

           (c) In the absence of fraud, the indemnification rights set forth in this Section 9 shall be the exclusive remedy available to any party hereto for breach, by any other party to this Agreement, of any representation, warranty, covenant or agreement herein contained.

           Section 9.03   PROCEDURES.

           Except as otherwise provided in Section 9.05:

           (a) Notice. If Buyer or ABPH shall seek indemnification pursuant to Section 9.02(a) or if Seller or its Affiliates shall seek indemnification pursuant to Section 9.02(b), such Person seeking indemnification (the "INDEMNIFIED PARTY") shall give written notice to the party from whom such indemnification is sought (the "INDEMNIFYING PARTY") promptly (but in any event within ten (10) days) after the Indemnified Party becomes aware of the facts giving rise to such claim for indemnification (an "INDEMNIFIED CLAIM") stating the amount of the Damages, if known, and the method of computation thereof. The failure of an Indemnified Party to provide notice pursuant to this Section 9.03 shall not constitute a waiver of that party's claims to indemnification pursuant to Section 9.02 except to the extent of material prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or



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proceeding brought by a Person that is not a party hereto (a "THIRD PARTY
CLAIM") any such notice to the Indemnifying Party shall be accompanied by a copy of any and all papers theretofore served on the Indemnified Party in connection with such Third Party Claim. With respect to any Third Party Claim asserted or brought prior to the Closing Date, notice of such Third Party Claim shall be deemed to have been delivered on the Closing Date.

           (b)   Defense and Settlement of Third Party Claims.

                 (i) Assumption of Defense by Indemnifying Party. Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to
Section 9.03(a), the Indemnifying Party shall, subject to the provisions of
Section 9.03(b)(ii), (iii) and (iv), assume the defense and control of such Third Party Claim by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense; provided that such participation shall not constitute a shared defense as described in Section 9.03(b)(iv). The Indemnifying Party shall select counsel, independent contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement thereof; and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, the Indemnifying Party shall at all times act as if all Damages relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

                 (ii) Continuing Notice of Certain Claims. The Indemnifying Party shall give prompt and continuing notice to the Indemnified Party of any Third Party Claims that may: (1) result in the assertion of criminal liability on the part of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents; (2) adversely affect the ability of the Indemnified Party to do business in any jurisdiction or in any manner or with any customer; (3) materially affect the reputation of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents; or (4) involves a request for equitable or injunctive relief.

                 (iii)  Settlement of Claims. Subject to the provisions of
Section 9.03(b)(iv), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, in each case without the consent of any Indemnified Party; provided, that the settlement involves monetary damages only and the Indemnifying Party
(1) shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (2) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business; and (3) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party.

                 (iv) Shared Defense. Each party may elect to share the defense of a Third Party Claim the defense of which has been assumed by the other party pursuant to Section 9.03(b)(ii). In that event, the Indemnified Party shall so notify the Indemnifying Party in writing. Thereafter, the Indemnifying Party and the Indemnified Party shall participate on an equal basis in the defense, management and control of any such claim. The Indemnifying Party and the Indemnified Party shall select mutually satisfactory counsel, independent contractors and consultants to conduct the defense or settlement thereof (the costs and expenses of which shall be shared equally by the Indemnifying Party and the Indemnified Party), and shall at all times diligently and promptly pursue the resolution thereof.

           (c) Dispute Resolution. If the Indemnifying Party and the Indemnified Party are unable to agree with respect to a procedural matter arising under Section 9.03(b)(iv), the Indemnifying Party and the Indemnified Party shall, within twenty (20) days after notice of disagreement given by either party, agree upon a third-party arbitrator or referee ("REFEREE"), who shall be an attorney and who shall have the authority to review and resolve the disputed matter. The parties shall present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Referee and shall cause the Referee promptly to review any facts, law or arguments either the Indemnifying Party or the Indemnified Party may present. The Referee shall be retained to resolve specific differences between the parties within the range of such differences. Either party may request that all oral arguments presented to the Referee by either party be in each other's presence. The decision of the Referee shall be final and binding unless both the Indemnifying Party and the Indemnified Party agree otherwise in writing. The parties shall share equally all costs and fees of the Referee.

           (d) In the event that the Indemnifying Party fails to assume or continue the defense and control of any Third Party Claim:

                 (i) the Indemnified Party may, in replacement of the Indemnifying Party, assume the defense and control of such Third Party Claim, select counsel, independent contractors and consultants of recognized standing and competence, and take any other steps necessary in the defense or settlement thereof, and, for so long as the Indemnified Party is in control of such Third Party Claim, the provisions of Section 9.03(b)(i) otherwise applicable to the Indemnified Party shall apply to the Indemnifying Party and the provisions of
Section 9.03(b)(i) otherwise applicable to the Indemnifying Party shall apply to the Indemnified Party; and

                 (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as provided in Section 9.02.

           (e) All amounts paid under this Section 9 shall be treated as an adjustment to the Purchase Price.

           Section 9.04   DEDUCTIBLE AMOUNT.

           (a) The Buyer Indemnified Parties shall not be entitled to seek indemnification for any breach of any representation or warranty pursuant to
Section 9.02(a) until the aggregate amount of the Damages actually paid by the Buyer Indemnified Parties exceeds One Million Dollars ($1,000,000) (the "DEDUCTIBLE AMOUNT"). In the event that the Deductible Amount is exceeded, the Buyer Indemnified Parties shall be entitled to seek indemnification only to the extent of Damages incurred in excess of the Deductible Amount. Notwithstanding the foregoing, any Buyer Indemnified Party shall be entitled to indemnification without regard to the Deductible Amount if the claim for such indemnification arises from a breach of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.14 or 3.18.

           (b) The Seller and its Affiliates shall not be entitled to seek indemnification until the aggregate amount of Damages actually paid by the Seller and/or its Affiliates exceeds the Deductible Amount. In the event that the Deductible Amount is exceeded, the Seller and its Affiliates shall be entitled to seek indemnification only to the extent of Damages incurred in excess of the Deductible Amount. Notwithstanding the foregoing, any Seller Indemnified Party shall be entitled to indemnification without regard to the Deductible Amount if the claim for such indemnification arises under Section
4.06 or pursuant to any agreement or instrument described in the second sentence of Section 9.02(b).

           Section 9.05   TAX MATTERS.

           (a) TAX SHARING AGREEMENTS. Any agreement regarding the sharing of Tax or similar agreement between Seller and ABPH shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year). All other Tax sharing agreements or similar agreements with respect to or involving ABPH shall be terminated as of the Closing Date. After the Closing Date, ABPH shall not be bound or have any Liability under any Tax sharing agreements or similar agreements.

           (b)   INCOME TAX TREATMENT OF CAPITAL CONTRIBUTION TO ABPH AND
THE SALE OF ITS CAPITAL STOCK. Buyer and Seller agree that the Restructuring and subsequent sale of the capital stock of ABPH to Buyer shall not be treated as a transaction described in Section 351 of the Tax Code, and shall for federal and state income Tax purposes be treated as a sale of the assets transferred by Seller to ABPH in the Restructuring from Seller to Buyer.

           (c)   SECTION 338(h)(10) ELECTION. Seller will join with the
Buyer in making a timely election under Section 338(h)(10) of the Tax Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale of the ABPH Common Stock hereunder. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election. Seller will also pay any state, local, or foreign Tax (and indemnify Buyer, ABPH, and Buyer's Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the ABPH Common Stock hereunder.

           (d) ALLOCATION OF PURCHASE PRICE. Buyer and Seller will allocate the Purchase Price and the liabilities of ABPH (plus other relevant items) to the assets of ABPH for all purposes (including Tax and financial accounting purposes) in a reasonable manner mutually agreed upon between them which is consistent with the fair market values of such assets. Buyer, ABPH and Seller will file all Returns (including amended Returns and claims for refund) and information reports in a manner consistent with such values. Neither Buyer nor Seller nor ABPH shall file any Return or take any position with any taxing agency or authority which is inconsistent with such mutually agreed upon allocation, except to the extent required by a Governmental Authority in a determination binding upon either such party unless such party provides reasonable written notice and opportunity to the other party at such party's sole expense to contest and appeal such determination on behalf of both parties and such determination nevertheless becomes final.

           (e) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Seller shall prepare or cause to be prepared and file or cause to be filed all Returns for ABPH for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall pay any Tax shown as owing on such Return to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Closing Date Balance Sheet.

           (f)   FEDERAL RETURNS FOR PERIODS THROUGH THE CLOSING DATE.
Seller will include the income of ABPH (including any deferred income triggered into income by U.S. Treasury Regulation Section 1.1502-13 and Reg. ss. 1.1502-14 and any excess loss accounts taken into income under U.S. Treasury Regulation
Section 1.1502-19) on the Seller's consolidated federal income Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. ABPH will furnish Tax information to Seller for inclusion in Seller's federal consolidated income Return for the period which includes the Closing Date in accordance with ABPH's past custom and practice. Seller will allow the Buyer an opportunity to review and comment after the Closing upon such Returns (including any amended Returns) to the extent that they relate to ABPH. Seller will take no position on such Returns that relate to ABPH that would adversely affect ABPH after the Closing Date unless such position would be reasonable in the case of a Person that owned ABPH both before and after the Closing Date. The income of ABPH will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of ABPH as of the end of the Closing Date.

           (g)   TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING
DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Returns of ABPH for Tax periods which begin before and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Closing Date Balance Sheet. For purposes of this Section

9.05, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of ABPH.

           (h)   COOPERATION ON TAX MATTERS.

                 (i) Buyer, ABPH and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 9.05 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ABPH and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to ABPH relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to use reasonable efforts to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, ABPH or Seller, or the case may be, shall allow the other party to take possession of such books and records.

                 (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                 (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                                    ARTICLE X

                                   TERMINATION

           Section 10.01    TERMINATION.

           The Transaction Documents may be terminated at any time prior to the
Closing:

           (a)   by mutual written agreement of Buyer and Seller;

           (b) by either Buyer or Seller if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having jurisdiction;

           (c) by Buyer or Seller if the Closing shall not have been consummated on or before the one hundred eightieth (180th) day following the date of this Agreement; provided, however, that neither Buyer nor Seller may terminate the Transaction Documents pursuant to this clause (c) if the Closing shall not have been consummated by such date by reason of any inaccuracy of any representation and warranty on the part of such party or the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in the Transaction Documents; and

           (d) by Seller if, after receipt of a proposal for an "Alternative Transaction" (as hereinafter defined), the Board of Directors of Seller shall have withdrawn or modified its recommendation of consummating the transactions contemplated by this Agreement. Any provision of the Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prevent the Seller or its Board of Directors, from (i) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited proposal or offer by such Person for a merger, consoli-dation, business combination, sale or transfer of substantial assets or shares of capital stock (whether by tender offer or otherwise) involving Seller or ABPH (each, an "ALTERNATIVE TRANSACTION") or recommending an Alternative Transaction to its stockholders, if and only to the extent that the Board of Directors of the Seller determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; or (ii) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a proposal by any Person to acquire the Seller.

Any party desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other parties to this Agreement. Any provision of this Agreement to the contrary notwithstanding, in the event of a second request by a Governmental Authority under the H-S-R Act, the term of this Agreement shall extend through the fifth (5th) Business Day after final determination under the H-S-R Act and no party shall be entitled to terminate this Agreement as a result of not having received clearance under the H-S-R Act prior to the final determination under the H-S-R Act.

           Section 10.02   EFFECT OF TERMINATION.

           (a) Except as provided in Section 10.02(b)-(c), if this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any Affiliate, shareholder, director, officer, employee, attorney, agent, consultant or representative of such party) to any other party to this Agreement; provided, however, that if the transactions contemplated by this Agreement fail to close as a result of a breach of any Transaction Document by Buyer or Seller, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of all such breaches.

           (b) If Seller terminates this Agreement pursuant to Section 10.01(d), Seller shall thereupon pay to Buyer a termination fee of Two Million Five Hundred Thousand Dollars ($2,500,000). The payment of such termination fee shall be the sole and exclusive remedy of Buyer and its Affiliates against Seller and any of its Affiliates with respect to the circumstances giving rise to such payment.

           (c) If this Agreement is terminated either: (i) by Buyer or Seller as a result of the inability to satisfy the condition to Closing set forth in Section 8.01(e) (relating to the total amount of the Lease Fee Adjustments and the Lease Loss Adjustments); or (ii) by Buyer if there occurs a material breach by Seller in any term, condition, covenant, representation or warranty contained in any of the Transaction Documents, then Seller shall reimburse Buyer for its out-of-pocket expenses actually incurred and paid in connection with the transactions contemplated by this Agreement up to $500,000.



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
                                   ARTICLE XI

                                  MISCELLANEOUS

           Section 11.01   NOTICES.

           All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, by telecopy, registered or certified mail or overnight delivery service:

                 if to ABPH after the Closing or, to Buyer :

                    c/o Bruckmann, Rosser, Sherrill & Co., Inc.
                    156 E. 56th Street
                    New York, New York 10022
                    Attention: Stephen Edwards
                    Telecopy: (212) 521-3799


                 with a copy to:

                    Kirkland & Ellis
                    Citicorp Center
                    153 E. 53rd Street
                    New York, New York 10022-4675
                    Attention: Adrian J. van Schie, Esq.
                    Telephone: (212) 446-4882
                    Telecopy:  (212) 446-4900

                 if to ABPH prior to the Closing or, to the Seller

                    Au Bon Pain Co., Inc.
                    19 Fid Kennedy Avenue
                    Boston, Massachusetts
                    Attention: Mr. Ronald M. Shaich
                    Telephone: (617) 423-2100
                    Telecopy:  (617) 451-8780

                 with a copy to:

                    Gadsby & Hannah LLP
                    225 Franklin Street
                    Boston, Massachusetts  02110-2811
                    Attention: Walter D. Wekstein, Esq.
                               Lawrence R. Katz, Esq.
                    Telephone: (617) 345-7000
                    Telecopy:  (617) 345-7050

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 11.01.

           Section 11.02   AMENDMENTS; WAIVERS.

           (a) Any provision of the Transaction Documents may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

           (b) No failure or delay by any party in exercising any right, power or privilege under any Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, unless otherwise expressly provided herein.

           Section 11.03   EXPENSES.

           Except as otherwise provided in the Transaction Documents (including
Section 10.02(b) and Section 6.01), all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense. Seller shall not allocate any of its fees or expenses for the transactions contemplated by this Agreement, including without limitation, fees and expenses of counsel and brokers, to ABPH.

           Section 11.04   SUCCESSORS AND ASSIGNS.

           The provisions of the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its right or obligations under this Agreement without the consent of Buyer (in the case of Seller and, prior to the Closing, ABPH) and Seller (in the case of Buyer and, after the Closing, ABPH); provided, however, that each of Seller and Buyer shall be permitted to collaterally assign its respective rights hereunder and under the Transaction Documents to any institutional lender to whom Seller or Buyer (as the case may be) is indebted for borrowed money.

           Section 11.05   CONSTRUCTION.

           As used in the Transaction Documents, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of the Transaction Documents, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of the Transaction Documents.

           Section 11.06   ENTIRE AGREEMENT.

           (a) The Transaction Documents and any other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof.

           (b) Except as expressly provided herein or in any other Transaction Document, no Transaction Document or any provision thereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

           Section 11.07   GOVERNING LAW.

           This Agreement shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts (without regard to the choice of law provisions thereof).

           Section 11.08   COUNTERPARTS; EFFECTIVENESS.

           This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

           Section 11.09   JURISDICTION.

           Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated by this Agreement shall be brought in either the state or federal courts of The Commonwealth of Massachusetts, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without The Commonwealth of Massachusetts. Without limiting the foregoing, each of the parties agree that service of process upon such party at the address referred to in Section 11.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH OF SELLER, ABPH AND BUYER, TO THE EXTENT ENTITLED UNDER APPLICABLE LAW, IRREVOCABLY WAIVES ANY PRESENT OR FUTURE RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY CASE OR CONTROVERSY IN WHICH IT IS OR BECOMES A PARTY (WHETHER INITIATED BY OR AGAINST IT OR WHETHER IT IS JOINED AS PARTY THERETO), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

           Section 11.10   SPECIFIC PERFORMANCE.

           The parties hereto agree that if for any reason any party shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

           Section 11.11   CAPTIONS.

           The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.



          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

           IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed, individually or by their respective authorized officers, on the day and year first above written.

WITNESS:                                   BUYER:

                                           ABP CORPORATION


/s/ Adrian J. van Schie                    By /s/ Stephen F. Edwards
--------------------------                    -------------------------------
Adrian J. van Schie                            Name: Stephen F. Edwards
                                               Title: President


                                           SELLER:

                                           AU BON PAIN CO., INC.


/s/ Anthony J. Carroll                     By /s/ Ronald M. Shaich
--------------------------                    -------------------------------
Anthony J. Carroll                            Name: Ronald M. Shaich
                                              Title: Co-Chairman and
                                                     Chief Executive Officer


                                           ABPH:

                                           ABP HOLDINGS, INC.


/s/ Anthony J. Carroll                     By /s/ Ronald M. Shaich
--------------------------                    -------------------------------
Anthony J. Carroll                            Name: Ronald M. Shaich
                                              Title: President

                                                                  EXECUTION COPY

                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

           This AMENDMENT TO STOCK PURCHASE AGREEMENT (together with the Schedules and Attachments hereto, this "AMENDMENT") is made as of the 28th day of October, 1998, by and among AU BON PAIN CO., INC., a Delaware corporation ("SELLER"); ABP HOLDINGS, INC., a Delaware corporation ("ABPH") and ABP CORPORATION, a Delaware corporation ("BUYER").

                              W I T N E S S E T H:

           WHEREAS, Seller, ABPH and Buyer entered into a Stock Purchase Agreement dated August 12, 1998 (together with the Schedules and Attachments thereto, and as amended hereby, the "AGREEMENT"), pursuant to which, among other things, Seller agreed: (1) to transfer to its wholly-owned subsidiary ABPH substantially all of the operating assets, store leases, contracts and liabilities associated with its Au Bon Pain Division pursuant to a Contribution Agreement to be entered into in the form attached to the Agreement as EXHIBIT 5.06; and (2) to sell and convey to Buyer all of Seller's capital stock of APBH, all upon and subject to the terms and conditions of the Agreement; and

           WHEREAS, Seller, ABPH and Buyer desire to amend the Agreement in certain respects as provided in this Amendment; and

           WHEREAS, unless otherwise expressly defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in the Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

           1.    PURCHASE PRICE.

           Section 2.01 of the Agreement is amended by deleting the text therefrom in its entirety and substituting therefor the following:

           "Section 2.02   FORM AND PAYMENT OF PURCHASE PRICE.

                 Subject to adjustment as herein provided, the Purchase Price shall be SEVENTY-THREE MILLION DOLLARS ($73,000,000). At the Closing, Buyer shall pay to Seller the Purchase Price, as adjusted by the estimated amounts provided pursuant to Section 2.03(c) plus any amounts due pursuant to Section 2.05(a), by wire transfer of immediately available funds, to the account or accounts which are designated in writing by the Seller and delivered to Buyer at least two (2) Business Days prior to Closing."

           2.    CONTRIBUTION AGREEMENT.

           (a) Section 5.06 of the Agreement is amended by deleting the text therefrom in its entirety and substituting therefor the following:

           "SECTION 5.06   TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

                 (a) Immediately prior to the Closing, the following transactions shall take place in the order set forth below:

                 (1) Seller shall transfer and assign or sublease to ABPH (for no additional consideration from Buyer) all of Seller's right, title and interest in and to the assets (including Intellectual Property), contracts, leases and agreements including, without limitation, all development agreements and individual franchise agreements (foreign and domestic) and ABPH shall assume certain liabilities, in each case relating to the Au Bon Pain Division, (but specifically excluding all leasehold improvements, machinery and equipment, signs, furniture and fixtures, transportation equipment and other fixed tangible equipment) pursuant to a Non-Fixed Asset Contribution Agreement to be entered into in the form attached hereto as RESTATED EXHIBIT 5.06A on terms which include all authorizations and consents which are necessary to permit the sale of the ABPH Common Stock to Buyer; provided, however, that Seller shall not assign or sublease to ABPH any store lease or other contract for which it fails or is unable to obtain a consent required under or in connection with such lease as a condition to such assignment or sublease or to the sale of the ABPH Common Stock to Buyer as contemplated herein.

                 (2) Seller shall transfer and assign (for no additional consideration from Buyer) to a Delaware corporation to be formed by Seller ("ABP NEWCO") all of Seller's right, title and interest in and to all leasehold improvements, machinery and equipment, signs, furniture and fixtures, transportation equipment and other fixed tangible equipment relating to the Au Bon Pain Division pursuant to a Fixed Asset Contribution Agreement to be entered into in the form attached hereto as RESTATED EXHIBIT 5.06B.

                 (3) ABP Newco shall merge with and into ABPH, with ABPH being the surviving corporation, in accordance with the Delaware General Corporation Law and the terms of an Agreement and Plan of Merger to be executed by ABP Newco and ABPH prior to the Closing in form and substance reasonably acceptable to each of Buyer and Seller, such merger to become effective prior to the Closing upon the filing of a Certificate of Merger with the Secretary of State of Delaware.

                 (4) The Non-Fixed Asset Contribution Agreement and the Fixed Asset Contribution Agreement shall be referred to herein collectively as the "Contribution Agreement". The transactions contemplated by the Non-Fixed Asset Contribution Agreement and the Fixed Asset Contribution Agreement shall be referred to herein as the "RESTRUCTURING".

                 (b) From the date of its formation through the Closing Date, ABP Newco will engage in no business activity other than the Restructuring."

           (b) Section 1.01 of the Agreement is amended by inserting a new subsection (d) at the end of such section as follows:

                 "(d)   Any reference in the Agreement to the Contribution
                 Agreement shall be deemed to be a reference to both the Non-Fixed Asset Contribution Agreement and the Fixed Asset Property Contribution Agreement. Any reference in this Agreement to "this Agreement" shall mean the Agreement as amended by the Amendment dated October 28, 1998."

           (c) Section 3.24 of the Agreement is amended by deleting the last sentence therefrom and substituting therefor the following:

                 "At or prior to the Closing, all such owned and leased assets, except as otherwise expressly provided in this Agreement, shall be transferred to ABP Newco and ABPH in connection with the Restructuring contemplated by Section 5.06 free and clear of all Encumbrances, except to the extent otherwise disclosed on
                 SCHEDULE 3.24. From the date of its formation through the Closing Date, ABP Newco will engage in no business activity other than the Restructuring contemplated by Section 5.06."

           3.    NET WORTH ADJUSTMENT.

           (a) Section 2.03(f) of the Agreement is amended by deleting the text therefrom in its entirety and substituting therefor the following:

                 "(f)   The term "NET WORTH ADJUSTMENT" shall mean the amount,
           if any, by which the difference between: (1) the "Consolidated Assets" (as hereinafter defined) minus net plant, property and equipment, minus (2) "Consolidated Liabilities" (as hereinafter defined) of ABPH, on a consolidated basis as of the Closing Date (after giving effect to the Restructuring), exceeds or is less than the difference between: (1) the Consolidated Assets minus net plant, property and equipment, minus (2) Consolidated Liabilities of the Au Bon Pain Division, on a consolidated basis as of April 18, 1998. If the Net Worth Adjustment is positive (up to Three Million Dollars ($3,000,000)), it shall be added to the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to Section 2.02. If the Net Worth Adjustment is negative, it shall be deducted from the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to
           Section 2.02. As used herein the terms: (1) "CONSOLIDATED ASSETS" shall mean the sum of cash, accounts receivable, inventories, prepaid expenses and plant, property and equipment and "Other Assets", but such term shall exclude the $431,000 note receivable from Northern Bakers, Inc. created in connection with the transfer of the bakery/cafe known as "Big D" from Seller to Northern Bakers, Inc.; and (2) "CONSOLIDATED LIABILITIES" shall mean the sum of accounts payable, accrued expenses and minority interests, in each case calculated in accordance with GAAP applied consistently with the ABP Division Financial Statements."."

           4.    TRANSITION SERVICES AGREEMENT.

           The form of Transition Services Agreement to be entered into at the Closing in the form attached to the Agreement as EXHIBIT 7.06 is amended by deleting such exhibit in its entirety and substituting therefor the form of agreement attached hereto as RESTATED EXHIBIT 7.06.

           5.    REPRESENTATIONS AND WARRANTIES.

           (a) SCHEDULE 3.10 of the Agreement is amended by adding to such schedule SUPPLEMENTAL SCHEDULE 3.10 attached hereto.

           (b) SCHEDULE 3.21 of the Agreement is amended by adding to such schedule SUPPLEMENTAL SCHEDULE 3.21 attached hereto.

           6.    CONDITIONS TO OBLIGATIONS OF BUYER.

           Section 8.03(c) of the Agreement is amended by deleting therefrom the phrase "July 11, 1998" and substituting therefor the phrase "October 3, 1998".

           7.    REAFFIRMATION AND CONFIRMATION OF AGREEMENT.

           Except as otherwise set forth in this Amendment, the Agreement is ratified and confirmed in all respects.

           IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed, individually or by their respective authorized officers, on the day and year first above written.


WITNESS:                                   BUYER:

                                           ABP CORPORATION


/s/ Adrian J. van Schie                    By /s/ Stephen F. Edwards
--------------------------                    -------------------------------
Adrian J. van Schie                            Name: Stephen F. Edwards
                                               Title: President


                                           SELLER:

                                           AU BON PAIN CO., INC.


/s/ Anthony J. Carroll                     By /s/ Ronald M. Shaich
--------------------------                    -------------------------------
Anthony J. Carroll                            Name: Ronald M. Shaich
                                              Title: Co-Chairman and
                                                     Chief Executive Officer


                                           ABPH:

                                           ABP HOLDINGS, INC.


/s/ Anthony J. Carroll                     By /s/ Louis I. Kane
--------------------------                    -------------------------------
Anthony J. Carroll                            Name: Louis I. Kane
                                              Title: President

                                                                         ANNEX B

                      ------------------------------------
                        NATIONSBANC MONTGOMERY SECURITIES
                      ------------------------------------

October 28, 1998

Board of Directors
Au Bon Pain Co., Inc.
19 Fid Kennedy Avenue
Boston, Massachusetts  02210


Gentlemen and Ladies:

           We understand that ABP Corporation, a Delaware corporation ("Buyer"), Au Bon Pain Co., Inc., a Delaware corporation ("Seller"), and ABP Holdings, Inc., a Delaware corporation ("ABPH"), have entered into a Stock Purchase Agreement dated August 12, 1998, as amended on October 28, 1998 (the "Purchase Agreement"), pursuant to which Buyer will pay to Seller $73,000,000 in cash, subject to certain adjustments set forth in Section 2.03 of the Purchase Agreement (the "Consideration"), for all the issued and outstanding capital stock of ABPH (the "Transaction"). We understand that prior to the completion of the Transaction, ABPH will own all the assets and will have assumed all the liabilities of Seller's Au Bon Pain division, and our analyses referred to herein were performed on a pro forma basis assuming the assets, liabilities, businesses, financial condition, results of operations and prospects of ABPH were the same as those of Seller's Au Bon Pain division. The terms and conditions of the Transaction as we understand them are set forth in more detail in the Purchase Agreement.

           We previously delivered to you an opinion dated August 12, 1998 (the "Prior Letter") which stated, subject to the limitations and conditions contained therein, our opinion as investment bankers that the consideration to be received by Seller pursuant to the Transaction (as it was then contemplated, prior to the amendment (the "Amendment") dated October 28, 1998) was fair to Seller from a financial point of view, as of the date thereof. You have asked us to reconfirm the opinion expressed in the Prior Letter, and further asked for our opinion as investment bankers as to whether the Consideration to be received by Seller pursuant to the Transaction (as amended) is fair to Seller from a financial point of view, as of the date hereof. As you are aware, we were engaged solely for the purposes of examining the fairness of the Transaction from a financial point of view, as set forth above, and we were not requested to (nor did we) solicit or assist Seller in soliciting indications of interest from third parties for ABPH or all or any other part of Seller. Additionally, we were not retained to consider (nor did we advise Seller with respect to) alternatives to the Transaction or Seller's underlying decision to proceed with or effect the Transaction.

                      NationsBanc Montgomery Securities LLC
    600 Montgomery Street   San Francisco, California 94111   (415) 627-2000
    ------------------------------------------------------------------------
                                  NATIONSBANK

Board of Directors
Au Bon Pain Co., Inc.
October 28, 1998
Page 2



           In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements of Seller and the pro forma financial statements of ABPH for recent years and interim periods through October 3, 1998, and certain other relevant financial and operating data relating to Seller and ABPH made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Purchase Agreement; (iii) compared ABPH from a financial point of view with certain other companies in the restaurant industry which we deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations involving companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Transaction; (v) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding ABPH, including financial forecasts and related assumptions of Seller pertaining to ABPH furnished to us by management of Seller; (vi) made inquiries regarding and discussed the Transaction, the Purchase Agreement and other matters related thereto with Seller's counsel; and (vii) performed such other analyses and examinations as we have deemed appropriate.

           In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for ABPH provided to us by management of Seller, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Seller as to the future financial performance of ABPH and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or ABPH's assets, financial condition, results of operations, business or prospects since the respective dates of the most recent consolidated and pro forma financial statements made available to us (except that Seller's management has provided us with a revised cash flow forecast for the fiscal year ending December 28, 1998, that is lower than the cash flow forecast earlier provided to us in connection with our review of the financial condition of ABPH for the Prior Letter). We have relied on advice of the independent accountants to Seller as to all tax and financial reporting matters with respect to Seller, ABPH, the Transaction and the Purchase Agreement. We have assumed that the Transaction will be consummated in a manner that complies in all respects with the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of ABPH, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

Board of Directors
Au Bon Pain Co., Inc.
October 28, 1998
Page 2




           We have further assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Purchase Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

           Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the consideration to be received by Seller pursuant to the Transaction (prior to giving effect to the Amendment) was fair to Seller from a financial point of view, as of the date of the Prior Letter, and the Consideration to be received by Seller pursuant to the Transaction (after giving effect to the Amendment) is fair to Seller from a financial point of view, as of the date hereof.

           In the ordinary course of our business, we trade the equity securities of Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offers of securities of Seller.

           This opinion is directed solely to the Board of Directors of Seller in connection with its consideration of the Transaction, and is not a recommendation to any shareholder as to how shareholders should vote with respect to the Transaction. Shareholders of Seller are neither addressees nor intended beneficiaries of our opinion or our underlying financial analysis (which was prepared solely for the members of the Board of Directors of Seller for their personal use as directors in connection with their review and evaluation of the Transaction), and no shareholder of Seller may rely or allege any reliance on our opinion or analysis in connection with such shareholder's consideration of the merits of the Transaction or otherwise. Further, this opinion addresses only the financial fairness of the Consideration to the Seller, as of the date hereof, and does not address any other aspect of the Transaction including, without limitation, the relative merits of the Transaction, any alternatives to the Transaction or Seller's underlying decision to proceed with or effect the Transaction. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in any proxy statement filed by Seller with the Securities and Exchange Commission in connection with the Transaction that requires a description of the factors considered by the Board of the Directors of Seller in connection with its approval of the Transaction.

                                              Very truly yours,




                                              /s/ NationsBanc Montgomery
                                              Securities LLC

                              AU BON PAIN CO., INC.
                              19 FID KENNEDY AVENUE
                                BOSTON, MA 02210


               SPECIAL MEETING OF STOCKHOLDERS -FEBRUARY 22, 1999
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned, revoking all prior proxies, hereby appoints Louis I. Kane and Ronald M. Shaich as Proxies, with full power of substitution for and on behalf of the undersigned at the Special Meeting of Stockholders of AU BON PAIN CO., INC. to be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on February 22, 1999, at 2:00 p.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any business that may properly come before the Special Meeting or any adjournment(s) thereof, all as indicated in the Notice of Special Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified herein by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT(S) THEREOF, INCLUDING MATTERS WHICH THE COMPANY DID NOT KNOW WOULD BE PROPERLY PRESENTED AT THE MEETING.

________________________________________________________________________________
 PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
________________________________________________________________________________
   Please sign exactly as your name(s) appear(s) on the books of the company.
    Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.
________________________________________________________________________________


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

______________________________________    ______________________________________

______________________________________    ______________________________________

______________________________________    ______________________________________

















                             Form of Proxy - Page 1


|   |
| X | PLEASE MARK VOTES
|   | AS IN THIS EXAMPLE

  ______________________                                                     For   Against   Abstain
     AU BON PAIN CO.,
     INC.
  ______________________


                                                         1. Approval of: (1) the terms and
                                                            conditions of the Stock Purchase
                                                            Agreement, as amended and supplemented,
                                                            by and among Au Bon Pain Co., Inc. (the
                                                            "Company"), ABP Holdings, Inc., a
                                                            Delaware corporation and wholly owned
                                                            subsidiary of the Company, and ABP
                                                            Corporation, a Delaware corporation and
                                                            affiliate of Bruckmann, Rosser,
                                                            Sherrill and Co., L.P. and (2) the
                                                            amendment to the Company's Certificate
                                                            of Incorporation to change the name of
                                                            the Company to Panera Bread Company.

  RECORD DATE SHARES:  _________

        [Name and Address
        of Shareholder]


                                                         2. In their discretion, the Proxies are
                                                            authorized to vote upon any other
                                                            business that may properly come before
                                                            the Special Meeting or at any
                                                            adjournment(s) thereof.

                                        _______________
                                       | Date          |
  Please be sure to sign and date this |               |
  Proxy Card                           |               |
_______________________________________|_______________|
                                                       | Mark box at right if an address change or
                                                       | comment has Been noted on the reverse
                                                       | side of this card.
  Stockholder sign here          Co-owner sign here    |
_______________________________________________________|

---------------------------------------------------------------------------------------------------
DETACH CARD                                                                             DETACH CARD
                                        AU BON PAIN CO., INC.

Dear Shareholder,

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of the Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting of Stockholders, to be held February 22,
1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Au Bon Pain Co., Inc.



                                  [Name and Address of Shareholder]






                                       Form of Proxy - Page 2


